SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of The MONY Group Inc.

(2)	Aggregate number of securities to which transaction applies: 53,871,643 shares of The MONY Group Inc. common stock, which includes 5,862,478 shares of common stock issuable upon the exercise of issued and outstanding stock options and warrants that have an exercise price less than $31.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is determined based upon the product of 53,871,643 shares of The MONY Group Inc. common stock (including stock options and warrants that have an exercise price less than $31.00 per share) and the merger consideration of $31.00 per share (equal to $1,670,020,933). In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by calculating a fee of $80.90 per $1,000,000 of the aggregate merger consideration of $1,670,020,933.

(4)	Proposed maximum aggregate value of transaction: $1,670,020,933

(5)	Total fee paid: $135,105

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

The MONY Group Inc.

1740 Broadway

New York, NY 10019

www.mony.com

Important Special Meeting of Stockholders

[•], 2003

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of The MONY Group Inc., to be held on [•], 2003, at [•] a.m. local time, at [•].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., providing for the acquisition of MONY by AXA Financial. If the MONY stockholders adopt the merger agreement, AIMA Acquisition Co., a wholly owned subsidiary of AXA Financial, will merge with and into MONY, and each issued and outstanding share of MONY common stock will be canceled and converted automatically into the right to receive $31.00 in cash without interest, less any applicable withholding tax, except for any such shares of MONY common stock with respect to which appraisal rights have been properly perfected under Delaware law. As a result of the merger, MONY will cease to be a publicly traded company and will become a wholly owned subsidiary of AXA Financial.

Your board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement.

Completion of the proposed merger is subject to the satisfaction or valid waiver of a number of conditions, including, among others, obtaining certain necessary approvals and consents from applicable insurance and banking regulators and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Therefore, even if MONY’s stockholders adopt the merger agreement, we cannot assure you that the proposed merger will be completed.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful and prompt attention. You may also obtain more information about MONY from documents that we have filed with the U.S. Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares of MONY common stock that you own. Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon, a failure to vote, or an abstention from voting, will have the same effect as a vote against the merger.

Accordingly, you are requested to vote your shares of MONY common stock by proxy promptly by either (a) using a toll-free number as described in the enclosed proxy card or voting instruction form, (b) using the Internet as described in the enclosed proxy card or voting instruction form or (c) by completing, signing, dating and promptly mailing the proxy card in the postage-paid envelope provided, whether or not you plan to attend the special meeting. Voting in any of these ways will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Finally, if you have any questions or need assistance in voting your shares of MONY common stock, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at (800) 488-8075.

On behalf of your Board of Directors, thank you for your cooperation.

Very truly yours,

Michael I. Roth

Chairman of the Board and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2003 and is first being mailed to stockholders on or about [•], 2003.

The MONY Group Inc.

1740 Broadway

New York, NY 10019

www.mony.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2003

To the Stockholders of The MONY Group Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The MONY Group Inc., a Delaware corporation, will be held on [•], 2003, at [•] a.m. local time, at [•] for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, AIMA Acquisition Co., a wholly owned subsidiary of AXA Financial, will merge with and into MONY, with MONY continuing as the surviving corporation and becoming a wholly owned subsidiary of AXA Financial, and each issued and outstanding share of common stock of MONY, other than those shares of MONY common stock, including MONY restricted common stock, held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $31.00 in cash without interest and less any required withholding tax.

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The MONY board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement.

Only MONY stockholders of record at the close of business on [•], 2003, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All MONY stockholders of record are cordially invited to attend the special meeting in person. However, to assure that your shares of MONY common stock are voted in case you cannot attend, you are urged to vote your shares by proxy by either (a) using a toll-free number as described in the enclosed proxy card or voting instruction form, (b) using the Internet following the instructions on the enclosed proxy card or voting instruction form or (c) by completing, signing, dating and promptly mailing your proxy card in the postage-paid envelope provided for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy.

MONY stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of MONY common stock as determined by the Delaware Court of Chancery under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must deliver a written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement. The amount awarded by the Delaware Court of Chancery in respect of the exercise of a stockholder’s appraisal rights may be more than, less than or equal to the merger consideration.

Adoption of the merger agreement requires approval of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by MONY.

By Order of the Board of Directors

Lee M. Smith

Vice President and Corporate Secretary

New York, New York

[•], 2003

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may vote by proxy by telephone or via the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by proxy by telephone or via the Internet or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement. You may revoke your proxy and vote in person if you decide to attend the special meeting.

Please do not send your certificates representing shares of MONY common stock at this time. If the merger agreement is adopted, you will be sent instructions regarding the surrender of your certificates representing shares of MONY common stock.

No person has been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by MONY or any other person.

If you have any questions or need assistance in voting your shares of MONY common stock, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at (800) 488-8075.

i

ANNEX A – Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc.

ANNEX B – Opinion of Credit Suisse First Boston LLC, dated September 17, 2003

ANNEX C – Section 262 of the Delaware General Corporation Law (Appraisal Rights)

ii

SUMMARY TERM SHEET

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including each of the annexes attached to the proxy statement, to fully understand the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

Proposed Acquisition

•	Stockholder Vote. You are being asked to vote to adopt a merger agreement pursuant to which MONY will be acquired by AXA Financial.

•	Price for Your Stock. In the proposed merger, you will receive $31.00 in cash, without interest, less any applicable withholding tax, for each of your shares of MONY common stock.

Board Recommendation (page 24)

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement. See “The Merger — Recommendation of MONY’s Board of Directors.”

MONY’s Reasons for the Merger (page 21)

MONY’s board of directors carefully considered the terms of the proposed transaction and MONY’s strategic alternatives in deciding to enter into the merger agreement and to recommend that stockholders vote “FOR” adoption of the merger agreement. Among the factors considered by the board of directors were:

•	the consideration of $31.00 per share in cash to be paid in the proposed merger;

•	the current and prospective environment in which MONY operates and its impact on MONY’s opportunities as a stand-alone entity;

•	the strategic alternatives available to MONY;

•	MONY’s financial condition, results of operations and business and earnings prospects;

•	the view of MONY’s management and board of directors that it was likely that one or more agencies would downgrade MONY’s senior debt credit ratings and MONY Life’s financial strength ratings;

•	the terms and conditions of the merger agreement;

•	the written opinion of Credit Suisse First Boston LLC, dated September 17, 2003, to the effect that as of such date and based upon and subject to the matters stated in such opinion, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates; and

•	the interests of certain officers and directors of MONY that are different from, or in addition to, the interests of MONY stockholders generally.

See “The Merger — MONY’s Reasons for the Merger.”

Opinion of MONY’s Financial Advisor (page 24)

In connection with the proposed merger, MONY’s financial advisor, Credit Suisse First Boston LLC, delivered a written opinion to the MONY board of directors, dated September 17, 2003, to the effect that as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates. The full text of Credit Suisse First Boston’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion is addressed to the MONY board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger. See “The Merger — Opinion of MONY’s Financial Advisor.”

Certain United States Federal Income Tax Consequences (page 40)

The conversion of shares of MONY common stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you. See “Certain U.S. Federal Income Tax Consequences.”

The Special Meeting of Stockholders (page 12)

•	Place, Date and Time. The special meeting will be held at [•], at [•] a.m. local time, on [•], 2003.

•	What Vote is Required for Adoption of the Merger Agreement. Adoption of the merger agreement requires the approval of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. The failure to vote, or an abstention from voting, has the same effect as a vote against adoption of the merger agreement. As such, your vote is important.

•	Who Can Vote at the Meeting. At the special meeting, you can vote all of the shares of MONY common stock that you own of record as of [•], 2003, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. As of the record date, there were [•] shares of MONY common stock issued and outstanding, which were held by approximately [•] stockholders of record.

•	Procedure for Voting. You can vote your shares of MONY common stock by:

•	completing, signing, dating and mailing the enclosed proxy card;

•	voting by proxy by telephone or via the Internet as described in the enclosed proxy card or voting instruction form; or

•	attending the special meeting and voting in person.

•	Procedure for Revoking your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a later dated instruction by telephone or via the Internet or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares of MONY common stock, you must follow the directions received from the broker, bank or other nominee to change your instructions.

If your shares of MONY common stock are held in “street name” by your broker, you should instruct your broker to vote your shares by following the instructions provided by your broker. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement. See “The Special Meeting of MONY Stockholders.”

Dissenters’ Rights of Appraisal (page 60)

Delaware law provides stockholders with appraisal rights in the event the merger is consummated. This means that you are entitled to have the value of your shares of MONY common stock independently determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment based on that valuation. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than or the same as the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to MONY before the vote of MONY stockholders at the special meeting on [•], 2003, and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. After 60 days following the effective date of the merger, any demand for appraisal will become irrevocable and absent consent from the surviving corporation, any MONY stockholder who has made a demand for appraisal will no longer be entitled to receive the $31.00 per share of MONY common stock provided for in the merger agreement; instead, he or she will receive the fair value of the shares, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. See “Dissenters’ Rights of Appraisal.”

Litigation Relating to the Merger (page 39)

Ten substantially similar putative class action lawsuits relating to the proposed merger have been filed against MONY, its directors, AXA Financial, Inc. and AIMA Acquisition Co. in the Delaware Court of Chancery. In addition, MONY, its directors and AXA Financial have been named in two putative class action lawsuits relating to the proposed merger filed in New York State Supreme Court in Manhattan. The complaints in these actions, all of which purport to be brought as class actions on behalf of all MONY stockholders, excluding the defendants and their affiliates, allege that the $31.00 cash price per share of MONY common stock to be paid to MONY stockholders in connection with the proposed merger is inadequate and that MONY’s directors breached their fiduciary duties to holders of MONY common stock in negotiating and approving the merger agreement. The complaints also allege that AXA Financial and AIMA aided and abetted the alleged breaches of fiduciary duty by MONY and its directors. The complaints seek various forms of relief, including damages and injunctive relief that would, if granted, prevent completion of the merger. MONY intends to defend the actions vigorously. See “Litigation Relating to the Merger.”

MONY Stock Price (page 57)

Shares of MONY common stock are listed on the New York Stock Exchange under the symbol “MNY.” On September 17, 2003, which was the last trading day before announcement of the merger, the closing share price of MONY common stock was $29.33. The average closing stock price of MONY common stock over the one-year period ended September 17, 2003 was $24.74 per share. See “Market Price of MONY Common Stock.”

When the Merger will be Completed (page 43)

We are working to complete the merger as quickly as possible. While we anticipate completing the merger in the first quarter of 2004, the closing of the merger could occur later because the merger is subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See “The Merger Agreement — Effective Time of the Merger.”

Conditions to Completing the Merger (page 52)

AXA Financial and MONY’s obligation to complete the merger depends upon a number of conditions being satisfied, including the following:

•	adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of MONY common stock;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	approval of governmental and other authorities required for the merger, including, among other things, the approval of the insurance regulatory authorities of the states of Arizona, New York and Ohio, and such approval of the Banking Commissioner for the State of Connecticut as may be required by applicable law;

•	approval of the Office of Thrift Supervision for the indirect acquisition by AXA Financial of Advest Trust Company, an indirect subsidiary of MONY, and the simultaneous merger of Advest Trust Company into Frontier Trust Company, FSB, a subsidiary of AXA Financial; and

•	the absence of any legal restraint blocking the merger.

In addition, AXA Financial’s obligation to complete the merger is subject to a number of additional conditions, including the following:

•	the absence of a material adverse effect on MONY;

•	stockholder approval of new investment advisory contracts and sub-advisory contracts from investment companies registered under the Investment Company Act of 1940 for which a subsidiary of MONY acts as an investment advisor or subadvisor, representing in the aggregate at least 80% of the total assets of all such investment companies;

•	receipt of written confirmation or other written guidance from the Office of Thrift Supervision, reasonably satisfactory to AXA Financial, that the merger of Advest Trust Company and Frontier Trust Company will not adversely affect the existing status under Section 10(c)(9)(C) of the Home Owners’ Loan Act of AXA Financial; and

•	appraisal rights not being perfected by holders of more than 10% of the issued and outstanding shares of MONY common stock prior to the merger.

Either MONY or AXA Financial could choose to waive a condition to its obligation to complete the merger if the law permits even though that condition has not been satisfied. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Termination of the Merger Agreement and Termination Fee (pages 55 and 56)

MONY and AXA Financial can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of MONY have adopted the merger agreement. Also, under certain circumstances either MONY or AXA Financial can decide, without the consent of the other party, to terminate the merger agreement prior to the closing of the merger, even if the stockholders of MONY have adopted the merger agreement. See “The Merger Agreement — Termination.”

MONY will be required to pay a termination fee of $50 million to AXA Financial if, among other things MONY’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of AXA Financial or if MONY or its board of directors recommends that MONY stockholders approve any acquisition proposal other than the merger. See “The Merger Agreement — Termination Fee.”

Interests of Directors and Executive Officers in the Merger (page 32)

Some of MONY’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in MONY. MONY’s board of directors considered these additional interests when the MONY board of directors approved the merger agreement. See “The Merger — Interests of MONY’s Directors and Executive Officers in the Merger.”

Director and Executive Officer Voting (page 12)

As of October 6, 2003, approximately 3.2% of the issued and outstanding shares of MONY common stock were held by directors and executive officers of MONY and their affiliates. MONY has been advised by its directors and executive officers that they intend to vote all of their shares of MONY common stock in favor of the proposal to adopt the merger agreement. See “The Special Meeting of MONY Stockholders — Director and Executive Officer Voting” and “Security Ownership — Security Ownership of Directors and Executive Officers.”

Procedure for Receiving Merger Consideration (page 44)

AXA Financial will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates representing shares of MONY common stock and obtaining the cash merger consideration promptly after we have completed the merger. Do not send in your certificates representing shares of MONY common stock now. See “The Merger Agreement — Exchange Procedures.”

Payment of Dividends to MONY Stockholders (page 48)

Pursuant to the merger agreement, at any time after January 1, 2004, MONY can set a record date for, and declare and pay, a dividend to its stockholders out of specified components of its earnings for the last six months of 2003, up to a maximum dividend of $0.45 per share of MONY common stock. Accordingly, MONY may or may not be able to pay a dividend to its stockholders, depending on its financial results for the last six months of 2003. See “The Merger Agreement — Dividend from Adjusted Net Earnings.”

Questions

If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement or require assistance with voting your shares of MONY common stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: (800) 488-8075

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements concerning the operations, economic performance, prospects and financial condition of MONY, as well as information relating to the merger. Forward-looking statements include, among other things, discussions concerning MONY’s potential exposure to market risks, as well as statements expressing expectations, beliefs, estimates, forecasts, projections and assumptions. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could be materially better or worse than those anticipated by forward-looking statements due to a number of important factors including, but not limited to, the following:

•	the financial performance of MONY through the completion of the merger;

•	satisfaction of the closing conditions set forth in the merger agreement, including the approval of MONY stockholders and regulatory approvals;

•	a significant delay in the expected completion of the merger;

•	MONY could experience losses, including venture capital losses;

•	MONY could be subjected to downgrades by ratings agencies of MONY’s senior debt ratings and the claims-paying and financial-strength ratings of MONY’s insurance subsidiaries;

•	MONY could be required to take a goodwill impairment charge relating to its investment in The Advest Group, Inc. if the market deteriorates;

•	MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate;

•	MONY may be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it;

•	MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates;

•	actual death-claim experience could differ from MONY’s mortality assumptions;

•	MONY could have liability from as-yet-unknown litigation and claims;

•	larger settlements or judgments than MONY anticipates could result in pending cases due to unforeseen developments; and

•	changes in laws, including tax laws, could affect the demand for MONY’s products.

MONY does not undertake to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

The MONY Group Inc.

MONY is a Delaware corporation with its executive offices located at 1740 Broadway, New York, New York 10019. Its telephone number is (212) 708-2000. MONY, with approximately $55 billion in assets under management and administration as of June 30, 2003, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, MONY Life of America, The Advest Group, Inc., Enterprise Capital Management, Inc., Matrix Capital Markets Group, Inc., Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation, brokerage and advisory products and services to individuals, corporations and institutions through retail and wholesale distribution channels. MONY’s common stock is traded on the New York Stock Exchange under the symbol “MNY.”

AXA Financial, Inc.

AXA Financial, Inc. is a Delaware corporation with its executive offices located at 1290 Avenue of the Americas, New York, New York 10104. Its telephone number is (212) 554-1234. AXA Financial is a diversified financial services organization offering a broad spectrum of financial advisory, insurance and investment management products and services. It is one of the world’s largest asset managers, with total assets under management of approximately $457.5 billion at June 30, 2003. AXA Financial’s financial advisory and insurance product businesses are conducted principally by its wholly owned life insurance subsidiary, The Equitable Life Assurance Society of the United States, its insurance general agency, AXA Network, LLC, and its broker dealers, AXA Advisors, LLC and AXA Distributors, LLC. Equitable Life, which was established in the State of New York in 1859, is among the largest life insurance companies in the United States. AXA Financial’s investment management and related services business is conducted by Alliance Capital Management L.P.

AIMA Acquisition Co.

AIMA Acquisition Co. is a Delaware corporation with its executive offices located at 1290 Avenue of the Americas, New York, New York 10104 c/o AXA Financial, Inc. Its telephone number is (212) 554-1234. AIMA is a wholly owned subsidiary of AXA Financial. AIMA was formed solely for the purpose of facilitating the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the special meeting of MONY stockholders. You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q:    Why am I receiving this proxy statement and proxy card?

A:    You are receiving this proxy statement and proxy card because, as of [•], 2003, the record date for the special meeting, you owned shares of MONY common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also provides you with the important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of MONY common stock for the merger.

Q:    When and where is the special meeting of stockholders?

A:    The special meeting of stockholders will be held on [•], 2003, at [•] a.m. local time, at [•].

Q:    What am I being asked to vote on?

A:    You are being asked to consider and adopt the merger agreement, pursuant to which AXA Financial will acquire MONY through the merger of a wholly owned subsidiary of AXA Financial, AIMA, with and into MONY. After the merger, MONY will become a wholly owned subsidiary of AXA Financial.

Q:    Who is entitled to vote at the special meeting of stockholders?

A:    Holders of record of MONY common stock as of the close of business on [•], 2003 are entitled to vote on the merger agreement.

Q:    What stockholder approval is required to adopt the merger agreement?

A:    A quorum must be present at the special meeting and the affirmative vote of stockholders representing a majority of the issued and outstanding shares of MONY common stock entitled to vote for adoption of the merger agreement is required to adopt the merger agreement.

Q:    Does MONY’s board of directors recommend the adoption of the merger agreement?

A:    Yes.    MONY’s board of directors unanimously recommends that MONY stockholders vote “FOR” adoption of the merger agreement. MONY’s board of directors considered many factors in deciding to recommend adoption of the merger agreement, including, among other things, the consideration of $31.00 per share in cash to be paid in the proposed merger, the current and prospective environment in which MONY operates and its impact on MONY’s opportunities as a stand-alone entity, the strategic alternatives available to MONY and MONY’s financial condition, results of operations and business and earnings prospects. The $31.00 cash per share merger consideration represents a premium of approximately 5.69% to the closing price of MONY common stock on September 17, 2003 and approximately 25.30% to the average daily closing price of MONY common stock over the one-year period ended September 17, 2003.

Q:    What will MONY stockholders receive in the merger?

A:    In the merger, each issued and outstanding share of MONY common stock will be converted into the right to receive $31.00 in cash, without interest and less any required withholding tax, unless you perfect and exercise your appraisal rights as set forth below.

Q:    Am I entitled to appraisal rights?

A:    Yes. Under Delaware law, if the merger is completed and you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares of MONY common stock, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, but only if you deliver a written demand for an appraisal before the vote on the merger agreement and comply with the applicable Delaware law procedures. A demand for appraisal becomes irrevocable 60 days after the effective time of the merger. Once that happens, absent the consent of the surviving corporation, any stockholder who has made a demand for appraisal rights will no longer be entitled to receive the merger consideration of $31.00 in cash per share of MONY common stock. Instead, these stockholders will receive the fair value, as determined by the Delaware Court of Chancery, of his or her shares of MONY common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, also as determined by the Delaware Court of Chancery. The amount awarded by the Delaware Court of Chancery could be greater than, less than or equal to $31.00 per share of MONY common stock. AXA Financial will not be obligated to complete the merger if appraisal rights are perfected by holders of more than 10% of the issued and outstanding shares of MONY common stock as of immediately prior to the merger. AXA Financial has the right to waive this condition and complete the merger. See “Dissenters’ Rights of Appraisal” and Annex C to this proxy statement.

Q:    What will happen to outstanding and unexercised stock options?

A:    In the merger, each issued and outstanding unexercised stock option, whether vested or unvested, to acquire MONY common stock will be cancelled and converted into the right to receive for each share covered by the stock option the excess, if any, of $31.00 over the per share exercise price of the stock option, without interest, and net of applicable withholding taxes. Each issued and outstanding unexercised stock option with a per share exercise price of $31.00 or more will be canceled without payment.

Q:    What will happen to outstanding shares of restricted MONY common stock?

A:    Some of the officers and directors of MONY hold restricted stock awards. Immediately prior to completion of the merger, each share of restricted stock whether vested or unvested will be converted into the right to receive $31.00 per share.

Q:    Will MONY continue to pay dividends on my shares of MONY common stock pending completion of the merger?

A:    The merger agreement provides that at any time after January 1, 2004, MONY can set a record date for, and declare and pay, a dividend to its stockholders out of specified components of its earnings for the last six months of 2003, up to a maximum dividend of $0.45 per share of MONY common stock. Accordingly, MONY may or may not be able to pay a dividend to its stockholders, depending on its financial results for the last six months of 2003.

Q:    What will happen to my shares of MONY common stock after the merger?

A:    Following consummation of the merger, your shares of MONY common stock will represent solely the right to receive the merger consideration of $31.00 per share in cash, without interest and less any required withholding tax, unless you perfect your appraisal rights. In addition, upon consummation of the merger, trading in MONY common stock on the New York Stock Exchange will cease and price quotations for MONY common stock will no longer be available.

Q:    Does AXA Financial have the financial resources to pay the aggregate merger consideration?

A:    The aggregate consideration payable to MONY’s stockholders and option and warrant holders in the merger is approximately $1.5 billion. AXA Financial has represented to us that, as of the closing of the merger, AXA Financial will have available cash sufficient to enable it to pay the aggregate merger consideration. In addition, AXA Financial also has advised us that it expects to obtain these funds from its parent, AXA. There is no financing condition to the consummation of the merger.

Q:    What are the U.S. federal income tax consequences of the transaction?

A:    The conversion of shares into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Q:    When will the merger be completed and when will payment be received?

A:    We are working toward completing the merger as quickly as possible and we believe that the merger will be completed by the end of the first quarter of 2004. However, the closing of the merger could occur later than the first quarter of 2004 because the merger cannot be completed without the satisfaction of a number of closing conditions, including the approval of MONY stockholders as described in this proxy statement and the approval of regulatory authorities, including applicable insurance and banking regulatory authorities. The effective time of the merger will occur on the third business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement or on such other date as MONY and AXA Financial may otherwise agree.

Q:    What if the merger is not completed?

A:    It is possible that the merger will not be completed. That might happen if, for example, our stockholders do not approve the merger agreement. If that occurs, neither AXA Financial, AIMA nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of MONY common stock. Under some circumstances, a termination fee of $50 million would be payable to AXA Financial by MONY if the merger is not completed.

Q:    What do I need to do now?

A:    We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of MONY common stock on your behalf. Please act as soon as possible so that your shares of MONY common stock can be voted at the special meeting.

Q:    What happens if I do not return a proxy card or otherwise vote by proxy?

A:    If you fail to return your proxy card or cast your vote by proxy by using the telephone or the Internet and you do not vote in person at the special meeting, it will have the same effect as voting against the merger. You are urged to act promptly in returning your proxy.

Q:    May I attend the meeting and vote in person?

A:    Yes. You may vote in person by ballot at the special meeting if you own shares of MONY common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of MONY common stock are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Q:    May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A:    Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy card dated after the date of the proxy you wish to revoke, submit a later dated proxy instruction by telephone or via the Internet or attend the special meeting and vote your shares of MONY common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from the broker, bank or other nominee to change your instructions.

Q:    If my shares are held in “street name” by my broker, banker or nominee will my broker vote my shares for me?

A:    Your broker, banker or nominee will not vote your shares of MONY common stock without specific instructions from you. You should instruct your broker, banker or nominee to vote your shares of MONY common stock by following the instructions provided to you by such firm. You should also contact the person responsible for your account to make certain that your shares of MONY common stock are voted. Without instructions, your shares of MONY common stock will not be voted, which will have the effect of a vote against the merger. Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of MONY common stock are voted.

Q:    Who is soliciting my proxy?

A:    The board of directors of MONY is soliciting your proxy. Directors, officers and other employees of MONY may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. In addition, D. F. King & Co., Inc. is aiding MONY in the solicitation of proxies.

Q:    Should I send in my stock certificates now?

A:    No. Detailed instructions with regard to the surrender of your certificates representing shares of MONY common stock, together with a letter of transmittal, will be mailed to you promptly following completion of the merger. You should not submit your certificates representing shares of MONY common stock to MONY or the paying agent until you have received these materials. The paying agent will send payment for your shares of MONY common stock promptly after the paying agent receives your certificates representing shares of MONY common stock and other required documents.

Q:    Where can I learn more about MONY?

A:    MONY files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that MONY files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

Q:    Whom should I contact if I have questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., which is assisting us in the solicitation of proxies, as follows:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: (800) 488-8075

THE SPECIAL MEETING OF MONY STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting of MONY stockholders will be held on [•], 2003 at [•] a.m. local time, at [•]. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement.

Who Can Vote at the Special Meeting

The holders of record of MONY common stock as of the close of business on [•], 2003, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares of MONY common stock that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [•] shares of MONY common stock issued and outstanding held by approximately [•] stockholders of record.

Vote Required

Holders of a majority of the issued and outstanding shares of MONY common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. Each share of MONY common stock is entitled to one vote. Failure to vote your proxy by telephone or via the Internet, or to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” adoption of the merger agreement.

Director and Executive Officer Voting

As of October 6, 2003, approximately 3.2% of the issued and outstanding shares of MONY common stock were held by directors and executive officers of MONY and their affiliates. MONY has been advised by its directors and executive officers that they intend to vote all of their shares in favor of the proposal to adopt the merger agreement. See “Security Ownership — Security Ownership of Directors and Executive Officers.”

Voting by Proxy

This proxy statement is being sent to you on behalf of the MONY board of directors for the purpose of requesting that you allow your shares of MONY common stock to be represented and voted at the special meeting or any adjournment thereof by the persons named in the enclosed proxy card. All shares of MONY common stock represented at the meeting by proxies voted by telephone or via the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you submit a proxy by telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, your shares will be voted “FOR” the proposal as recommended by MONY’s board of directors. The board recommends a vote “FOR” adoption of the merger agreement.

The persons named in the proxy card will use their own judgment to determine how to vote your shares of MONY common stock regarding any matters not described in this proxy statement that are properly presented at the special meeting or any adjournment thereof. MONY does not know of any matter to be presented at the meeting or any adjournment thereof other than the proposal to adopt the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a later dated proxy instruction by telephone or via the Internet or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your shares of MONY common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions by telephone or via the Internet.

MONY will pay the cost of this proxy solicitation. Directors, officers and other employees of MONY may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. None of these persons will receive additional or special compensation for soliciting proxies. MONY will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. MONY has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D. F. King & Co., Inc. a fee estimated not to exceed $300,000 plus reimbursement of expenses.

THE MERGER

The following discussion summarizes the material terms of the merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge stockholders to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

Since MONY’s demutualization in 1998, MONY’s policy has been to meet confidentially with qualified third parties that express potential interest in pursuing a business combination or other strategic transaction with MONY. As part of this policy, Michael I. Roth, MONY’s Chairman and Chief Executive Officer, and other authorized representatives of MONY have had discussions, from time-to-time, with representatives of third parties regarding a potential business combination or other strategic transaction. From 2001 through early 2003, Mr. Roth had meetings with senior representatives, usually chief executive officers, of approximately ten other companies to explore potential strategic transactions, including possible mergers and acquisitions of MONY. In exploring opportunities with third parties, MONY was careful to maintain confidentiality and to proceed in a manner that it believed would maximize stockholder value and not disrupt MONY’s business and operations. In particular, MONY was concerned about the potential effect that a leak could have on its sales force and relationships with other distributors. Notwithstanding the several meetings and discussions that Mr. Roth and MONY’s financial advisors, including Credit Suisse First Boston LLC, had conducted with other parties, none of these parties, except AXA Financial, indicated any interest in a transaction with MONY that the MONY board of directors believed was worthy of pursuing.

In 2001, as a result of the decline in the capital markets, an increase in competition and other factors, MONY’s profitability declined precipitously. In response, senior management of MONY took steps to improve MONY’s operating results through a variety of measures, including expense reductions. In this regard, from  mid-May through mid-September, 2001, two separate groups of senior level managers met frequently and intensively to plan a reorganization of MONY’s field force and home office staff, in both New York City and Syracuse, in order to reduce MONY’s operating expenses substantially. Among the outcomes of this effort were two major reductions in force in October 2001 and January 2002. As its results for 2002 continued to lag behind MONY’s business plan, MONY initiated a third major reduction in force in December 2002 to reduce its expense base further.

Despite efforts by MONY’s senior management to improve MONY’s operating results through expense reductions, in late 2002, Fitch and Standard & Poor’s, two ratings agencies, each lowered MONY’s senior debt credit ratings to BBB+ and MONY Life’s financial strength ratings to A+. Also in 2002, two other ratings agencies, Moody’s and A.M. Best, put MONY Life on negative outlook and lowered their ratings of MONY’s senior debt to Baa2 and bbb+ respectively.

In late 2002, as it became increasingly clear that it would be difficult for MONY to meet its return on equity targets and maintain its senior debt and insurer financial strength ratings, MONY’s senior executives consulted with MONY’s outside financial advisors regarding potential strategic alternatives, including mergers and acquisitions of MONY.

In evaluating the potential strategic alternatives available to MONY, in 2002 and early in 2003, Mr. Roth and, at the direction of Mr. Roth, MONY’s financial advisors, including Credit Suisse First Boston, had discussions with selected third parties, including AXA Financial, to explore the possibility of a business combination or other strategic transaction involving MONY.

In November 2002, the MONY board of directors met with management of MONY and Credit Suisse First Boston to review and discuss potential strategic alternatives available to MONY to maximize stockholder value and to mitigate the risks to MONY and its stockholders of continuing to operate as an independent public company. At this meeting, management of MONY and Credit Suisse First Boston reviewed, and the MONY board of directors considered, among other things, the potential risks and benefits associated with four potential strategies: “Remain Independent”; “Focus on Distribution/Outsource Manufacturing”; “Merger of Equals”; and “Sale” of MONY. During the meeting, the board of directors requested that management explore and consider potential strategic alternatives to maximize stockholder value, including those outlined by management of MONY and Credit Suisse First Boston. In the weeks following the November meeting, members of MONY’s senior management team met with Credit Suisse First Boston again to review and discuss strategic alternatives, as well as the discussions and contacts with third parties.

On December 4, 2002, Mr. Roth met with Christopher Condron, President and Chief Executive Officer of AXA Financial, to discuss generally their respective businesses.

At a meeting of the board of directors of MONY on January 15, 2003, Mr. Roth again updated the board of directors on MONY’s consideration of various potential strategic alternatives and reported on the discussion that he had had with Mr. Condron on December 4, 2002. Mr. Roth also reviewed with the MONY board of directors the discussions he and MONY’s financial advisers had had from time-to-time with potential acquirors and strategic partners previously identified by senior management and Credit Suisse First Boston. After discussing the process and the strategic alternatives, the MONY board of directors instructed Mr. Roth and the MONY senior management team to continue the process of evaluating these alternatives.

At a meeting on January 31, 2003, Mr. Roth and Mr. Condron agreed that it might be in the best interests of their respective companies and stockholders to explore the possibility of a business combination of MONY and AXA Financial.

Around this time, Mr. Roth had a conversation with Stanley Tulin, Vice Chairman and Chief Financial Officer of AXA Financial. They discussed the possibility of an acquisition of MONY by AXA Financial. Mr. Tulin told Mr. Roth that, subject to the satisfactory completion of due diligence and approval of AXA Financial’s board of directors, AXA Financial might be prepared to acquire MONY at a price level of approximately $26.00 per share, representing a premium of approximately 20% over MONY’s recent trading prices around the time of such conversation. Mr. Roth stated that, if AXA Financial wanted to make an offer that MONY’s board of directors would find compelling at that time, the price would have to be higher.

On February 11, 2003, MONY and AXA Financial executed a confidentiality agreement in connection with their consideration of a potential business combination. At no time did AXA Financial have the exclusive right to negotiate with MONY with respect to a potential business combination. Over the next several months, MONY provided AXA Financial with substantial non-public information relating to the business and operation of MONY and made MONY personnel available to respond to questions that AXA Financial had about MONY’s business.

On February 19, 2003, MONY formally engaged Credit Suisse First Boston to continue acting as its financial advisor in connection with MONY’s continuing review of strategic alternatives.

At a meeting of Mr. Roth and Mr. Condron on March 12, 2003, Mr. Condron informed Mr. Roth that, based on the results of its limited due diligence to date, AXA Financial was interested in continuing to pursue the possibility of a business combination with MONY.

On March 18, 2003, the MONY board of directors gathered for an off-site dinner and reviewed and discussed, among other things, the process of evaluating strategic alternatives. During dinner, it was communicated to Mr. Roth by the independent directors that they believed that the best way to maximize value for MONY’s stockholders was to enter into a business combination with a third party, assuming that a satisfactory price could be obtained, rather than to continue to operate MONY as an independent entity. The independent directors based this view on their belief that continuing to operate MONY as an independent company would subject MONY’s stockholders to additional financial and operating performance risk and the prospect of further ratings agency downgrades, with the resulting likelihood that the share price of MONY common stock would decline. At the dinner and at a meeting of the MONY board of directors the next day, Mr. Roth reported on his recent conversations with Mr. Condron and his previous discussions with representatives of other parties. The MONY board of directors again instructed Mr. Roth and the senior management of MONY to continue exploring available strategic alternatives, including a potential business combination with AXA Financial.

On March 31, 2003, Mr. Condron advised Mr. Roth that, based on its preliminary due diligence to that date, and subject to the approval of AXA Financial’s board of directors, AXA Financial would be willing to consider a transaction to acquire MONY for cash, at a price level of approximately $27.00 per share of MONY common stock. Based on the closing share price for MONY common stock on March 31, 2003 of $20.90 per share, this price reflected a premium of approximately 29% over the then current market price of MONY common stock.

Between the end of March and late April, 2003, AXA Financial continued to conduct due diligence in order to evaluate MONY’s business and operations and to determine the price it might be willing to pay for MONY in a business combination. MONY made senior personnel available to respond to AXA Financial’s inquiries and set up a data room containing the documents that AXA Financial had requested. In this regard, on April 13, 2003, Mr. Roth had a telephone conference with Mr. Condron and Mr. Tulin to discuss, among other things, the “change-in-control” employment agreements, commonly referred to as the CIC agreements, for senior executives of MONY, which, among other things, provide severance payments and benefits to the executives upon a termination of their employment by MONY without “cause” or a voluntary termination of employment by the executives for “good reason,” in either case following a change in control. They discussed, in general terms, the potential payments under the CIC agreements and the potential cost to an acquiror of those payments in the event of a business combination with MONY. Mr. Roth told Messrs. Condron and Tulin that MONY had been working with Ernst & Young LLP to quantify the potential cost of those payments. They agreed that AXA Financial would continue to work with MONY and Ernst & Young LLP to review the calculations, and to consider possible opportunities to reduce the potential cost of the CIC agreements to AXA Financial, including making certain changes to the CIC agreements.

On April 15, 2003, Mr. Condron visited MONY’s corporate headquarters in New York City to meet with Mr. Roth and other members of the MONY senior management team to discuss generally MONY’s business and operations.

On April 22, 2003, Mr. Roth met with Henri de Castries, Chairman of the Management Board of AXA and Chairman of the Board of AXA Financial, and Mr. Condron. At this meeting, Messrs. de Castries and Condron told Mr. Roth that, based on the results of its due diligence to date, including its preliminary evaluation of the CIC agreements, AXA Financial would be willing to offer to acquire MONY for between $25.00 and $26.00 in cash per share of MONY common stock, subject to the approval of AXA Financial’s board of directors. Mr. Roth informed Messrs. de Castries and Condron that he believed this offer was inadequate.

The next day, Mr. Roth again met with Mr. Condron to explore the basis for AXA Financial’s proposal and whether AXA Financial might be willing to increase the price it was willing to pay for MONY. Mr. Condron stated that, subject to satisfactory completion of its due diligence and the approval of AXA Financial’s board of directors, AXA Financial was prepared to offer to acquire MONY for $26.50 per share in cash.

On May 2, 2003, Mr. Roth had a telephone conversation with Mr. Condron during which Mr. Condron presented Mr. Roth with an offer, subject to the approval of AXA Financial’s board of directors, to acquire MONY for $26.50 per share, in either cash or AXA American Depositary Receipts. In addition, if the consideration were to be a fixed number of AXA American Depositary Receipts for each share of MONY common stock, Mr. Condron offered to give MONY the right to terminate the merger agreement in the event that, at the closing of the merger, the value of the AXA American Depositary Receipts to be exchanged for each share of MONY common stock in the transaction was less than $15.00.

On May 5, 2003, the MONY board of directors met with members of the MONY senior management team, as well as representatives of Dewey Ballantine LLP, MONY’s legal counsel, and Credit Suisse First Boston. Mr. Roth and representatives of Credit Suisse First Boston explained to the MONY board of directors the offer from AXA Financial that was presented to Mr. Roth on May 2, 2003, and again reviewed and discussed with the board of directors MONY’s prospects and strategic alternatives. Mr. Roth also again reviewed with the board of directors the prior discussions he had had with representatives of other companies regarding a potential transaction with MONY, which he had discussed with the board of directors at prior meetings.

On May 13, 2003, MONY’s board of directors met again with representatives of MONY’s senior management team and its legal and financial advisors. The board of directors again considered the AXA Financial offer of May 2, 2003, and the potential alternatives to a transaction with AXA Financial, including the feasibility of, and the risks associated with, MONY’s continued operation as an independent public company. The board of directors also discussed matters related to the CIC agreements with the senior executives, including the potential payments to be made to those executives in the event of a transaction with AXA Financial. At the conclusion of the meeting, the board of directors instructed Mr. Roth to proceed with the negotiation of a definitive merger agreement for the board of directors’ consideration at a subsequent meeting.

Over the course of the next week, representatives of MONY and its legal and financial advisors negotiated a merger agreement with representatives of AXA Financial and its advisors. During these discussions, AXA Financial stated that, subject to the completion of its due diligence and the approval of the AXA Financial board of directors, it remained prepared to acquire MONY for $26.50 per share. During these discussions, AXA Financial also stated that it wanted to structure the transaction as a stock-for-stock merger pursuant to which each outstanding share of MONY common stock would be exchanged for such number of AXA American Depositary Receipts as had a value of $26.50, based on the closing price of such AXA American Depositary Receipts as of the day immediately preceding the merger agreement. Based on the closing price of AXA American Depositary Receipts on the 20 trading days immediately preceding May 15, 2003, AXA Financial proposed that each outstanding share of MONY common stock would be converted into the right to receive 1.8 AXA American Depositary Receipts in order to achieve a value of $26.50 per share of MONY common stock.

In addition, during this time, representatives of AXA Financial and its advisors continued business, legal and financial due diligence of MONY, and MONY and its legal and financial advisors conducted due diligence on AXA Financial and AXA. Among other things, the parties discussed the CIC agreements with senior executives of MONY and their effect on the price AXA Financial was prepared to offer for MONY, and preliminarily agreed on certain measures to reduce the potential cost of the agreements to AXA Financial.

On the morning of May 21, 2003, the transaction committee of the AXA Financial board of directors held a meeting and approved the proposed merger agreement between MONY and AXA Financial.

On the morning of May 21, 2003, Mr. Roth had a conversation with Mr. Tulin. Mr. Roth and Mr. Tulin agreed that the purchase price in the merger would be $26.50 per share and that the exchange ratio to produce this value would be fixed based on the volume weighted average trading price of AXA American Depositary Receipts during that day.

On the evening of May 21, 2003, MONY’s board of directors met to consider the proposed merger agreement between MONY and AXA Financial. Representatives of MONY’s senior management team, as well as representatives of MONY’s legal and financial advisors made presentations to the MONY board of directors concerning the merger agreement and the proposed transaction. At this meeting, representatives of Dewey Ballantine LLP reviewed with the MONY board of directors the terms of the proposed merger agreement and the fiduciary duties of the MONY board of directors to the MONY stockholders in connection with the proposed transaction. In addition, the MONY board of directors was advised that, based upon the $26.50 purchase price agreed to between Mr. Roth and Mr. Tulin that morning and the volume weighted average trading price of AXA American Depositary Receipts on May 21, 2003, each outstanding share of MONY common stock would be converted into the right to receive 1.92 AXA American Depositary Receipts. This represented a value of $26.50 per share, based on the volume weighted average trading price of $13.80 of AXA American Depositary Receipts on May 21, 2003, and $26.92 based on the closing share price of $14.02 of such AXA American Depositary Receipts on May 21, 2003. The MONY board of directors was also advised that Mr. Roth and Mr. Tulin had agreed that MONY would have a right to terminate the merger agreement in the event that the value of the AXA American Depositary Receipts delivered to holders of MONY common stock at the closing of the merger based on the exchange ratio was less than $17.00, subject to AXA Financial’s right to increase the exchange ratio by the amount necessary to produce a value of $17.00, and that AXA Financial would have the right to terminate the merger agreement in the event that the value of the AXA American Depositary Receipts delivered to holders of MONY common stock at the closing of the merger based on the exchange ratio was more than $37.00, subject to MONY’s right to decrease the exchange ratio by an amount necessary to produce a value of $37.00.

Following these presentations, the MONY board of directors engaged in extensive discussions about the AXA Financial proposal. During those discussions, members of the board of directors expressed concern about the risk that, pursuant to the terms of the proposed transaction, MONY’s stockholders would be exposed to fluctuations in the trading price of AXA American Depositary Receipts until the closing of the transaction — a risk that was compounded by the possibility that there could be an extended period of time between the signing of the merger agreement and the closing of the merger due to the regulatory approvals and other conditions that would need to be satisfied before the merger could be completed. In this regard, members of the MONY board of directors noted the significant fluctuations in the trading prices of AXA American Depositary Receipts during the preceding two years and that the consideration payable to MONY stockholders at the closing of the merger could be as low as $17.00 per share of MONY common stock if the market price of AXA American Depositary Receipts were to decline significantly. Members of the MONY board of directors also expressed concern that the risk of fluctuations in the trading price of AXA American Depositary Receipts was exacerbated by currency risk since AXA was an international company and a significant portion of its earnings were denominated in foreign currencies. In addition, the MONY board of directors discussed, generally, whether MONY stockholders would want to receive AXA American Depositary Receipts in exchange for their MONY common stock and the potential confusion among stockholders as to what the AXA American Depositary Receipts represent. The MONY board of directors also extensively discussed the CIC agreements, including the potential payments to the executives in the event of a transaction with AXA Financial followed by termination of their employment under the circumstances described in the CIC agreements.

During the meeting, the MONY board of directors asked Mr. Roth to prepare for the board’s review an updated analysis of MONY’s prospects, as well as the risks to MONY’s stockholders, if MONY continued as an independent public company. Later that evening, Mr. Roth informed Mr. Condron that the MONY board of directors was continuing to consider MONY’s strategic alternatives, but was not willing to accept AXA Financial’s current offer principally due to concerns regarding the potential volatility of AXA’s American Depositary Receipts.

On June 9, 2003, MONY’s board of directors again met with representatives of Credit Suisse First Boston and Richard Daddario, MONY’s Chief Financial Officer. Mr. Daddario reviewed MONY’s historical and current financial performance and presented an updated analysis of MONY’s prospects as an independent public company. At the meeting, MONY’s independent directors also discussed the CIC agreements, including the potential payments in the event of a change in control. In addition, Credit Suisse First Boston provided further information to the MONY board of directors about AXA.

At a meeting on June 11, 2003, the corporate governance and nominating committee of MONY’s board of directors, a committee comprised entirely of independent directors, decided to recommend that the independent members of MONY’s board of directors review the CIC agreements with a view that these agreements would not be renewed or would be amended. The committee also recommended that the independent directors retain independent legal advisors and executive compensation consultants to assist them in this review.

At a meeting held on June 13, 2003, MONY’s independent directors retained Gibson, Dunn & Crutcher LLP as independent legal advisors, and Frederic W. Cook & Co., as independent executive compensation consultants, to assist with the independent directors’ review of the CIC agreements. Shortly thereafter, MONY’s independent directors also engaged Ernst & Young LLP to assist them in connection with the review of the CIC agreements.

During the next several weeks, the independent directors and their advisors conducted a detailed review and analysis of the CIC agreements, the payments potentially due under the CIC agreements and the potential cost of those payments. MONY’s independent directors and, at times, a committee of these independent directors, met on several occasions with their advisors to review their analyses and recommendations, and also held discussions with Mr. Roth about potential modifications to the CIC agreements. Together with their independent advisors, the independent directors developed a proposal for amended CIC agreements that would substantially reduce the cost of these agreements.

At a meeting of the MONY board of directors on July 3, 2003, Mr. Roth indicated that he would be willing to accept an amended CIC agreement proposed by the board of directors, and would be willing to recommend that the other executives accept amendments to their agreements as well. The MONY board of directors resolved that the existing CIC agreements not be renewed upon the expiration of the then-current term on December 31, 2003, and directed that MONY and its advisors cease all discussions with any third parties relating to the sale of MONY or any other transaction that would result in a change in control of MONY under the agreements until such time as the existing agreements expired or the amended CIC agreements were entered into.

MONY notified each of the senior executives that their existing CIC agreement would not be renewed for 2004, and each executive was offered the amended CIC agreement prepared and approved by the independent directors and their advisors. By the end of July, on the recommendation of Mr. Roth, all of the executives had signed the amended CIC agreements. On August 14, 2003, MONY described the amendment of the CIC agreements in its quarterly report filed on Form 10-Q, and attached the amended agreements as exhibits to that filing.

The amended CIC agreements made a number of changes to the prior CIC agreements, as a result of which the potential payments to individual executives were reduced by approximately one-third to one-half of the potential payments under the prior CIC agreements. Among other changes, the amended CIC agreements reduced the severance pay multiples for most of the executives, removed long-term incentive plan payments from the calculation of severance pay and provided that outstanding long-term incentive plan cycles would be paid out only on a pro-rata basis. The amended CIC agreements also removed provisions of the prior CIC agreements for four of the executive officers applicable upon a covered termination that would have treated them as satisfying the age requirement for retiree medical benefits and, in the case of one such executive, enhanced early retirement pension benefits. The potential cost of the agreements was further reduced because the decrease in the payments also reduced the amounts that would be subject to the federal income tax rules relating to change-in-control payments, resulting in a reduction in the liability for “gross-up” payments under the agreements and an increase in the relative amounts that would be tax deductible. The amended agreements also modified the definition of “good reason” for certain of the executives in a manner that was favorable to MONY. In addition, the amended agreements required that the executives comply with certain restrictive covenants following termination of employment, including with respect to noncompetition with MONY’s business and nonsolicitation of its employees. The term of the CIC agreements was extended to December 31, 2004, subject to annual renewal thereafter.

In late July 2003, Mr. Condron telephoned Mr. Roth to discuss his interest in renewing discussions with MONY, in September 2003, concerning a potential business combination. Mr. Roth stated that he would be willing to resume discussions in September, 2003.

On August 12 and 13, 2003, representatives of MONY met with representatives of four ratings agencies. As a result of these conversations, MONY’s management became convinced that it was likely that one or more of the ratings agencies would downgrade MONY’s ratings due to, among other things, the ratings agencies’ concerns about MONY’s earnings and debt service coverage ratios. Three of the four ratings agencies stated that their ratings committees would meet in September to review MONY’s ratings in light of MONY’s earnings performance. Mr. Roth informed the ratings agencies that he expected discussions with a potential strategic partner to resume in September 2003.

On September 3, 2003, Mr. Roth and Mr. Condron met to discuss in detail a potential business combination. Mr. Condron told Mr. Roth that, subject to the satisfactory completion of its due diligence and the approval of the AXA Financial board of directors, AXA Financial was prepared to make a cash offer of $29.50 per share for each outstanding share of MONY common stock. Mr. Roth then noted that since the time of their prior discussions in May 2003, MONY had amended its CIC agreements, resulting in significantly lower potential payments under those agreements. Mr. Roth stated that he believed AXA Financial should increase the price to be paid to MONY’s stockholders in the potential transaction by the potential cost savings under the amended CIC agreements that was in excess of the potential cost savings under the prior CIC agreements that had been preliminarily agreed with AXA Financial in May. Mr. Condron agreed that AXA Financial would review the additional cost savings associated with the amended CIC agreements and, in principle, that the additional savings would be added to the price that AXA Financial would be willing to pay for each outstanding share of MONY common stock. Mr. Roth estimated that an additional $1.50 per share should be added to the offer price to reflect the savings from the changes in the CIC agreements, for a total price of $31.00 per share.

Over the next week, representatives of MONY and its legal, financial and executive compensation advisors provided additional information to AXA Financial concerning the modifications to the CIC agreements and the additional reductions in the cost of the potential payments under the agreements. In addition, representatives of AXA Financial and its advisors also performed additional business, legal and financial due diligence of MONY.

In a telephone conversation on September 10, 2003, Mr. Condron informed Mr. Roth that AXA Financial estimated the value of the additional reductions in the potential cost of the CIC agreements to be approximately $1.20 per share. During the conversation, Mr. Roth advised Mr. Condron that AXA Financial’s bid would have to be $31.00 per share in cash. Mr. Condron told Mr. Roth that based on that cost reduction and other considerations, and subject to the approval of AXA Financial’s board of directors, AXA Financial would be prepared to offer $31.00 per share for all of the outstanding shares of MONY common stock.

Over the next several days, representatives of MONY and AXA Financial, as well as representatives of their legal advisors, finalized the definitive merger agreement for the proposed transaction, including a provision permitting MONY to declare a dividend from its Adjusted Net Earnings, as defined in the merger agreement, not to exceed $0.45 per share of MONY common stock. As described below in “— MONY’s Reasons for the Merger” the MONY board of directors believes there is a substantial risk that MONY’s stockholders may receive little or no further dividend.

During this time, AXA Financial insisted, as a condition of the transaction, that four of MONY’s executives, Messrs. Roth, Foti, Levine and Daddario, enter into agreements with MONY and AXA Financial to limit the maximum amounts of severance and other payments that could be made under their respective amended CIC agreements to the amounts utilized by AXA Financial in estimating the value of the reductions in the potential cost of the CIC agreements. On September 17, 2003, the parties entered into the agreements that provided for these limitations.

On September 16, 2003, the MONY board of directors held a meeting to consider adjustments to certain incentive compensation arrangements applicable in 2003 for the executives covered by the CIC agreements, as well as for other employees of MONY. Representatives of MONY’s advisors reviewed with the MONY board of directors the terms of the proposed adjustments. Also in attendance and advising the independent directors were

Gibson, Dunn & Crutcher LLP, their independent legal advisor, and Frederic W. Cook & Co., their independent executive compensation consultants. In considering the proposed adjustments, the MONY board of directors reviewed the substantial cost savings to MONY that resulted from the executives’ decision to enter into the amended CIC agreements in replacement of the then-existing CIC agreements, and the resulting enhancement of stockholder value in the merger, the development by the executives of a favorable sale transaction for MONY at the request of the MONY board of directors, and the dedication and performance of senior management throughout the sale process. See “— Interests of MONY’s Directors and Executive Officers in the Merger.”

On the morning of September 17, 2003, the MONY board of directors held a meeting to consider the proposed transaction. Representatives of MONY and its legal and financial advisors reviewed with the MONY board of directors the proposed transaction. In particular, representatives of Dewey Ballantine LLP reviewed with the MONY board of directors the terms of the proposed merger agreement and the fiduciary duties of the MONY board of directors to the MONY stockholders in connection with the proposed transaction. Also, representatives of Credit Suisse First Boston reviewed with the MONY board of directors its financial analysis of the merger consideration. After a thorough discussion regarding the proposed transaction, the MONY board of directors adjourned the meeting to consider the matter further.

The AXA Financial board of directors held a meeting and approved the proposed transaction during the morning of September 17, 2003.

Later in the afternoon on September 17, 2003, the MONY board of directors reconvened the meeting. At this time, Credit Suisse First Boston rendered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 17, 2003, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates. At this meeting, the MONY board of directors approved resolutions of the compensation committee of the board of directors with respect to incentive compensation arrangements applicable in 2003 for executives and other employees. See “— Interests of MONY’s Directors and Executive Officers in the Merger.” At the conclusion of the meeting, the MONY board of directors unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and recommended that MONY stockholders vote “FOR” adoption of the merger agreement.

Later on September 17, 2003, MONY and AXA Financial executed the merger agreement and publicly announced the proposed transaction.

On September 18, 2003, each of the four ratings agencies upgraded their “outlook” on MONY due to their favorable assessment of a potential transaction.

MONY’s Reasons for the Merger

MONY’s board of directors consulted with senior management and MONY’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that MONY’s stockholders vote “FOR” adoption of the merger agreement.

•	MONY’s knowledge of the current, and its beliefs about the prospective, environment in which it operates, including domestic and global economic conditions, competition in its business segments and the impact of these factors on MONY’s opportunities as a stand-alone entity or in a strategic transaction.

•	The strategic options available to MONY and MONY’s assessment that none of these options, including remaining independent, is likely to present an opportunity that is equal or superior to the proposed merger or to create value for MONY stockholders that is equal to or greater than that created by the proposed merger.

•	MONY’s financial condition, results of operations and business and earnings prospects if it were to remain independent, including the significant decrease in the holding company’s cash, MONY’s return on equity remaining significantly below industry averages and MONY’s interest coverage ratios remaining significantly below the level that the ratings agencies consider appropriate for MONY’s current rating, as well as the meaningful risk that MONY would not achieve the expected results.

•	The fact that, because of the strain on statutory capital resulting from new life insurance and annuity sales without sufficient income from life insurance operations to support such sales, in the past year MONY has had to invest over $50 million of holding company funds in MONY Life to support its capital and, in the foreseeable future, MONY expects to continue to have to make sizable investments in the life operations without offsetting income from those operations.

•	The prospect that, absent the proposed merger, the ratings agencies would, in the immediate future, downgrade MONY’s senior debt credit ratings and MONY Life’s financial strength ratings and, the effect that such a downgrade would have on MONY Life, including (i) potentially causing it either (a) to lose business to competitors, especially in light of the fact that MONY Life’s distribution is heavily dependent on third-party channels, or (b) to pay higher gross concessions to its distributors to maintain premium volume, resulting in lower profits, (ii) creating a significant risk of policy surrenders to MONY Life, thereby reducing revenue and requiring a write-down of deferred acquisition costs and (iii) undermining its relationships with its distributors and, thus, its attractiveness to third parties as a potential acquisition candidate.

•	The need for scale, which the MONY board of directors concluded MONY did not have, especially (i) in the variable products and asset management businesses and (ii) in a company with a career agency sales force, to produce competitive rates of return on capital employed; the resulting conclusion that MONY’s variable products businesses and career agency distribution system would be worth more to AXA Financial than they are worth to MONY as an independent public company; and MONY’s judgment that a sale to AXA Financial would, therefore, maximize the value MONY’s stockholders would receive for those components of MONY’s business.

•	MONY’s belief that the market price of MONY common stock in the months immediately preceding the September 17, 2003 public announcement of the proposed merger reflected the possibility of a future acquisition by an acquiror able to achieve significant financial synergies, given the widespread speculation that MONY would be acquired in the near future.

•	MONY’s small stock market float and the consequent difficulty that MONY’s large stockholders would have in selling their holdings in the public market, over a relatively short period of time, without depressing the market price of MONY common stock, were MONY to remain an independent public company.

•	The terms of the merger agreement, which provide MONY with an ability to respond to, and to accept, an unsolicited offer that is superior to the merger, if necessary to comply with the MONY board of directors’ fiduciary duties to the MONY stockholders under applicable law, and which contain termination payment provisions that could have the effect of discouraging alternative proposals for a business combination between MONY and a third party but which are customary for transactions of this size and type.

•	The history of discussions with other potential acquirors, the knowledge of the MONY board of directors that there was widespread speculation in the marketplace that MONY was a takeover target and the MONY board of directors’ conclusion that it is unlikely that a higher value can be achieved for MONY stockholders by means of a transaction with any other party, combined with the likelihood that, given MONY’s ability under the merger agreement, as described immediately above, to respond to and accept an unsolicited offer that is superior to the merger, any other party that is willing and able to pay a price higher than $31.00 per share would come forward before the MONY stockholders vote on the proposed transaction.

•	The MONY board of directors’ belief that, given the potential consolidation savings and other economies that AXA Financial could achieve in a merger with MONY, AXA Financial is either unique or among a very small number of potential acquirors that would be able to extract greater synergies than most insurance companies and justify paying a full price per share for MONY’s common stock.

•	The belief of the MONY board of directors that AXA Financial was significantly better positioned than other potential acquirors of MONY due to (i) AXA’s large size and AXA Financial’s ability to consummate the transaction without a financing condition, (ii) AXA’s high price/earnings ratio, which permitted the transaction to be accretive to its earnings more quickly than would be the case for other potential acquirors, (iii) the similarity of AXA Financial’s operations to those of MONY, including the fact that AXA Financial has long experience with a career agency sales force similar to MONY Life’s sales force, (iv) the fact that Equitable Life is domiciled in New York State, MONY Life’s state of domicile, and the impact of that fact on the ability to obtain regulatory approval for the transaction as quickly as possible and (v) AXA’s history as an active acquiror experienced in acquisition integration.

•	The financial presentation of Credit Suisse First Boston LLC, and the opinion, dated September 17, 2003, of Credit Suisse First Boston to the MONY board of directors, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the $31.00 per share merger consideration was fair, from a financial point of view to the holders of MONY common stock, other than AXA Financial and its affiliates, discussed further below under “— Opinion of MONY’s Financial Advisor.” The full text of this opinion is attached to this proxy statement as Annex B.

•	The closing conditions included in the merger agreement, including regulatory consents and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be adopted by MONY’s stockholders.

•	The interests of directors and certain executive officers of MONY that are different from, or in addition to, the interests of MONY stockholders generally, as described under “Interests of MONY’s Directors and Executive Officers in the Merger.”

In addition to taking into account the foregoing factors, MONY’s board of directors also considered the following potentially negative factors in reaching its decision to approve the merger agreement.

•	The possibility that MONY would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price in the future.

•	The possible effect of the public announcement of the transaction on the continuing commitment of MONY’s agents and management pending the MONY stockholder vote.

•	The risk, which the MONY board of directors believes is substantial, that, given the agreed-upon restriction on the MONY board of directors’ ability to declare and pay a dividend, MONY’s stockholders may receive little or no further dividend. See “The Merger Agreement — Dividend from Adjusted Net Earnings.”

•	The fact that the merger will be a taxable transaction to MONY stockholders.

•	The fact that, because MONY stockholders are receiving cash for their shares of MONY common stock, they will not participate in any potential future growth of either MONY or AXA Financial.

•	The potential public perception, based on the prices at which MONY’s common stock has traded over the last several months, that the short-term premium reflected in the $31.00 per share to be paid in the proposed transaction over recent trading prices of MONY common stock is not as high as premiums in some other transactions that some investors may argue, but the MONY board of directors does not believe, are comparable to the proposed transaction.

•	The potential impact of the transaction on MONY’s employees, including the possibility that jobs will be eliminated.

The foregoing discussion of the information and factors considered by MONY’s board of directors, while not exhaustive, includes the material factors considered by the MONY board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, MONY’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The MONY board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and to support the decision to approve the merger agreement and to recommend that MONY’s stockholders adopt the merger agreement.

As noted above, one of the factors considered by the MONY board of directors was MONY’s ability under the terms of the merger agreement to respond to an unsolicited offer under certain circumstances. As is customary in transactions like the merger, the merger agreement provides the MONY board of directors with an ability to comply with its fiduciary duties by responding to, and accepting, an unsolicited offer that is financially superior to the merger, subject, in certain circumstances, to the payment of a termination fee to AXA Financial. Since the announcement of the merger agreement, MONY has not received any proposals with respect to any possible business combination. On October 3, 2003, the Chief Executive Officer of MONY received a personal letter from the Chief Executive Officer of a third party who, in 2001, had expressed an interest in a possible business combination with MONY. The letter conveyed best wishes for success in closing the merger with AXA Financial and expressed confidence that the transaction would be consummated. The letter went on to indicate that in the unlikely event that the transaction did not close, MONY should not hesitate to contact the third party. Before MONY’s demutualization, the same party had made a proposal to acquire MONY, following due diligence, at a price that MONY regarded as wholly inadequate and which proved to be at a significant discount to MONY’s market capitalization following demutualization.

Recommendation of MONY’s Board of Directors

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement.

Opinion of MONY’s Financial Advisor

Credit Suisse First Boston LLC acted as MONY’s exclusive financial advisor in connection with the merger. MONY selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with MONY. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, MONY requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the consideration provided for in the merger to the holders of MONY common stock, other than AXA Financial and its affiliates. On September 17, 2003, at a meeting of the MONY board of directors held to evaluate the merger, Credit Suisse First Boston delivered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 17, 2003, the date of the merger agreement, to the effect that, as of that date, and based on and subject to the matters described in its opinion, the per share merger consideration to be received by holders of MONY common stock was fair, from a financial point of view, to such holders, other than AXA Financial and its affiliates.

The full text of Credit Suisse First Boston’s written opinion, dated September 17, 2003, to the MONY board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. Holders of MONY common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion is addressed to the MONY board of directors and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of MONY common stock, other than AXA Financial and its affiliates, in the merger. It does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any MONY stockholder as to any matter relating to the proposed merger. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to MONY, as well as the merger agreement. Credit Suisse First Boston also reviewed certain other information relating to MONY, including financial forecasts, provided to or discussed with Credit Suisse First Boston by MONY and met with the management of MONY to discuss the business and prospects of MONY. Credit Suisse First Boston considered certain financial and stock market data of MONY and compared those data with similar data for other publicly-traded companies in businesses similar to MONY and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to financial forecasts for MONY, Credit Suisse First Boston was advised by MONY’s management and assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of MONY’s management as to the future financial performance of MONY. Credit Suisse First Boston also assumed, with MONY’s consent, that the proposed merger would be consummated upon the terms and subject to the conditions set forth in the merger agreement without amendment, modification or waiver of any material terms thereof.

Credit Suisse First Boston is not an actuary and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. In that regard, Credit Suisse First Boston made no analyses of, and expressed no opinion as to, the adequacy of the policy and other insurance reserves of MONY and relied upon information furnished to it by MONY as to such adequacy.

In addition, Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MONY, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston’s opinion. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies available to MONY, and also did not address MONY’s underlying business decision to engage in the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of MONY. Except as described above, MONY imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the MONY board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MONY. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to MONY or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the MONY board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the MONY board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s written opinion dated September 17, 2003 delivered to the MONY board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

In performing its analyses, Credit Suisse First Boston used financial forecasts for MONY based on internal estimates of MONY’s management. MONY management provided Credit Suisse First Boston with a “base case” forecast for MONY on a stand-alone basis. In light of MONY’s comparatively low return on average equity, commonly referred to as ROE, under the base case forecast, when compared to other publicly traded U.S. life insurance companies, MONY’s management also developed certain adjustments to the base case forecast and MONY’s historical financial statements to reflect the potential purchase accounting adjustments that an acquiror might make upon the acquisition of MONY. Such adjustments would not be available to MONY on a stand-alone basis. Specifically, these adjustments assumed a write-down occurring on January 1, 2003 of all MONY’s goodwill and 50% of MONY’s deferred acquisition cost asset of $1.226 billion as of June 30, 2003 and elimination of the associated amortization on a straight-line basis over a 10-year period. These adjustments improved projected 2003 ROE from 0.8% under the base case forecast to 3.9% and projected 2004 ROE from 2.0% under the base case forecast to 5.4%. These adjustments are not necessarily indicative of the nature or extent of any adjustments that AXA Financial might make upon the consummation of the merger.

In the following summary, “adjusted” estimated earnings refers to estimated earnings for MONY for a given period based on the base case forecast, with the adjustments described above. Similarly, “adjusted” book value refers to book value of MONY as of a given date, with the adjustments described above. Book values for MONY for purposes of these adjustments include the effect of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” commonly referred to as FAS 115.

Implied Valuation Multiples and Premiums

In preparing its opinion, Credit Suisse First Boston reviewed and considered certain valuation multiples implied by the $31.00 per share merger consideration, as shown in the following table:

Implied Multiples at $31.00 per Share of MONY Common Stock

	Research Analysts’ Consensus	Base Case Management Estimates	Adjusted Base Case Management Estimates
Price / 2003E Earnings	99.8x	89.6x	25.9x
Price / 2004E Earnings	63.6x	35.6x	18.0x
Price / GAAP Book Value at June 30, 2003	0.72x	NA	1.02x
Price / Adjusted Statutory Book Value at December 31, 2002	NA	2.11x	2.11x

Under the column labeled “Research Analysts’ Consensus,” the earnings data were based on publicly available research analysts’ estimates, while the GAAP book value represents actual book value as of June 30, 2003 as reported by MONY. Under the column labeled “base case management estimates,” the earnings data reflect MONY’s management’s base case forecast as described above. Under the column labeled “adjusted based case management estimates,” the earnings data reflect the base case forecast, with the adjustments described above, while the GAAP book value reflects actual book value as of June 30, 2003 as reported by MONY, with the adjustments described above. The adjusted statutory book value is the adjusted statutory book value of MONY Life as of December 31, 2002 according to A.M. Best, adjusted for MONY management’s estimates of holding company items, which consist of adding $200 million for the value of The Advest Group, Inc., adding holding company cash and other cash of $280 million, treating $216 million of surplus notes as capital and subtracting long-term debt of $876 million.

Credit Suisse First Boston also considered various premiums implied by the $31.00 per share merger consideration, including the premiums to the closing price of MONY common stock as of September 11, 2003, to the 52-week high price of MONY common stock and to the 52-week average price of MONY common stock. This analysis indicated the following implied premiums:

Implied Premiums at $31.00 per Share of MONY Common Stock

Premium to Closing Price on September 11, 2003	7.3%
Premium to 52-Week High as of September 11, 2003	7.3%
Premium to 52-Week Average as of September 11, 2003	25.5%

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the financial, operating and stock market data and the trading multiples of the following selected publicly traded corporations in the life insurance industry:

•	AmerUs Group Co.

•	Jefferson-Pilot Corporation

•	John Hancock Financial Services, Inc.

•	Kansas City Life Insurance Company

•	Lincoln National Corporation

•	MetLife, Inc.

•	Principal Financial Group, Inc.

•	Protective Life Corporation

•	Prudential Financial, Inc.

•	Stancorp Financial Group, Inc.

•	The Phoenix Companies, Inc.

•	Torchmark Corporation

•	UnumProvident Corporation

Credit Suisse First Boston compared the market values of the selected companies as multiples of estimated calendar year 2004 earnings and book value as of June 30, 2003, excluding the effect of FAS 115. Market values were calculated by multiplying the September 11, 2003 stock price for the relevant company by the number of weighted average fully-diluted shares outstanding for the latest quarter based on the relevant company’s most recent quarterly report on Form 10-Q. Estimated calendar year 2004 earnings for the selected companies were based on publicly available research analysts’ estimates. This comparison resulted in the following high, mean, median and low multiples:

	Multiples Derived from Estimated 2004 Earnings	Multiples Derived from June 30, 2003 Book Value
High	16.3x	2.09x
Mean	10.6x	1.28x
Median	10.5x	1.32x
Low	8.1x	0.55x

Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of (i) 10.5x to 11.5x to the estimated adjusted calendar year 2004 earnings for MONY and (ii) 0.70x to 0.90x to the adjusted book value for MONY as of June 30, 2003. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration in the merger of $31.00:

Implied Per Share Equity Reference Range
Based on Estimated Adjusted 2004 Earnings	$17.91 - $19.62
Based on Adjusted June 30, 2003 Book Value	$21.08 - $27.11
Average	$19.50 - $23.36

Precedent Transactions Analysis

Using publicly available information, Credit Suisse First Boston reviewed the implied transaction value multiples paid in the following 71 selected transactions in the life insurance industry that were announced during either 1995 to 1997 or 1998 to 2003:

Transactions Announced During 1995 to 1997

Target	Acquiror
• Alexander Hamilton Life Insurance Company of America	• Jefferson-Pilot Corporation

• American Travelers Corporation	• Conseco, Inc.

• AMEX Life Insurance Company	• General Electric Capital Corporation

• AmVestors Financial Corporation	• AmerUs Life Holdings, Inc.

• Capitol American Financial Corporation	• Conseco, Inc.

• CCP Insurance, Inc.	• Conseco, Inc.

• Central National Life Insurance Company of Omaha	• SunAmerica Inc.

• Chubb Life Insurance Company of America	• Jefferson-Pilot Corporation

• Cigna Corporation (Individual Life and Annuity Business)	• Lincoln National Corporation

• Colonial Penn Life Insurance Company	• Conseco, Inc.

Target	Acquiror
• Connecticut Mutual Life Insurance Company	• Massachusetts Mutual Life Insurance Company

• EMPHESYS Financial Group, Inc.	• Humana Inc.

• Equitable of Iowa Companies	• ING Group N.V.

• Federal Kemper Life Assurance Company and Kemper Investors Life Insurance Company	• Zurich Insurance Company

• First Colony Corporation	• General Electric Capital Corporation

• Home Beneficial Corporation	• American General Corporation

• Independent Insurance Group, Inc.	• American General Corporation

• John Alden Life Insurance Company	• SunAmerica Inc.

• Kentucky Central Life Insurance Company	• Jefferson-Pilot Corporation

• The Life Insurance Company of Virginia	• General Electric Capital Corporation

• Life Partners Group, Inc.	• Conseco, Inc.

• Massachusetts Mutual Life Insurance Company (Group Life & Health)	• WellPoint Health Networks Inc.

• MetraHealth Companies, Inc.	• United Healthcare Group Incorporated

• New England Life Insurance Company	• MetLife, Inc.

• Ohio State Life Insurance Company	• Americo Life, Inc.

• Pioneer Financial Services, Inc.	• Conseco, Inc.

• Providian Corporation	• AEGON N.V.

• Security – Connecticut Corporation	• ReliaStar Financial Corporation

• Security First Corp.	• MetLife, Inc.

• Southwestern Life Insurance Company	• Southwestern Financial Corporation

• The Paul Revere Corporation	• Provident Companies, Inc.

• The Reliable Life Insurance Company	• Unitrin, Inc.

• Transport Holdings Inc.	• Conseco, Inc.

• Union Fidelity Life Insurance Company	• General Electric Capital Corporation

• USLIFE Corporation	• American General Corporation

• Washington National Corporation	• Conseco, Inc.

• West Coast Life Insurance Company	• Protective Life Corporation

• Western National Corporation	• American General Corporation

Transactions Announced During 1998 to 2003

Target	Acquiror
• Aetna Financial Services and Aetna International	• ING Group N.V.

• Aetna, Inc. (Domestic Individual Life Business)	• Lincoln National Corporation

Target	Acquiror

• American Bankers Insurance Group	• Fortis N.V.

• American General Corporation	• American International Group, Inc.

• American Heritage Life Investment Corporation	• The Allstate Corporation

• American Memorial Life Insurance Company	• Fortis N.V.

• American Skandia, Inc.	• Prudential Financial, Inc.

• AXA Financial, Inc.	• AXA Group

• Business Men’s Assurance Company of America	• Royal Bank of Canada

• Clarica Life Insurance (U.S.) Company	• Midland National Life Insurance Company

• Fidelity and Guaranty Life Insurance Co.	• Old Mutual Plc

• First Variable Life Insurance Company/ Inter-State	• Protective Life Corporation

• Fortis Financial Group	• The Hartford Financial Services Group

• GenAmerica Financial Corporation	• Metropolitan Life Insurance Company

• Guarantee Life Insurance Company	• Jefferson-Pilot Corporation

• Hartford Life Inc.	• The Hartford Financial Services Group

• Indianapolis Life Insurance Company	• AmerUs Life Holdings, Inc.

• J.C. Penney Direct Marketing Services, Inc.	• AEGON N.V.

• John Alden Financial Corp.	• Fortis N.V.

• Keyport Life Insurance Company	• Sun Life Financial Inc.

• Life Re Corporation	• Swiss Re

• Life USA Holding Inc.	• Allianz Aktiengesellschaft

• Lincoln National Reassurance Company	• Swiss Re

• Phoenix American Life Insurance Company	• General Electric Company

• Protective Life Corporation (Dental Benefits Division)	• Fortis N.V.

• Provident Companies Inc.	• UNUM Corporation

• Provident Mutual Life Insurance Company	• Nationwide Financial Services, Inc.

• ReliaStar Financial Corporation	• ING Group N.V.

• Royal Maccabees Life Insurance Company	• Swiss Re

• SunAmerica Inc.	• American International Group, Inc.

• The Liberty Corporation (Insurance Operations)	• Royal Bank of Canada

• Transamerica Corporation	• AEGON N.V.

• Zurich Life Company	• Bank One Corporation

Credit Suisse First Boston then compared the implied equity values paid in the selected transactions as multiples of next 12 months earnings and book value. This comparison resulted in the following high, mean, median and low multiples:

Transactions Announced During 1995 to 1997
	Multiples Derived from Book Value	Multiples Derived from Next 12 Months Earnings
High	3.40x	20.9x
Mean	1.58x	13.9x
Median	1.40x	13.3x
Low	0.90x	8.1x

Transactions Announced During 1998 to 2003
	Multiples Derived from Book Value	Multiples Derived from Next 12 Months Earnings
High	5.20x	28.7x
Mean	1.99x	16.9x
Median	1.70x	15.9x
Low	0.72x	10.0x

Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of (i) 16.0 to 18.0x to estimated adjusted calendar 2003 earnings for MONY and (ii) 0.90x to 1.10x to adjusted book value for MONY as of June 30, 2003. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Estimated Adjusted 2003 Earnings	$18.95 - $21.32
Based on Adjusted June 30, 2003 Book Value	$27.11 - $33.13
Average	$23.03 - $27.22

Discounted Cash Flow Analysis

Credit Suisse First Boston performed a discounted cash flow analysis to calculate the estimated present value per share of MONY common stock by discounting its future dividend stream from 2003 to 2007 and a terminal value in 2007. This analysis assumed an annual dividend of $0.45 per share of MONY common stock over calendar year 2003 through 2007. The range of estimated terminal values for MONY at the end of 2007 was calculated by applying earnings terminal value multiples of 10.0x to 12.0x, to MONY’s calendar year 2007 estimated adjusted earnings, and book value terminal value multiples of 0.70x to 0.90x, to MONY’s calendar year 2007 estimated adjusted book value. Estimated adjusted earnings and book value for MONY were based on MONY’s management base case forecast for 2003 to 2005, adjusted as described above, and a 6.5% growth rate thereafter derived from publicly-available research analysts’ estimates and confirmed by MONY’s management. The present value of the dividends and terminal values were calculated using discount rates ranging from 10.0% to 12.0%. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Adjusted Earnings Estimates	$20.09 - $25.60
Based on Adjusted Book Value Estimates	$18.37 - $24.91
Average	$19.23 - $25.26

Credit Suisse First Boston also performed a similar discounted cash flow analysis assuming $125 million in annual pre-tax expense savings as a result of the acquisition, to be realized 50% over the first twelve months following the acquisition and 100% thereafter, as well a one-time $150 million after-tax restructuring charge and $20 million of after-tax transaction expenses. All multiples and discount rates used in this analysis were identical to those used in the discounted cash flow analysis described above, except that the book value terminal value multiples used ranged from 1.10x to 1.30x. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Adjusted Earnings Estimates	$29.22 - $38.51
Based on Adjusted Book Value Estimates	$26.49 - $34.42
Average	$27.86 - $36.47

Other Factors

In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	the historical price performance of MONY common stock and the relationship between movements in MONY common stock and selected companies in the life insurance industry; and

•	the one-day and 30-day premiums, and premiums to 52-week high and 52-week average paid in transactions with equity deal values greater than $200 million in the U.S. and Canadian life insurance sectors announced between January 1, 1996, and September 11, 2003, excluding merger-of-equal transactions, and the same premiums implied as of September 11, 2003 by the per share merger consideration in the merger of $31.00. In each case, the premium implied by the merger consideration was comparable to the premium in the selected transactions.

Miscellaneous

MONY has agreed to pay Credit Suisse First Boston fees for its financial advisory services in connection with the merger, a substantial portion of which are contingent upon the completion of the merger. A portion of this fee was paid on delivery of Credit Suisse First Boston’s opinion. Credit Suisse First Boston’s aggregate fee is currently estimated to be approximately $15 million. MONY also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates have from time to time provided, are currently providing and may in the future provide, investment banking and other financial services to MONY, AXA Financial and their respective affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston has received and expects to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the equity and/or debt securities of MONY, AXA Financial and their respective affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of MONY’s Directors and Executive Officers in the Merger

Some of MONY’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in MONY. The MONY board of directors was aware of these additional interests and considered them when the MONY board of directors approved the merger agreement. These interests include the following:

Indemnification

MONY’s amended and restated by-laws and the merger agreement contain provisions regarding indemnification of MONY’s directors and officers, and the merger agreement provides for the maintenance of directors’ and officers’ insurance for a period of six years after the effective time of the merger. See “The Merger Agreement — Company Indemnification Provisions.”

Nonemployee Directors

Restricted Stock.    Most nonemployee directors of MONY have been granted shares of restricted MONY common stock under the provisions of the 1998 plan of reorganization in connection with the demutualization of MONY Life. These grants of restricted stock have been made on an annual basis in lieu of a portion of earned directors’ fees. Each grant of restricted stock normally is scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the continued service of the director. Pursuant to the merger agreement, all outstanding shares of restricted MONY common stock whether or not vested, will be cancelled in exchange for the right to receive a cash payment of $31.00 per share of restricted MONY common stock within five business days following the effective time of the merger, less applicable tax withholdings.

Stock Options.    In July 2002, each nonemployee director was granted an option to acquire 5,000 shares of MONY common stock at an exercise price of $29.70 per share. The stock options are scheduled to vest in three equal annual installments, subject to the continued service of the director and have a term of exercise of ten years. Pursuant to the merger agreement, all outstanding stock options, whether or not exercisable at the effective time of the merger and regardless of the exercise price of such stock options, will be cancelled, effective as of the effective time of the merger, in exchange for a single lump sum cash payment, which will be paid within five business days following the effective time of the merger, equal to the product of (i) the number of shares of MONY common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of $31.00 over the exercise price per share of such stock option; provided, that if the exercise price per share of any such stock option is equal to or greater than $31.00, such stock option will be canceled without payment. This payment will be subject to the execution by the option holder of an agreement and release with respect to all rights under the stock options.

Deferred Compensation.    Under deferred compensation agreements entered into with certain nonemployee directors of MONY Life, these directors have elected to defer receipt of all or part of their annual retainer and meeting fees that are otherwise payable in cash. A director’s account is credited with the amount of directors’ fees that are deferred over time and with deemed earnings based upon the election of the director from among several investment options. The directors are eligible for payment of their accounts upon their retirement or other termination of service from the board of directors, payable at the election of the director in either a lump-sum or in monthly installments, generally over one to five years. Upon the effective time of the merger, all current directors of MONY Life will resign and will become entitled to payment of their deferred compensation accounts in accordance with the terms of their prior payment elections.

Payment Amounts.    The following table summarizes the estimated amounts that would become payable to each of MONY’s nonemployee directors in connection with the merger. For purposes only of these calculations, it is assumed that the effective time of the merger will occur as of March 31, 2004. These amounts are subject to variation depending upon the actual effective time of the merger.

Director	Vested Stock Option Payment	Accelerated Stock Option Payment	Restricted Stock Payment	Accrued Deferred Compensation
Tom H. Barrett	$2,210	$4,290	$16,368	$687,482
David L. Call	$2,210	$4,290	$16,368	$0
G. Robert Durham	$2,210	$4,290	$16,368	$0
Margaret M. Foran	$0	$0	$0	$0
Robert Holland, Jr.	$2,210	$4,290	$16,368	$787,010
James L. Johnson	$2,210	$4,290	$16,368	$0
Frederick W. Kanner	$2,210	$4,290	$16,368	$255,074
Robert R. Kiley	$2,210	$4,290	$16,368	$214,820
Jane C. Pfeiffer	$2,210	$4,290	$16,368	$135,603
Thomas C. Theobald	$2,210	$4,290	$16,368	$343,411
David M. Thomas	$2,210	$4,290	$12,090	$0

Executive Officers

Change in Control Agreements.    In July 2003, MONY Life entered into amended CIC agreements with each of Messrs. Roth, Foti, Levine, Daddario, Ugolyn, and eight of its other executive officers. These CIC agreements were entered into to replace the then-existing CIC agreements and represented a substantial reduction in the individual and aggregate cost of the agreements to MONY. See “— Background of the Merger.” The term of the CIC agreements currently extends through December 31, 2004, with such term automatically extended each December 31 thereafter unless MONY Life notifies its executive officers of its decision not to renew. Upon a change in control the term of the CIC agreements is automatically extended to the third anniversary of the change in control, or the second anniversary in the case of two of the CIC agreements. MONY also has entered into employment agreements with the executives, but these agreements are superseded upon the effectiveness of the CIC agreements. The execution of the merger agreement between AXA Financial and MONY has caused the CIC agreements to become effective, with the rights thereunder subject to the merger becoming effective.

The CIC agreements provide that, if the executive remains employed following the merger, the executive (i) will continue to receive base compensation at a rate not less than the rate in effect immediately prior to the merger, (ii) will continue to participate in all incentive compensation plans on a basis no less favorable than immediately prior to the merger and (iii) will be entitled to employee and fringe benefits equivalent in the aggregate to those provided immediately prior to the merger.

The CIC agreements also provide the executives with severance payments in the event of termination of employment by MONY other than for “cause” or by the executive for “good reason,” each as defined in the CIC agreements, during the term of the CIC agreements. Under the CIC agreements, severance payments would be made in a cash lump sum following termination of employment, determined as the sum of the following:

(i)	an amount equal to the sum of the following components, multiplied by 2.5, in the case of Messrs. Roth, Foti, Levine and Daddario, and by 2.0, for Mr. Ugolyn and the other eight executives:

(a)	the executive’s annual base salary in effect at the time of employment termination; plus

(b)	one-third the sum of the executive’s annual bonuses paid for 2001 and 2002 and the target amount of the executive’s annual bonus for 2003;

(ii)	an amount equal to any annual incentive compensation payments awarded for a year prior to the year in which the termination date occurs, but not paid as of the termination date, plus a pro rata portion of the annual bonus that would have been earned through the termination date, based on the greater of the current year’s target bonus or the average of the bonuses payable for the two prior calendar years;

(iii)	an amount equal to the long-term incentive compensation payments in accordance with the terms of the plan for completed cycles, which provides for acceleration of payments, and, with respect to uncompleted cycles, the pro-rata amount that would have been earned through the termination date, based on the greater of the target value or the earned value;

(iv)	an amount equal to the present value of the additional retirement benefits that would have been accrued by the executive under the retirement plans in which the executive participates had employment continued for the remainder of the term of the CIC agreement; and

(v)	an amount equal to the present value of the additional costs of medical and dental benefits and retiree medical benefits had the executive continued to be employed for the remainder of the term of the CIC agreement, and continuation of split-dollar life insurance, where applicable.

In addition, upon a termination “without cause” or for “good reason”, the CIC agreements provide for immediate vesting of any unvested stock options and restricted stock awards, continued coverage under disability and life insurance programs, and outplacement services for up to one year with a nationally recognized outplacement firm. All supplemental pension plan benefits, including amounts that are accrued as of the effective time of the merger, will be paid to the executive in a single payment following termination of employment under the CIC agreements.

The CIC agreements provide that, to the extent that the severance payments and benefits payable under the agreements would cause the executive to be liable for excise taxes applicable by reason of Section 280G of the Internal Revenue Code, the executive will receive additional “gross up” payments to indemnify the executive for the effect of the excise taxes. However, in the event that the amounts payable to the executive would not exceed the excise tax threshold under Section 280G by more than ten percent, the payments to the executive will be reduced below this threshold to avoid application of the excise tax.

The CIC agreements require the executives to abide by restrictive covenants relating to non-competition, non-solicitation, non-disclosure and non-disparagement during and for the periods following their employment by MONY or any successor specified in the CIC agreements. In addition, prior to any benefits being paid to an executive under the CIC agreements, the executive must sign a general waiver and release of claims against MONY and its affiliates.

At the request of AXA Financial and in consideration of AXA Financial entering into the merger agreement, on September 17, 2003, Messrs. Roth, Foti, Levine and Daddario each entered into letter agreements with AXA Financial and MONY relating to their CIC agreements. The letter agreements provide limitations on the amounts payable to each of the executives under the CIC agreements, based on calculations made as to the amounts payable under the CIC agreements for an assumed termination of employment in connection with the merger becoming effective as of December 31, 2003 or as of March 31, 2004. The letter agreements also provide adjustments of the limits for intermediate or later dates, based on the change in the obligations over time under the CIC agreements with respect to annual and long-term bonus amounts and retirement benefits. The limitations do not apply to the “gross up” indemnification for excise taxes described above.

Stock Options.    The executives have received periodic grants of options to acquire shares of MONY common stock from the time of the 1998 reorganization of MONY Life as part of MONY’s incentive compensation program. The exercise prices of the stock options are equal to the fair market value of MONY common stock at the time of grant. Stock options generally become vested over time subject to the continued employment of the executive and have a term of ten years. Pursuant to the merger agreement, all outstanding stock options, whether or not exercisable at the effective time of the merger and regardless of the exercise price of such stock options, will be cancelled, effective as of the effective time of the merger, in exchange for a single lump sum cash payment, which will be paid within five business days following the effective time of the merger, equal to the product of (i) the number of shares of MONY common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of $31.00 over the exercise price per share of such stock option; provided, that if the exercise price per share of any such stock option is equal to or greater than $31.00, such stock option will be canceled without payment. This payment will be subject to the execution by the option holder of an agreement and release with respect to all rights under the stock options.

Restricted Stock.    The executives also have received periodic grants of shares of restricted MONY common stock as part of MONY’s incentive compensation program. Restricted stock generally becomes vested over time subject to the continued employment of the executive and, in some cases, upon the attainment of corporate performance goals. Pursuant to the merger agreement, all outstanding shares of restricted MONY common stock, whether or not vested, will be cancelled in exchange for the right to receive a cash payment of $31.00 per share of restricted MONY common stock within five business days following the effective time of the merger, less applicable tax withholdings.

Compensation Committee Resolutions.    In September 2003, the compensation committee of the MONY board of directors adopted, and the MONY board of directors approved, resolutions adjusting certain incentive compensation arrangements applicable in 2003 for the executives covered by the CIC agreements, as well as for other employees of MONY, that will become effective in the event that the merger is completed in 2004. In connection with its review of these incentive compensation arrangements, as well as related resolutions, the compensation committee consulted with an independent legal advisor, Gibson, Dunn & Crutcher LLP, and an independent compensation consultant, Frederic W. Cook & Co. The payments and benefits provided by the resolutions would have been paid under the CIC agreements in the event that the merger were completed in 2003 and the severance provisions of the CIC agreements were triggered. The resolutions provide that the executives will receive the following payments upon the effective time of the merger in 2004, subject to the condition that the executive does not voluntarily terminate employment prior to the effective time of the merger: (i) full vesting of restricted stock awards granted in May 2001 that may otherwise be forfeited on December 31, 2003 and (ii) target annual and long-term incentive awards in lieu of annual and long-term incentive plan awards earned for the plan periods ending on December 31, 2003. Each of the executives have entered into agreements with MONY consistent with the resolution described above.

In approving these resolutions, the compensation committee gave consideration to the substantial cost savings to MONY that resulted from the executives’ decision to enter into the amended CIC agreements in replacement of the then-existing CIC agreements, and the resulting enhancement of stockholder value in the merger, the development by the executives of a favorable sale transaction for MONY at the request of the MONY board of directors, and the dedication and performance of senior management throughout the sale process. See “— Background of the Merger.” The compensation committee also approved the payment of certain incentive compensation upon the effective time of the merger as a retention incentive for employees other than the executives covered by the CIC agreements.

Payment Amounts.    The following table summarizes the estimated amounts that would become payable to each of the executives covered by the CIC agreements in connection with a termination of employment by MONY other than for “cause” or by the executive for “good reason,” each as defined in the CIC agreements, following the merger. For purposes only of these calculations, it is assumed that the effective time of the merger will occur, and that the severance amounts will become payable, as of March 31, 2004. These amounts are subject to variation depending upon the actual dates of these events, and whether the employment of an executive is terminated under the CIC agreements. Each of the executives listed in the following table will also receive the merger consideration in respect of the shares of MONY common stock beneficially owned by such executive. See “Security Ownership—Security Ownership of Directors and Executive Officers.”

Executive[1]	Severance Payment[2]	Vested Stock Option Payment	Accelerated Stock Option Payment	Restricted Stock Payment	2003 AIC and LTIP Payment[3]
Michael I. Roth Chairman of the Board and Chief Executive Officer	$12,142,748	$613,000	$495,000	$3,612,120	$1,631,250

Samuel J. Foti
President and Chief Operating Officer	$8,534,200	$446,250	$371,250	$2,857,549	$1,406,250

Kenneth M. Levine
Executive Vice President and Chief Investment Officer	$6,621,652	$191,000	$148,500	$1,419,893	$500,000

Richard Daddario
Executive Vice President and Chief Financial Officer	$5,167,615	$191,000	$148,500	$1,347,663	$500,000

Victor Ugolyn
Chairman, President and Chief Executive Officer, Enterprise Capital Management, Inc.	$4,626,684	$110,750	$99,000	$1,054,186	$516,250

All other Executives as a group (9 persons)	$16,220,492	$871,306	$779,625	$4,355,686	$1,555,000

(1)	Under the letter agreements entered into with MONY and AXA Financial on September 17, 2003, the maximum payments under the CIC Agreements for Messrs. Roth, Foti, Levine and Daddario is limited to the following amounts as of March 31, 2004: Mr. Roth, $22,666,159, Mr. Foti, $15,960,010, Mr. Levine, $12,512,245 and Mr. Daddario, $8,935,409. These amounts do not include the payment amounts for vested stock options, which are included in the above table. These amounts do include the payment amounts of the executive’s accrued and vested supplemental pension benefits, described in footnote (2) below, and the full amount of the incentive payments described in footnote (3) below.
(2)	Represents the estimated amounts of the cash severance payments and non-cash severance benefits under the CIC agreements, exclusive of any additional payments to indemnify the executive for excise taxes that may be due by reason of Section 280G of the Internal Revenue Code. This column does not include the amounts of the accrued and vested supplemental pension benefits of the executives as of March 31, 2004, which are estimated as follows: for Mr. Roth, $2,796,291, Mr. Foti, $1,200,760, Mr. Levine, $3,173,700, Mr. Daddario, $1,123,131, Mr. Ugolyn, $878,114, and for all other executive officers as a group, $3,452,230.
(3)	Represents the amounts of payments in lieu of annual and long-term incentive plans under the resolutions approved by the compensation committee and the board of directors on September 17, 2003, to the extent such payments exceed the estimated amounts that otherwise are expected to be earned under the terms of these plans for 2003. These amounts, which would also be paid upon the effective time of the merger, are as follows: for Mr. Roth, $1,493,750, Mr. Foti, $1,218,750, Mr. Levine, $500,000, Mr. Daddario, $500,000, Mr. Ugolyn, $548,750, and for all other executive officers as a group, $1,695,000. The value of the restricted stock subject to the September 17, 2003 resolutions is included in the “Restricted Stock Payment” column.

Deferred Compensation Trust.    MONY Life maintains a trust fund that holds assets to be used to satisfy liabilities under non-qualified deferred compensation plans that cover officers and directors, as well as other employees. Following the effective time of the merger, MONY Life will be required to make an irrevocable contribution to the trust in an amount that is sufficient to pay each plan participant or beneficiary their accrued benefits as of the effective time of the merger. As of September 30, 2003, it is estimated that MONY would be required to transfer approximately $23.8 million to the trust in connection with the merger, less any amounts that become payable under the plans in connection with the merger, in addition to the approximately $135.6 million value of assets that are currently in the trust. The additional contributions to the trust will not increase the amount of any benefit that is payable to any participant under the plans.

Financing; Source of Funds

The merger is not conditioned upon AXA Financial obtaining financing. Approximately $1.5 billion will be required to acquire the issued and outstanding shares of our common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and warrants. AXA Financial has represented to MONY that as of the closing it will have available cash sufficient to enable it to pay the aggregate merger consideration. In addition, AXA Financial has also advised us that it expects to obtain these funds from its parent, AXA.

Effect of the Merger on MONY Common Stock

MONY common stock is currently listed on the New York Stock Exchange under the symbol “MNY.” Following the merger, it is expected that MONY common stock no longer will be traded on the New York Stock Exchange, price quotations no longer will be available and the registration of MONY common stock under the Securities Exchange Act of 1934 will be terminated.

LITIGATION RELATING TO THE MERGER

Between September 22 and October 8, 2003, ten substantially similar putative class action lawsuits were filed against MONY, its directors, AXA Financial and/or AIMA in the Court of Chancery of the State of Delaware in and for New Castle County, entitled Beakovitz v. AXA Financial, Inc., et al., C.A. No. 20559-NC (Sept. 22, 2003); Belodoff v. The MONY Group Inc., et al., C.A. No. 20558-NC (Sept. 22, 2003); Brian v. The MONY Group Inc., et al., C.A. No. 20567-NC (Sept. 23, 2003); Bricklayers Local 8 and Plasterers Local 233 Pension Fund v. The MONY Group Inc., et al., C.A. No. 20599-NC (Oct. 8, 2003); Cantor v. The MONY Group Inc., et al., C.A. No. 20556-NC (Sept. 22, 2003); E.M. Capital, Inc. v. The MONY Group Inc., et al., C.A. No. 20554-NC (Sept. 22, 2003); Garrett v. The MONY Group Inc., et al., C.A. No. 20577-NC (Sept. 25, 2003); Lebedda v. The Mony Group Inc., et al., C.A. No. 20590-NC (Oct. 3, 2003); Martin v. Roth, et al., C.A. No. 20555-NC (Sept. 22, 2003); and Muskal v. The MONY Group Inc., et al., C.A. No. 20557-NC (Sept. 22, 2003).

The complaints in these actions, all of which purport to be brought on behalf of a class consisting of all MONY stockholders, excluding the defendants and their affiliates, allege, among other things, that the $31.00 cash price per share to be paid to MONY stockholders in connection with the proposed merger is inadequate and that MONY’s directors breached their fiduciary duties in negotiating and approving the merger agreement. The complaints also allege that AXA Financial and AIMA aided and abetted the alleged breaches of fiduciary duty by MONY and its directors. The complaints seek various forms of relief, including damages and injunctive relief that would, if granted, prevent completion of the merger. On September 29, 2003, a joint motion was filed on behalf of plaintiffs in six of the Delaware actions seeking to consolidate all nine cases before Vice Chancellor Stephen P. Lamb, to whom the actions have been assigned. That motion is currently pending.

In addition, MONY, its directors and AXA Financial have been named in two putative class action lawsuits filed in New York State Supreme Court in Manhattan, entitled Laufer v. The MONY Group, et al., Civ. No. 602957-2003 (Sept. 19, 2003) and North Border Investments v. Barrett, et al., Civ. No. 602984-2003 (Sept. 22, 2003). The complaints in these actions contain allegations substantially similar to those in the Delaware cases, and likewise purport to assert claims for breach of fiduciary duty against MONY and its directors and for aiding and abetting a breach of fiduciary duty against AXA Financial. The Laufer and North Border complaints also seek various forms of relief, including damages and injunctive relief that would, if granted, prevent the completion of the merger.

MONY intends to vigorously defend the actions.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the merger relevant to a stockholder whose shares of MONY common stock are converted to cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which is commonly referred to as the Code, Treasury regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular MONY stockholders in light of their personal circumstances. The summary applies only to MONY stockholders who hold their shares of MONY common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, stockholders who acquired their shares of MONY common stock pursuant to the exercise of employee stock options or other compensation arrangements, stockholders who dissent and exercise appraisal rights, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, persons who hold the shares of MONY common stock as part of a straddle, hedge, conversion transaction or other integrated investment or persons that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any MONY stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign trust or estate, and does not address any state, local or foreign tax consequences of the merger.

The receipt of cash for shares of MONY common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a MONY stockholder who has shares of MONY common stock converted into cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of MONY common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares of MONY common stock, that is, shares acquired at the same cost in a single transaction, converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the stockholder has held the shares of MONY common stock for more than one year. Certain limitations apply to the use of capital losses. Any dividend paid by MONY, as described under “The Merger Agreement — Dividend from Adjusted Net Earning,” will be taxable to recipients as ordinary dividend income, and will not be treated for federal income tax purposes as received pursuant to the merger.

Backup withholding at the applicable rate may apply to cash payments a stockholder receives pursuant to the merger if such stockholder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable tax reporting or backup withholding tax rules and certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations. Any amount withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability, provided that the required procedures are followed.

MONY stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

REQUIRED REGULATORY APPROVALS

Consummation of the merger is subject to a number of regulatory approvals that are described below. Although MONY and AXA Financial have no reason to believe that they will not be able to obtain these regulatory approvals, they cannot predict whether the required regulatory approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to MONY and AXA Financial, or whether these approvals will be obtained at all. MONY and AXA Financial are not aware of any other material governmental approvals or actions that are required prior to consummation of the merger other than those described below.

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that legislation, MONY and AXA Financial cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements have been satisfied. MONY and AXA Financial expect to file notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on or about October 15, 2003, and, if such notification and report forms are filed on or about that date, the waiting period would be scheduled to expire on or about November 15, 2003, unless terminated prior to that time or extended by a request for additional information or documentation.

At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets by MONY or AXA Financial. Individual states or private parties also may bring actions under the antitrust laws in certain circumstances. Although MONY and AXA Financial believe that the merger is legal under the federal antitrust laws, MONY and AXA Financial cannot provide any assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

In addition to U.S. antitrust approval, MONY and AXA Financial are required to obtain approval of the merger from the Brazilian Competition Authority with respect to a broker-dealer subsidiary of MONY that is based in Brazil. MONY and AXA Financial have made the required filing with the Brazilian Competition Authority. Under Brazilian law, the merger may be completed before this antitrust approval has been granted.

Insurance Regulation

The insurance laws and regulations of U.S. jurisdictions generally require that, prior to the acquisition of control or merger with the holding company parent of an insurance company domiciled, or, in some cases, commercially domiciled, in that jurisdiction, the acquiror must obtain the prior approval of, or file notification with and meet the waiting period requirements imposed by, the insurance regulatory authority of that jurisdiction. In this regard, completion of the merger is subject to the prior approval of the insurance departments of the states of Arizona, New York and Ohio. AXA Financial expects to file applications for prior approval with each of these insurance departments as soon as practicable.

In addition to the acquisition of control filings, AXA Financial has made or will make notice filings with insurance departments in states where AXA Financial’s subsidiaries and MONY’s subsidiaries together have sufficiently large market shares in particular insurance lines to require notification prior to completion of the acquisition. Approval of the merger is not required in these states, but these insurance departments could take action to impose conditions on the merger that could delay or prevent its consummation.

In addition to U.S. insurance regulatory matters, AXA Financial is required to obtain prior approval of the merger from the Cayman Islands Monetary Authority with respect to MONY’s insurance subsidiary that is domiciled in the Cayman Islands. AXA Financial expects to file the required application for approval with the Cayman Islands Monetary Authority as soon as practicable.

Bank Regulation

Pursuant to the Home Owners’ Loan Act of 1933 and the Bank Merger Act, MONY and AXA Financial are prohibited from consummating the merger until they have filed applications with, and obtained the prior approval of, the Office of Thrift Supervision for AXA Financial’s acquisition of MONY, and the indirect acquisition of MONY’s federal savings bank subsidiary Advest Trust Company. An application may also be required to be filed with the Banking Commissioner for the State of Connecticut with respect to the change of control of MONY’s federal savings bank subsidiary. In addition to U.S. bank regulatory matters, AXA Financial is required to obtain prior approval of the merger from the Cayman Islands Monetary Authority with respect to MONY’s bank subsidiary that is based in the Cayman Islands. AXA Financial expects to file all required applications for approval with bank regulatory authorities as soon as practicable.

Broker-Dealer Regulation

MONY and AXA Financial own several registered broker-dealer subsidiaries. All of these broker-dealers are member firms of the National Association of Securities Dealers and one MONY broker-dealer is a member firm of various stock exchanges, including the New York Stock Exchange. In contemplation of the change in control of the MONY broker-dealers, MONY and AXA Financial are required to apply for and obtain approvals from the National Association of Securities Dealers, the New York Stock Exchange and certain other self-regulatory organizations.

General

MONY and AXA Financial conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. MONY and AXA Financial have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, including each of the annexes attached to the proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.

The Merger

AIMA, a newly formed, wholly owned subsidiary of AXA Financial will merge with and into MONY, with MONY being the surviving corporation of the merger (the “surviving corporation”). All property, rights, privileges, powers and franchises of MONY and AIMA will vest in the surviving corporation, and all debts, liabilities and duties of MONY and AIMA will become the debts, liabilities and duties of the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as set forth in the certificate of merger. The closing of the merger will take place on the third business day after all of the conditions contained in the merger agreement have been fulfilled or waived, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions, or at such other place and time and/or on such other date as MONY and AXA Financial may agree in writing.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of MONY common stock will be converted into the right to receive $31.00 in cash, without interest. Each converted share of MONY common stock and all shares of MONY common stock held by MONY and its subsidiaries as treasury shares will be cancelled and retired at the effective time of the merger. The shares of holders of MONY common stock who have perfected appraisal rights will be subject to appraisal in accordance with Delaware law.

Each issued and outstanding share of MONY restricted common stock granted pursuant to the MONY restricted stock ownership plan will be canceled in exchange for the right to receive $31.00 in cash.

Each issued and outstanding option to purchase shares of MONY common stock with a per share exercise price of less than $31.00 will be canceled and converted into an amount of cash equal to the excess of $31.00 over the exercise price of the option, subject to the holder of such option’s execution of an agreement, in form and substance reasonably satisfactory to AXA Financial, pursuant to which MONY, AXA Financial and their affiliates are released from any and all liability in respect of such holder’s options. Each issued and outstanding stock option with a per share exercise price equal to or in excess of $31.00 will be canceled without payment.

AXA Financial will cause the surviving corporation to deliver to each holder of MONY warrants issued and outstanding immediately prior to the effective time of the merger the undertakings required by each warrant certificate that represents such warrants.

If, prior to the merger, the outstanding shares of MONY common stock are altered by reason of a stock split, combination, reclassification, stock dividend or any other similar transaction, the merger consideration will be adjusted accordingly.

Exchange Procedures

Prior to the merger, AXA Financial will select a bank or trust company reasonably acceptable to MONY, as paying agent. As of the effective time of the merger, AXA Financial will deposit, or will cause the surviving corporation to deposit, as a trust fund for the former holders of record of certificates representing MONY common stock, other than any shares held by MONY and its subsidiaries in treasury, appraisal shares or restricted shares, cash in the amount equal to the aggregate merger consideration which such holders are entitled to receive.

Promptly after the effective time of the merger, the paying agent will mail to each eligible holder of record of shares of MONY common stock a letter of transmittal and instructions on how to exchange MONY common stock certificates for the cash merger consideration. Please do not send in your MONY stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card.

After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, AXA Financial will cause your check to be mailed to you. The MONY stock certificates you surrender will be canceled. After completion of the merger, there will be no further transfers of MONY common stock, and MONY stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of the MONY common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to AXA Financial that such tax is not applicable.

If your MONY common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and the posting of a bond as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

If you do not return a completed letter of transmittal and your MONY stock certificates to the paying agent within one year after the effective time of the merger, you will be required to seek payment of the cash merger consideration from AXA Financial.

AXA Financial, the surviving corporation and the paying agent are entitled to deduct and withhold from the merger consideration payable to any former holder of shares of MONY common stock, MONY restricted common stock, stock options or warrants, the amount it is required to deduct and withhold from the merger consideration under the Internal Revenue Code of 1986, or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid.

None of AXA Financial, AIMA, the surviving corporation or the paying agent shall be liable to any former holder of MONY common stock for any such cash which is deliverable to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by MONY and AXA Financial relating to themselves and their respective subsidiaries. MONY has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	its subsidiaries;

•	its capitalization;

•	its corporate power, authority and action;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	its governmental filings, reports, SEC documents and statutory financial statements;

•	the absence of certain changes or events;

•	litigation and investigations;

•	the absence of undisclosed liabilities;

•	tax matters;

•	its properties and assets;

•	its insurance practices, permits and insurance licenses;

•	its regulatory filings;

•	its investments;

•	its insurance and annuity reserves;

•	the accuracy of information contained in this proxy statement, other than information provided by AXA Financial or AIMA, and compliance with SEC rules and regulations;

•	its brokers;

•	its compensation and benefit plans;

•	labor matters;

•	its intellectual property rights;

•	that no state anti-takeover statute is applicable to the merger;

•	its material contracts;

•	environmental matters;

•	its insurance coverage;

•	its investment advisory clients and contracts;

•	its registered funds;

•	its compliance with privacy policies and laws;

•	its compliance with anti-money laundering regulations;

•	AIMR compliance;

•	the opinion of Credit Suisse First Boston LLC; and

•	its stockholders’ rights plan.

AXA Financial has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	the accuracy of information contained in this proxy statement provided by AXA Financial and AIMA and compliance with SEC rules and regulations;

•	its brokers;

•	litigation and investigations; and

•	the availability of funds necessary to consummate the merger.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, MONY has agreed, subject to limited exceptions, that, among other things, it (i) will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties, including its relationships with policyholders, insureds, agents, underwriters, brokers and investment advisory clients and customers, and to keep available the services of its current key employees and maintain its current rights and franchises and (ii) without the prior written consent of AXA Financial:

•	will not and will not permit any subsidiary to change its charter documents;

•	will not declare, set aside for payment, or pay any stockholder dividend or other distribution on the capital stock of MONY or any of its wholly owned subsidiaries, except that MONY is permitted to declare and pay a dividend as provided in “— Dividend from Adjusted Net Earnings” below;

•	will not and will not permit any subsidiary to merge with another person, acquire a material portion of another person or commit to make any capital expenditure not in the ordinary course of business consistent with past practice;

•	will not sell, transfer, lease, sub-lease, license, subject to a lien or otherwise transfer (i) the MONY headquarters, (ii) any other material facility owned or leased by it or its subsidiaries, except for transactions in an amount not in excess of $4,000,000 in any one case or $16,000,000 in the aggregate or (iii) any of its or its subsidiaries’ assets or property, except for sales by MONY’s insurance company subsidiaries pursuant to the MONY investment policy, sales of investment securities by MONY and its subsidiaries in the ordinary course of business consistent with past practice, transactions carried out pursuant to existing written contracts or commitments and transactions in an amount not in excess of $4,000,000 in any one case or $16,000,000 in the aggregate;

•	will not permit any subsidiary that is an insurance company to conduct transactions in certain investments except pursuant to the MONY investment policy;

•	will not and will not permit any subsidiary to issue, sell, grant, pledge or encumber any of its capital stock or other securities, including options and warrants, or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities;

•	will not and will not permit any subsidiary to incur, guarantee or assume any indebtedness, except short-term borrowings in the ordinary course of business;

•	will not and will not permit any subsidiary to establish any benefit plan, amend or otherwise increase, accelerate the payment or vesting of amounts payable or to become payable under, or fail to make any required contribution to any benefit plan, or accelerate the vesting of any options or restricted shares;

•	will not and will not permit any subsidiary to grant an increase in the compensation of its directors, officers, employees, consultants, representatives or agents, except for increases in the ordinary course of business consistent with past practice for employees who are not party to a contract that provides benefits contingent on a change in control of MONY;

•	will not and will not permit any subsidiary to grant an increase in the benefits to its directors, officers, employees, consultants, representatives or agents;

•	will not and will not permit any subsidiary to enter into or modify any severance, consulting, retention or employment agreement or, except in the ordinary course of business consistent with past practice, hire or terminate any officer, employee, consultant, representative or agent, except to the extent that the applicable severance shall not exceed $1,000,000 in any one case or $5,000,000 in the aggregate;

•	will not implement or adopt any change in accounting principles or accounting practices except as may be required by a change in U.S. GAAP or applicable statutory accounting practices;

•	will not and will not permit any subsidiary to pay, discharge, settle or satisfy any claims, liabilities or obligations, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that do not exceed the case reserve established for such litigation on the litigation schedule previously delivered by it to AXA Financial, plus an additional $10,000,000 in the aggregate for all such settlements and the settlement of any other litigation not set forth on the litigation schedule, (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practice but not in excess of $2,000,000 individually or $10,000,000 in the aggregate or (iv) payment of principal and interest on outstanding indebtedness;

•	except as would not individually or in the aggregate, reasonably be expected to result in a cost to MONY that exceeds $10,000,000 plus the amount of any reserve established with respect to the following on MONY’s financial statements most recently filed with the SEC, will not and will not permit any subsidiary to, other than in the ordinary course of business consistent with past practice, (i) make or rescind any election relating to taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (iii) make a request for a written ruling of a taxing authority relating to taxes, other than any request for a determination concerning qualified status of any company benefit plan intended to be qualified under Internal Revenue Code, Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to taxes or (v) except as required by law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

•	will not and will not permit any subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

•	will not and will not permit any subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and it will, and will cause each of its subsidiaries to, enforce the provisions of all such agreements;

•	will not permit any subsidiary that is an insurance company to voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses as would not restrict the business or operations of such subsidiary in any material respect or as may be required to comply with applicable law;

•	will not terminate, cancel, amend or modify any insurance coverage maintained by it or any if its subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage, except in the ordinary course of business consistent with past practice;

•	will not and will not permit any subsidiary that is an insurance company to materially change its (i) underwriting or claims management, (ii) pricing except in the ordinary course of business consistent with past practice or (iii) reserving practices, except as required by applicable law;

•	will not and will not permit any subsidiary to purchase or redeem any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

•

will not permit any broker/dealer or adviser subsidiary to voluntarily forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its registrations, licenses, qualifications with any governmental entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except (i) as may be required by law or (ii) such forfeitures, abandonments, amendments, terminations, changes, modifications or waivers as would not, individually or in the aggregate, restrict the business or operations of such subsidiary in any material respect; and

•	will not and will not permit any subsidiary to agree or commit to do any of the foregoing.

Dividend from Adjusted Net Earnings

Subject to certain requirements, at any time after January 1, 2004, MONY may set a record date for, and declare and pay a dividend to, its stockholders in an aggregate amount not to exceed its Adjusted Net Earnings; however such dividend is not permitted in any event to exceed $0.45 per share of MONY common stock. “Adjusted Net Earnings” is defined in the merger agreement as the consolidated net income of MONY determined in accordance with United States generally accepted accounting principles for the six month period ended December 31, 2003, exclusive of the following: (i) earnings resulting from changes in accounting policies and methods; (ii) all capital gains and losses, other than those resulting from prepayments and calls on bonds and mortgages; (iii) reductions in litigation reserves, which are not the result of a final, non-appealable judgment or settlement between the parties to such litigation; (iv) changes in other accrued items or reserves resulting from changes in assumptions; (v) earnings resulting from any changes to existing reinsurance agreements; (vi) other non recurring items, including but not limited to, tax reserve releases, changes in restructuring reserves (other than from payments), gains and losses on reinsurance transactions not in the ordinary course of business and gains on disposal of non-invested assets; (vii) earnings resulting from changes in assumptions used to capitalize and amortize deferred acquisition costs, including, mortality, lapse and investment returns; and (viii) gains or losses resulting from sales of subsidiaries or any material asset outside of the ordinary course of business consistent with past practices; in each case, net of all applicable tax, deferred acquisition cost amortization and policyholder dividend accruals.

Proxy Statement; MONY Stockholders’ Meeting; Recommendation

Promptly following the date of the merger agreement, MONY and AXA Financial will prepare, and MONY will file with the SEC, this proxy statement relating to the adoption of the merger agreement by MONY’s stockholders. MONY and AXA Financial will each use its reasonable best efforts to have the proxy statement cleared by the SEC as promptly as practicable after it is filed. MONY will use reasonable best efforts to cause this proxy statement to be mailed to MONY’s stockholders as promptly as practicable after the proxy statement is cleared by the SEC. Each of MONY and AXA Financial will promptly as practicable notify the other of certain events relating to the proxy statement. In addition, all filings by MONY and AXA Financial with the SEC, and all mailings by MONY to MONY’s stockholders in connection with the merger and transactions contemplated by the merger agreement, are subject to the prior review and consent of the other.

MONY will promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the proxy statement is cleared by the SEC, a meeting of the holders of common stock for the sole purpose of seeking the adoption of the merger agreement by the MONY stockholders. Except as provided below under the caption “— Acquisition Proposals,” the MONY board of directors will recommend adoption of the merger agreement and include its recommendation in the proxy statement and will use its reasonable best efforts to solicit and obtain such adoption. However, nothing will prohibit MONY from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the MONY board of directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

Subject to its rights to terminate the merger agreement described below under the heading “— Termination” and notwithstanding any withdrawal, amendment or modification by the MONY board of directors of its recommendation of the merger agreement, the merger agreement must be submitted to the MONY stockholders at stockholder meeting for the purpose of adopting the merger agreement.

Acquisition Proposals

MONY has agreed that it will not, nor will it authorize or permit any subsidiary, or any of its or their respective directors, officers or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action to in any way knowingly facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, as defined below, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. In addition, MONY has agreed to, and to cause its subsidiaries to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person with respect to any Alternative Transaction Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the MONY stockholders for the adoption of the merger agreement, in response to a bona fide written Alternative Transaction Proposal that the MONY board of directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to constitute a Superior Proposal, as defined below, and which Alternative Transaction Proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach of these provisions, MONY may, subject to the requirements described below, and after giving AXA Financial written notice of such action, (i) furnish information with respect to MONY and its subsidiaries to the person making the Alternative Transaction Proposal pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the confidentiality agreement executed by MONY and AXA Financial in connection with the merger, provided that all such information has previously been provided to AXA Financial or is provided to AXA Financial prior to or substantially concurrently with the time it is provided to such person and (ii) participate in discussions or negotiations with the person making such Alternative Transaction Proposal and its advisors and representatives regarding such Alternative Transaction Proposal.

MONY has agreed to promptly advise AXA Financial of any Alternative Transaction Proposal and any inquiry with respect to or that could reasonably be expected to lead to any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal or inquiry, including any changes thereto, and the identity of the person making any such Alternative Transaction Proposal or inquiry and of any discussions, explorations or negotiations sought to be entered into or continued by such person with MONY, its subsidiaries or any of their respective directors, officers, employees or other representatives. MONY has also agreed to keep AXA Financial fully informed on a current basis of the status, including any change to the terms and conditions thereof, of any Alternative Transaction Proposal or inquiry.

Neither the MONY board of directors nor any committee of the MONY board of directors may directly or indirectly:

•	(i) withdraw, or amend or modify in a manner adverse to AXA Financial, or publicly propose to withdraw, or amend or modify in a manner adverse to AXA Financial, the approval, recommendation or declaration of advisability by the MONY board of directors or any committee of the merger agreement, or the merger or the other transactions contemplated by merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal; or

•	subject to MONY’s right to terminate the merger agreement in light of a Superior Proposal described below under the heading “— Termination,” approve or recommend, or publicly propose to approve or recommend, or allow MONY or its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (i) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Alternative Transaction Proposal, other than a confidentiality agreement referred to above, or (ii) requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding these restrictions, at any time prior to obtaining the approval of the MONY stockholders of the merger agreement, and subject to MONY’s compliance at all times with the provisions contained in this section, the MONY board of directors may withdraw, or amend or modify in a manner adverse to AXA Financial, its recommendation of the advisability of the merger agreement or recommend, adopt or approve any Alternative Transaction Proposal if the MONY board of directors determines in good faith by resolution duly adopted, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the MONY stockholders under applicable law.

An “Alternative Transaction Proposal” is any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction other than the transaction provided for by the merger agreement, referred to as a “business combination transaction,” involving MONY, (ii) MONY’s acquisition of any third party, other than AXA Financial, AIMA or any of their subsidiaries, in a business combination transaction in which the stockholders of the third party immediately prior to consummation of such business combination transaction will own more than 15% of MONY’s outstanding capital stock immediately following such business combination transaction, including the issuance by MONY of more than 15% of any class of its voting equity securities as consideration for assets or securities of a third party or (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of MONY, of assets or properties that constitute 15% or more of the assets of MONY and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of MONY, in each case other than the merger and the transactions contemplated by the merger agreement.

A “Superior Proposal” is a bona fide written proposal made by a third party (i) which is for a business combination transaction involving, or any purchase or acquisition of, (a) at least 50% of all the voting power of the MONY common stock or (b) at least 50% of the consolidated assets of MONY and its subsidiaries, taken as a whole, and (ii) which is otherwise on terms which the MONY board of directors determines in good faith by resolution duly adopted (a) would result in a transaction that, if consummated, is more favorable to holders of MONY common stock, from a financial point of view, than the merger, after consultation with a nationally recognized investment banking firm, taking into account all the terms and conditions of such proposal and the merger agreement, including any proposal by AXA Financial to amend the terms of the agreement, and (b) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed.

Regulatory Filings

As promptly as practicable after the date of the merger agreement, MONY and AXA Financial will make all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all filings required by the insurance regulatory authorities in Arizona, Ohio, New York and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with the merger agreement. See “Required Regulatory Approvals.” In addition, each of MONY and AXA Financial will use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

Employee Matters

Until the earlier of (i) one year after the effective date of the merger or (ii) December 31, 2004, the surviving corporation of the merger will provide to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation employee benefits and compensation plans that are substantially comparable in the aggregate to those currently provided to them as employees of MONY or its subsidiaries, excluding any equity-based or long-term incentive plans. The foregoing does not restrict in any way the surviving corporation’s ability to amend or modify or terminate any benefit plan or to terminate any person’s employment.

For 90 days following the effective time of the merger, the surviving corporation will provide to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation severance and any similar benefits which are substantially equivalent in the aggregate to the severance and similar benefits currently provided to current employees of MONY and its subsidiaries. Thereafter, until the earlier of (i) one year after the effective date of the merger or (ii) December 31, 2004, the surviving corporation is required to provide severance and any similar benefits to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation only on a basis that is substantially equivalent in the aggregate to those severance or similar benefits provided from time to time by AXA Financial to similarly situated employees of AXA Financial.

Until the first anniversary of the effective time of the merger, in the case of all Tier 1 agents and Tier 2 agents of MONY and its affiliates, and until the second anniversary of the effective time of the merger, in the case of all Tier 3 agents and Tier 4 agents of MONY and its affiliates, the surviving corporation will honor the agency contract between such agent and the applicable insurance subsidiary, including the commission-related compensation. In addition, until the first anniversary of the effective time of the merger, the surviving corporation will cause MONY to permit each Tier 1 agent, Tier 2 agent, Tier 3 agent and Tier 4 agent who continues to remain under contract with MONY or any of its affiliates during such period to continue to market insurance policies, annuity contracts and related products under the name of such insurance subsidiary. None of the foregoing, however, precludes the surviving corporation or any affiliate from (i) imposing restrictions or conditions on any such agents to promote compliance with applicable law or (ii) substituting the broker-dealer services of one or more of AXA Financial’s existing broker-dealer affiliates, or any third-party broker-dealer, for the broker-dealer services currently used by such agents to market such policies, contracts and related products.

Company Indemnification Provisions

AXA Financial will cause the surviving corporation to maintain MONY’s existing indemnification provisions with respect to present and former directors, officers, employees and agents of MONY and all other persons who may presently serve or have served at MONY’s request as a director, officer, employee or agent of another entity for all expenses and other amounts paid by reason of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted or required under applicable law and MONY’s amended and restated certificate of incorporation and amended and restated by-laws, for a period of not less than six years after the effective time of the merger.

Immediately prior to the closing of the merger, AXA Financial will purchase a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of MONY and its subsidiaries on terms and conditions, including limits, as favorable as may be available, but no more favorable than the policies currently in effect, which policy will remain in effect for a period of six years after the effective time of the merger; provided, however, that, among other things, the premium for such run-off policy shall not exceed 300% of the last annual aggregate premium paid prior to the date of the merger agreement for directors’ and officers’ insurance currently in place.

Additional Matters

Each of MONY and AXA Financial agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with governmental requirements and any other third party consents and to effect all necessary registrations and filings.

Company Rights Agreement

The MONY board of directors will take all actions reasonably requested by AXA Financial in order to render the rights issued pursuant to the Rights Agreement, dated as of November 10, 1998 between MONY and First Chicago Trust Company of New York, inapplicable to the merger and the other transactions contemplated by the merger agreement. Except as approved in writing by AXA Financial, the MONY board of directors will not amend the Rights Agreement, redeem the rights, or take any action with respect to, or make any determination under, the Rights Agreement.

Stockholder Litigation

MONY must give AXA Financial the opportunity to participate in the defense or settlement of any stockholder litigation against MONY and/or its directors relating to the transactions contemplated by the merger agreement. MONY agrees that it will not settle or offer to settle any litigation commenced prior to or after the date of the merger agreement against MONY or any of its directors or executive officers by any stockholder of MONY relating to the merger agreement, the merger, any other transaction contemplated by the merger agreement or otherwise, without the prior written consent of AXA Financial.

Thrift Merger

As promptly as practicable, MONY and AXA Financial will, and will cause Advest Trust Company, an indirect subsidiary of MONY, and Frontier Trust Company, a subsidiary of AXA Financial, and any of MONY’s and AXA Financial’s other respective subsidiaries or affiliates as may be necessary, to take all actions necessary for Advest Trust Company to merge into Frontier Trust Company under Section 10(e) of the Home Owners’ Loan Act, as amended, and applicable Office of Thrift Supervision regulations, and 12 U.S.C. § 1815(d)(3) in such manner as is reasonably necessary for the existing status under Section 10(c)(9)(C) of the Home Owners’ Loan Act, as amended, of AXA Financial and all of its subsidiaries and affiliates that control Frontier not to be adversely affected by the merger and transactions contemplated by the merger agreement.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

Conditions to MONY’s and AXA Financial’s Obligations

MONY and AXA Financial are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated, and no action has been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action has not been withdrawn or terminated;

•	no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any governmental entity which prohibits, restrains or enjoins consummation of the merger is in effect;

•	each of MONY and AXA Financial has made the necessary filings with, or has obtained the necessary permits, authorizations, consents, or approvals from, the insurance regulatory authorities of Arizona, Ohio and New York and such approval of the Banking Commissioner for the State of Connecticut as may be required under applicable law; and

•	approval of the MONY stockholders has been obtained.

Conditions to the Obligations of MONY

MONY will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	AXA Financial has performed in all material respects its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and the representations and warranties of AXA Financial contained in the merger agreement shall be true and correct in all respects when made and as of the effective time of the merger as if made at such time, except that to the extent such representations and warranties speak as of a specified date they need only be true and correct in all respects as of such specified date, interpreted, in the case of all representations and warranties other than those relating to corporate status, authority for agreements and consents and approvals, without giving effect to any materiality qualifications, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a material adverse effect (as such term is defined in the merger agreement) on AXA Financial; and

•	MONY has received written approval from the Office of Thrift Supervision of the merger of Advest Trust Company and Frontier Trust Company described above under “— Thrift Merger.”

Conditions to the Obligations of AXA Financial

AXA Financial will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	MONY has performed in all material respects its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and the representations and warranties of MONY contained in the merger agreement shall be true and correct in all respects when made and as of the effective time of the merger as if made at such time, except that to the extent such representations and warranties speak as of a specified date they need only be true and correct in all respects as of such specified date, interpreted, in the case of all representations and warranties other than those relating to corporate status, capitalization, authority for agreements, consents and approvals, opinion of MONY’s financial advisor and the MONY stockholder rights plan, without giving effect to any materiality qualifications, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a material adverse effect (as such term is defined in the merger agreement) on MONY;

•	no event, occurrence, fact, condition, change, development or effect shall have occurred since December 31, 2002 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on MONY;

•	there is no pending or threatened material suit by any governmental entity that has a reasonable likelihood of success which challenges or seeks to restrain or prohibit the merger or any of the other transactions contemplated by or relating to the merger agreement;

•	MONY has obtained the required fund approvals, including, except to the extent not required by U.S. Securities and Exchange Commission exemptive order, stockholder approvals, of new investment advisory contracts and sub-advisory contracts from U.S. Registered Funds, as defined in the merger agreement, representing 80 percent of the total assets of all the U.S. Registered Funds determined as of the date of the merger agreement and board of director approvals of interim contracts (under Rule 15a-4 under the Investment Company Act of 1940) with the remaining U.S. Registered Funds;

•	holders of not more than 10% of the issued and outstanding shares of MONY common stock have perfected their appraisal rights;

•

AXA Financial or its affiliates have received written approval from the Office of Thrift Supervision of the merger of Advest Trust Company and Frontier Trust Company described above under “— Thrift Merger,” and written confirmation or other written guidance from the Office of Thrift Supervision, reasonably satisfactory to AXA Financial, that the merger of Advest Trust Company and Frontier Trust

Company and the consummation of the transactions contemplated by the merger agreement, will not adversely affect the existing status under Section 10(c)(9)(C) of the Home Owners’ Loan Act of AXA Financial or any subsidiary or affiliate of AXA Financial that controls Frontier Trust Company; and

•	the required permits, authorizations, consents, or approvals are subject only to (i) conditions customarily imposed by insurance or other applicable regulatory authorities in transactions of the type contemplated by the merger agreement and (ii) other conditions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on MONY or AXA Financial, after giving effect to the consummation of the merger.

“Material Adverse Effect” on MONY

A “material adverse effect” on MONY is defined in the merger agreement as any event, occurrence, fact, condition, change, development, or effect that (i) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of MONY and its subsidiaries, taken as a whole, (ii) would prevent or materially delay the consummation of the merger or the transactions contemplated by the merger or (iii) would otherwise materially adversely effect the ability of MONY to perform its obligations under the merger agreement and the other transactions contemplated by the merger agreement; except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic conditions or changes in general economic conditions, (b) financial or security market fluctuations or conditions, (c) changes in or events affecting the financial services industry, insurance and insurance services industries, annuity industry, brokerage industry, investment advisory industry or asset management industry generally, (d) compliance by MONY with the terms and conditions of the merger agreement, (e) any effect arising out of a change in U.S. generally accepted accounting principles, statutory accounting practices or applicable law or (f) any loss of an agent, producer, regulatory representative or employee, and, in the case of clauses (a), (b), (c) or (e) not affecting MONY and its subsidiaries to a materially greater extent than it affects other persons in industries in which such persons compete.

In determining whether any event, occurrence, fact, condition, change, development or effect constitutes a “material adverse effect” on MONY as defined in the merger agreement, the parties agree that (i) none of AXA Financial or AIMA will be deemed to have knowledge of any event, occurrence, fact, condition, change, development or effect that relates to MONY, any of MONY’s subsidiaries or any of their respective internal affairs that is not expressly set forth with particularity on MONY’s disclosure letter in connection with the merger agreement or that is not expressly set forth with particularity in MONY’s reports, schedule, forms, statements and other documents filed or furnished to the U.S. Securities and Exchange Commission after December 31, 2001 and publicly available prior to the date of the merger agreement and (ii) the analysis of materiality shall not be limited to either a long-term or short-term perspective.

In addition, and without limiting the generality of the foregoing, for purposes of some of the closing conditions set forth in the merger agreement, an event, occurrence, fact, condition, change, development or effect will be deemed to constitute a “material adverse effect” on MONY under clause (i) of the definition of “material adverse effect” on MONY set forth above only if such event, occurrence, fact, condition, change, development or effect, individually or in the aggregate with all other such events, occurrences, facts, conditions, changes, developments or effects, would, or would reasonably be expected to, result in losses to MONY and its subsidiaries, taken as a whole, of $120,000,000 or more; provided that, notwithstanding anything in the merger agreement to the contrary, any losses resulting from, or which would be reasonably expected to result from, any event, occurrence, fact, condition, development, change or effect relating to any matter, whether or not such matter is disclosed on MONY’s disclosure letter in connection with the merger agreement, will be included in determining whether such $120,000,000 amount has been met or exceeded, to the extent, but only to the extent, such losses exceed the reserve, if any, for such matter reflected on MONY’s consolidated balance sheet as of December 31, 2002 included in MONY’s reports filed with the U.S. Securities and Exchange Commission.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by MONY stockholders:

(i)	by the mutual written consent of MONY and AXA Financial;

(ii)	by either MONY or AXA Financial, if the merger is not consummated within 12 months of the date of the merger agreement, or within 18 months of the date of the merger agreement in the event that the required consents have not been obtained or any party to the merger agreement is subject to a non-final order prohibiting the merger and other specified conditions are met, which date is referred to as the “termination date;”

(iii)	by AXA Financial if the MONY board of directors or a committee thereof has (a) withdrawn, or amended or modified in a manner adverse to AXA Financial, or has publicly proposed to withdraw, or amend or modify in a manner adverse to AXA Financial, its recommendation of the merger agreement, or the merger or the other transactions contemplated by the merger agreement or (b) recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Alternative Transaction Proposal;

(iv)	by (a) AXA Financial, if the required approval of the MONY stockholders is not obtained at the MONY stockholders meeting or at any adjournment or postponement thereof or (b) by MONY if the approval of the MONY stockholders is not obtained at the MONY stockholders meeting or at any adjournment or postponement thereof; provided that in the case of any such termination by MONY (1) no Alternative Transaction Proposal has been made to MONY, (2) no Alternative Transaction Proposal has been made directly to the stockholders of MONY generally and (3) no person has publicly announced an intention, whether or not conditional, to make any Alternative Transaction Proposal;

(v)	by either MONY or AXA Financial, if a final governmental order or decree prohibits the merger;

(vi)	by either MONY or AXA Financial if they are not in material breach of any representation, warranty or covenant and, prior to the closing date, the other party is (a) in breach of any representation, warranty, covenant or other agreement that would cause a failure of a condition to closing and is incapable of being cured before the closing date or is not cured within 30 days written notice or (b) incapable of fulfilling any of the conditions to closing prior to the termination date of the merger agreement; and

(vii)	by MONY if, at any time prior to receipt of the required approval of the MONY stockholders, (a) the MONY board of directors has received a Superior Proposal, (b) in light of such Superior Proposal, the MONY board of directors has determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the MONY board of directors to withdraw, amend or modify its approval or recommendation of the merger agreement or the merger in order to comply with its fiduciary duties to the MONY stockholders under applicable law, (c) MONY has notified AXA Financial in writing of the determination described in clause (b) above and has attached the most current version of the agreement relating to such Superior Proposal to such notice, (d) at least five business days following receipt by AXA Financial of the notice referred to in clause (c) above, and taking into account any revised proposal made by AXA Financial following receipt of the notice referred to in clause (c) above, such Superior Proposal remains a Superior Proposal and the MONY board of directors has again made the determination referred to in clause (b) above, (e) MONY is, and at all times has been, in compliance with the provisions described under the heading “— Acquisition Proposals” above, (f) the MONY board of directors concurrently approves, and MONY concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal, (g) AXA Financial is not at such time entitled to terminate the merger agreement as a result of a material breach by MONY of the merger agreement and (h) MONY, at or prior to any termination pursuant to this provision, pays AXA Financial the applicable termination fee described below under the heading “— Termination Fee” below.

Termination Fee

MONY has agreed to pay AXA Financial a cash termination fee of $50 million if the merger agreement is terminated:

•	by MONY pursuant to clause (vii) under the heading “— Termination” above;

•	by AXA Financial pursuant to clause (iii) under the heading “— Termination” above;

•	(a) at a time prior to the date of the meeting of the MONY stockholders, when an Alternative Transaction Proposal has been made to MONY or has been made directly to the MONY stockholders generally or otherwise becomes publicly known or any person has publicly announced an intention to make an Alternative Transaction Proposal, (b) by AXA Financial pursuant to clause (iv)(a) under the heading “— Termination” above and (c) within 12 months of such termination MONY enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal; or

•	(a) at a time when an Alternative Transaction Proposal has been made to MONY or has been made directly to the MONY stockholders generally or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an Alternative Transaction Proposal, (b) by AXA Financial or MONY pursuant to clause (ii) under the heading “— Termination” above or by AXA Financial pursuant to clause (vi)(a) under the heading “— Termination” above and (c) within 12 months of such termination MONY enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal.

For purposes of this section, the term Alternative Transaction Proposal has the meaning set forth under the heading “— Acquisition Proposals” above, except that all references to “15%” therein shall be deemed references to “30%.”

Fees and Expenses

Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that in the event MONY or AXA Financial terminates the merger agreement pursuant to clause (vi) under the heading “— Termination” above due to a willful breach by the other party, in addition to any other payments, the breaching party shall reimburse the other party for all of its reasonable out-of-pocket expenses, including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger.

Amendment and Waiver

The merger agreement may only be amended by an instrument in writing signed on behalf of each party to the merger agreement. At any time prior to the effective time of the merger, MONY or AXA Financial may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party and (c) waive compliance with any of the agreements or conditions of the other party.

Assignment

The merger agreement may not be assigned, except that AXA Financial may assign all of its rights and obligations under the merger agreement to any direct or indirect subsidiary of its parent, AXA, which subsidiary is organized under the laws of any state of the United States and with respect to which AXA owns at least 80% of the voting power or economic interests. Notwithstanding any such assignment, AXA Financial will remain obligated to perform all of its obligations under the merger agreement.

MARKET PRICE OF MONY COMMON STOCK

MONY common stock is listed on the New York Stock Exchange under the symbol “MNY.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share for MONY common stock as reported on the New York Stock Exchange and the dividends per share of common stock paid by MONY in each quarter:

	High	Low	Dividends
2001:
First Quarter	$50.81	$32.35	$0.00
Second Quarter	$40.82	$32.30	$0.00
Third Quarter	$41.00	$30.81	$0.00
Fourth Quarter	$34.57	$30.17	$0.45

2002:
First Quarter	$40.61	$34.32	$0.00
Second Quarter	$41.63	$32.45	$0.00
Third Quarter	$34.15	$24.27	$0.00
Fourth Quarter	$27.82	$21.88	$0.45

2003:
First Quarter	$25.70	$18.82	$0.00
Second Quarter	$28.24	$20.96	$0.00
Third Quarter	$33.33	$26.79	$0.00
Fourth Quarter (through October 8, 2003)	$32.90	$32.55	$0.00

The closing price per share of MONY common stock on the New York Stock Exchange on September 17, 2003, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $29.33. The average closing stock price per share of MONY common stock on the New York Stock Exchange over the one-year period ended September 17, 2003 was $24.74 per share. On [•], 2003, which is the latest practicable date prior to the printing of this proxy statement, the closing price per share of MONY common stock on the New York Stock Exchange was $[•].

You are urged to obtain current market information for MONY common stock.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

MONY has no information that any person beneficially owns more than 5% of outstanding MONY common stock except as reported on the Schedule 13G filed with the SEC by Goldman, Sachs & Co. and certain affiliates pursuant to the Securities Exchange Act of 1934. The following table and footnote have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Reported on Schedule 13G	Percent of Class
The Goldman Sachs Group, Inc. 85 Broad Street New York, NY 10004(1)	3,564,775	7.1%

(1)	Consists of 3,564,775 shares beneficially owned by Goldman Sachs and The Goldman Sachs Group, Inc. (“GS Group”); 2,227,198 shares beneficially owned by GS Mezzanine Partners, L.P.; 1,195,949 shares beneficially owned by GS Mezzanine Partners Offshore, L.P.; 3,423,147 shares beneficially owned by GS Mezzanine Advisors, L.L.C.; 76,169 shares beneficially owned by Stone Street Fund 1997, L.P.; 36,993 shares beneficially owned by Bridge Street Fund 1997, L.P. and 113,162 shares beneficially owned by Stone Street 1997, L.L.C. Includes an aggregate of 3,536,309 shares issuable upon exercise of currently exercisable warrants held by GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1997, L.P., and Bridge Street Fund 1997, L.P. (collectively, the “Investors”), pursuant to the Investment Agreement, dated as of December 30, 1997, by and among The Mutual Life Insurance Company of New York (now known as MONY Life Insurance Company), MONY Financial Services Corporation (now known as The MONY Group Inc.) and the Investors. The investment banking division (“IBD”) of GS Group disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

Security Ownership of Directors and Executive Officers

The following table sets forth information as of October 6, 2003, concerning the beneficial ownership of MONY common stock by (i) directors of MONY, (ii) MONY’s Chief Executive Officer and MONY’s four other most highly compensated executive officers as of December 31, 2002 (the “named executive officers”) and (iii) all directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person. On October 6, 2003, MONY had 47,983,107 shares of common stock issued and outstanding.

As of October 6, 2003, the directors and named executive officers of MONY:

•	owned beneficially, directly or indirectly, the number of shares of MONY common stock indicated under “Shares Beneficially Owned”;

•	held options, exercisable within 60 days after that date, to purchase the number of shares of MONY common stock indicated in the applicable footnotes below; and

•	held units equivalent to the number of shares of MONY common stock indicated under “Benefit Plan Shares Beneficially Owned” pursuant to the Investment Plan Supplement for Employees and Field Underwriters of MONY Life Insurance Company, referred to as the Investment Plan Supplement, the Excess Benefit Plan for Employees of MONY Life Insurance Company, referred to as the Excess Plan, and/or the Deferred Compensation Plan for Directors of MONY Life Insurance Company, referred to as the Directors Deferred Plan.

As of October 6, 2003, (i) each director and each named executive officer beneficially owned less than one percent of MONY’s issued and outstanding common stock and (ii) all directors and executive officers as a group beneficially owned 3.2% of MONY’s issued and outstanding common stock.

Name of Beneficial Owner	Shares Beneficially Owned		Benefit Plans Shares Beneficially Owned(1)	Total Number of Shares Beneficially Owned
Tom H. Barrett	1,977	(2)	2,926	4,903
David L. Call	2,327	(2)(3)	0	2,327
Richard Daddario	129,557	(4)	16,303	145,860
G. Robert Durham	2,054	(2)	0	2,054
Margaret M. Foran	1,000		0	1,000
Samuel J. Foti	242,766	(5)	69,739	312,505
Robert Holland, Jr.	2,144	(2)(6)	14,775	16,919
James L. Johnson	2,000	(2)	0	2,000
Frederick W. Kanner	3,447	(7)	3,262	6,709
Robert R. Kiley	1,977	(2)	197	2,174
Kenneth M. Levine	131,960	(8)	12,165	144,125
Jane C. Pfeiffer	2,988	(2)	0	2,988
Michael I. Roth	352,955	(9)	64,409	417,364
Thomas C. Theobald	2,043	(2)	3,641	5,684
David M. Thomas	593	(10)	0	593
Victor Ugolyn	57,542	(11)	11,155	68,697
All directors and executive officers as a group (25 persons)	1,325,603		227,421	1,553,024	(12)

(1)	Indicates common stock equivalent of unitized interests held under the Retirement and Investment Plan Trust of MONY Life and the Deferred Compensation Trust of MONY Life determined by the applicable plan administrator as of a recent date. This represents the employees’ and non-management directors’ deferral of compensation and MONY contributions under the Investment Plan Supplement, a tax-qualified 401(k) plan, the Excess Plan and the Directors Deferred Plan.
(2)	Includes (i) 550 restricted shares granted on January 11, 2000, (ii) 418 restricted shares granted on January 17, 2001, (iii) 416 restricted shares granted on January 16, 2002 and (iv) 593 restricted shares granted on January 15, 2003.
(3)	Includes 250 shares owned in an IRA by Mr. Call’s spouse.
(4)	Includes (i) 43,473 restricted shares subject to certain vesting and forfeiture provisions, (ii) 85,000 shares subject to options exercisable within 60 days after October 6, 2003 and (iii) 77 shares owned by Mr. Daddario’s spouse. Mr. Daddario disclaims beneficial ownership of the shares owned by his spouse.
(5)	Includes (i) 92,179 restricted shares subject to certain vesting and forfeiture provisions, (ii) 150,000 shares subject to options exercisable within 60 days after October 6, 2003 and (iii) 165 shares owned by Mr. Foti’s spouse. Mr. Foti disclaims beneficial ownership of the shares owned by his spouse.
(6)	Includes 7 shares owned by WorkPlace Integrators. Mr. Holland previously owned WorkPlace Integrators.
(7)	Includes (i) 418 restricted shares granted on January 17, 2001, (ii) 416 restricted shares granted on January 16, 2002 and (iii) 593 restricted shares granted on January 15, 2003.
(8)	Includes (i) 45,803 restricted shares subject to certain vesting and forfeiture provisions and (ii) 85,000 shares subject to options exercisable within 60 days after October 6, 2003.
(9)	Includes (i) 116,520 restricted shares subject to certain vesting and forfeiture provisions, (ii) 236,000 shares subject to options exercisable within 60 days after October 6, 2003 and (iii) 428 shares owned by the Michael I. Roth Irrevocable Trust, an irrevocable life insurance trust of which Mr. Roth’s three children are beneficiaries. Mr. Roth disclaims beneficial ownership of the shares owned by the trust.
(10)	Consists of 593 restricted shares granted on January 15, 2003.
(11)	Includes (i) 34,006 restricted shares subject to certain vesting and forfeiture provisions and (ii) 23,500 shares subject to options exercisable within 60 days after October 6, 2003.
(12)	Includes 3,887 shares of common stock for which beneficial ownership is disclaimed by certain directors and executive officers.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of MONY common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. MONY stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. MONY will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C of this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes MONY’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C of this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of MONY common stock, you must satisfy each of the following conditions:

•	You must deliver to MONY a written demand for appraisal of your shares of MONY common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of MONY common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of MONY common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of MONY common stock.

All demands for appraisal should be addressed to the MONY General Counsel at The MONY Group Inc., 1740 Broadway, New York, New York 10019, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of MONY common stock. The demand must reasonably inform MONY of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of MONY common stock.

To be effective, a demand for appraisal by a holder of MONY common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of MONY common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of

MONY common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of MONY common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of MONY common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of MONY common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of MONY common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the merger, MONY must give written notice that the merger has become effective to each stockholder of MONY who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of MONY common stock. Within 120 days after the effective date, either MONY or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of MONY common stock held by all stockholders entitled to appraisal. MONY has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to MONY, MONY will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of MONY common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of MONY common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of MONY common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of MONY common stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon MONY and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock of MONY pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, MONY stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

The 2004 annual meeting of stockholders of MONY will be held only if the merger is not completed. If the 2004 annual meeting is held, stockholder proposals must be received by MONY no later than December 9, 2003 to be eligible for inclusion under the rules of the SEC in the Company’s proxy materials for the 2004 annual meeting of stockholders and must comply with such rules. Under MONY’s amended and restated by-laws, proposals of stockholders not included in the proxy materials may be presented at the 2004 annual meeting of stockholders only if MONY’s Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the proxy statement in connection with the 2003 annual meeting of stockholders, subject to certain exceptions if the 2004 annual meeting is advanced by more than 30 days and the proposal is a proper one for stockholder action. MONY’s amended and restated by-laws also require that notice of nominations of persons for election to the board of directors, other than those made by or at the direction of the board of directors, must be received by the Corporate Secretary at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the proxy statement in connection with the 2003 annual meeting of stockholders (subject to exceptions if the 2004 annual meeting of stockholders is advanced by more than 30 days). The notice must present certain information concerning the nominees and the stockholders making the nominations. The Corporate Secretary must receive a statement of any nominee’s consent to serve as a director if elected.

WHERE YOU CAN FIND MORE INFORMATION

MONY files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Northeast Regional Office
450 Fifth Street, N.W.	Citicorp Center
Room 1024	13th Floor
Washington, D.C. 20549	New York, New York 10048

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. MONY’s public filings are also available to the public from document retrieval services, and MONY’s public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

AXA Financial, Inc.

AIMA Acquisition Co.

and

The MONY Group Inc.

Dated as of September 17, 2003

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2003, among The MONY Group Inc., a Delaware corporation (the “Company”), AXA Financial, Inc., a Delaware corporation (“AFI”), and AIMA Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of AFI (“Merger Sub”). Capitalized terms used herein without definition shall have the meanings assigned thereto in Section ARTICLE X hereof.

RECITALS

WHEREAS, the boards of directors of Merger Sub and the Company have each determined that it is in the best interests of their respective companies and their respective stockholders, for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the boards of directors of AFI, Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, and the other transactions contemplated hereby, in each case in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company, AFI, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1     The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2     Closing.    The closing of the Merger (the “Closing”) shall take place (i) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York at 9:00 a.m. New York City time on the third Business Day after all of the conditions set forth in Article VIII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and AFI may agree in writing (the “Closing Date”).

1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and AFI may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND  BYLAWS OF THE SURVIVING CORPORATION

2.1    The Certificate of Incorporation.    The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.

2.2    The By-Laws.    The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by Applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

3.2    Officers.    The executive officers of Merger Sub immediately prior to the Effective Time, as set forth on a schedule delivered by AFI to the Company prior to the Effective Time, shall, from and after the Effective Time, be the executive officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

4.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a)    Merger Consideration.    Each share of common stock, par value $.01 per share of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock (A) held in treasury by the Company or (B) held by any Company Subsidiary (collectively, “Excluded Shares”), (ii) Appraisal Shares (as defined below) and (iii) Restricted Shares (as defined below)) shall be converted into the right to receive in accordance with this Article IV, $31.00 in cash (the per share cash consideration to be issued to the holders of such shares of Common Stock, the “Merger Consideration”).

(b)    Cancellation of Common Stock.

(i)    At the Effective Time, each share of Common Stock converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) (other than Excluded Shares, Appraisal Shares and Restricted Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with this Article IV.

(ii)    Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub.    At the Effective Time, the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation as shall be equal to the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Appraisal Shares, and Restricted Shares), which shares shall constitute the only outstanding shares of common stock of the Surviving Corporation.

4.2    Exchange of Certificates for Merger Consideration.

(a)    Paying Agent and Procedures.

(i)    Prior to the Effective Time, AFI shall select a bank or trust company reasonably acceptable to the Company, as paying agent (the “Paying Agent”). As of the Effective Time, AFI shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, as a trust fund for the holders of record of Certificates (each a “Holder”) (other than any holder of Excluded Shares, Appraisal Shares, or Restricted Shares), cash in the amount equal to the aggregate Merger Consideration which such Holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”). AFI shall, or shall cause the Surviving Corporation to, provide the Paying Agent with irrevocable instructions and authority to pay to each respective Holder as evidenced by a list of such Holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, and each Person referred to in Section 4.2(a)(iv) of this Agreement, for each share of Common Stock (other than Excluded Shares, Appraisal Shares and Restricted Shares) the Merger Consideration upon surrender of their Certificate as provided herein.

(ii)    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other customary provisions as AFI and the Surviving Corporation may reasonably specify, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by such Holder pursuant to Section 4.1(a).

(iii)    Each Holder of a Certificate representing any shares of Common Stock that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of such Certificate for cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto, be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, in the form of a check, to be mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate, provided that payment by hand is permissible by the Paying Agent) within three Business Days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall forthwith be marked cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv)    In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Paying Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of AFI that such Tax has been paid or is not applicable.

(b)    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the shares of Common Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c)    Termination of Merger Fund.    Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund not previously distributed to AFI) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV for one year after the Effective Time shall be delivered to AFI, upon demand, and any Holder who has not theretofor complied with this Article IV shall thereafter look only to AFI for payment of its claim for Merger Consideration.

(d)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AFI, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Common Stock for purposes of this Article IV.

(e)    Withholding Taxes.    AFI, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of shares of Common Stock (including Restricted Shares), Options or Warrants, such amounts as AFI, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by AFI, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Common Stock (including Restricted Shares), Options or Warrants in respect of which such deduction and withholding was made by AFI, the Surviving Corporation or the Paying Agent, as the case may be.

(f)    No Liability.    None of AFI, Merger Sub, the Surviving Corporation, the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered as of immediately prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Investment of Merger Fund.    The Paying Agent shall invest any cash included in the Merger Fund, as directed by AFI on a daily basis, provided that such investments shall be in obligations of or guaranteed by the

United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poors Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to AFI.

4.3    Treatment of Options, Restricted Shares and Warrants.

(a)    Options.    At the Effective Time, each then outstanding option to purchase shares of Common Stock granted to any employee or director of the Company or any Company Subsidiary pursuant to the Company’s 1998 Stock Incentive Plan or 2002 Stock Option Plan (each, an “Option”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, will be cancelled, effective as of the Effective Time, in exchange for a single lump sum cash payment, which shall be paid as promptly as practicable, but in no event more than five Business Days following the Effective Time, equal to the product of (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option; provided, that if the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof; provided, further, that any payment in respect of an Option shall be subject to the holder’s execution of an agreement, in form and substance reasonably satisfactory to AFI, pursuant to which such holder shall have released the Company, the Company Subsidiaries, AFI and its Affiliates (including Merger Sub) from any and all liability in respect of such holder’s Options. To the extent requested to do so by AFI, prior to the Closing, the Company shall take or cause to be taken any and all commercially reasonable actions, and shall use its commercially reasonable efforts to obtain any necessary consent of each holder of Options, to give effect to the treatment of Options pursuant to this Section 4.3; provided that the Company shall not provide any consideration to optionholders to obtain their consent without the consent of AFI.

(b)    Restricted Shares.    Each restricted Common Stock award granted to an employee or director of the Company or any Company Subsidiary pursuant to the Company’s Restricted Stock Ownership Plan that is outstanding immediately prior to the Effective Time (each, a “Restricted Share”) shall, in accordance with the terms of such plan and the applicable award agreement (unless otherwise agreed to by AFI and such Person), be cancelled in exchange for the right to receive a cash payment as soon as reasonably practicable, but in no event more than five Business Days, following the Effective Time equal to the product of (x) the number of shares of Common Stock covered by such award and (y) the Merger Consideration.

(c)    Warrants.    AFI shall cause the Surviving Corporation to deliver to each holder of Warrants outstanding immediately prior to the Effective Time the undertakings required by Section 9 of each warrant certificate (as in effect on the date hereof) that represents such Warrants.

(d)    Schedule.    Section 4.3 of the Company Disclosure Letter contains a schedule setting forth (i) the exercise price, vesting date or vesting condition (as applicable) and expiration date of each Option which has been granted but not exercised prior to the date hereof, (ii) the vesting date or vesting condition (as applicable) and expiration date of each Restricted Share issued and outstanding as of the date hereof, (iii) the holder, exercise price and expiration date of each Warrant and (iv) each form of agreement related to Options, Restricted Shares and Warrants.

4.4     Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such shares of Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262”; such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather the holders of Appraisal Shares shall be entitled only to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (but without interest thereon) as provided in Section 4.1(a). The Company shall notify AFI as promptly as practicable of any demands received by the Company for appraisal of any shares, and AFI shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of AFI, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing, except to the extent it is expressly required to do so by a court order.

4.5    Adjustments to Prevent Dilution.    In the event that, (a) notwithstanding Section 6.1(f) hereof, the Company changes (or establishes a record date for changing) the number of shares of Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Common Stock, or (b) any Distribution Date or Stock Acquisition Date occurs under the Company Rights Agreement, in either case, at any time during the period from the date of this Agreement to the Effective Time, then the Merger Consideration shall be appropriately adjusted so as to preserve in all material respects the economic benefits that the Company, its stockholders and AFI each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company.    Except as otherwise disclosed to AFI in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such letter relates) and as expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement, the Company represents and warrants to AFI and Merger Sub as follows:

5.1.1    Corporate Status.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to AFI or Merger Sub complete and correct copies of its Certificate of Incorporation and By-Laws, as amended and in effect on the date hereof.

5.1.2    Company Subsidiaries.

(a)    Section 5.1.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company, business trust or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to AFI or Merger Sub complete and correct copies of the Constituent Documents of each Company Subsidiary set forth on Section 5.1.2(a) of the Company Disclosure Letter, as amended and in effect on the date hereof.

(b)    Section 5.1.2(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its lines of business as required by Applicable Law, in each case, except for such failures to be duly licensed or authorized as would not, individually or in the aggregate with all such failures, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Insurance Subsidiaries have made all required filings under applicable insurance statutes, except where the failure to file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 5.1.2(b) of the Company Disclosure Letter sets forth the states where the Company and the Company Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require AFI, Merger Sub or any of their Affiliates to obtain prior approval of an acquisition of control from state insurance regulators.

(c)    The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, other than, in the case of any Company Subsidiary which is organized under the laws of any foreign jurisdiction, shares of capital stock representing no more than 1% of the outstanding equity interests of any such Company Subsidiary which are required to be held by one or more directors of such Company Subsidiary under Applicable Law. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

(d)    [Intentionally Omitted]

(e)    Advest Bank and Trust Company (“Thrift”) is the only federally chartered savings bank or “insured depositary institution”, as defined in the Federal Deposit Insurance Act, as amended, that is a Company Subsidiary. Thrift is a federal savings association chartered and regulated by the Office of Thrift Supervision (the “OTS”) under the Home Owners’ Loan Act, as amended (“HOLA”). The deposit accounts of Thrift are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due, except where the failure to pay any such premiums and assessments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries that control Thrift are registered savings and loan holding companies under HOLA.

(f)    The Company is not required to register as a broker or dealer under Applicable Law. Section 5.1.2(f) of the Company Disclosure Letter lists each Company Subsidiary that is registered as a broker or dealer (collectively, the “Company Broker/Dealers”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each Company Broker/Dealer and each of its respective employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as a broker-dealer with any Governmental Entity or under any Applicable Law is so registered, licensed or qualified and is, and has been, since the later of its inception or January 1, 2000, in full compliance with all Applicable Law, (ii) each Company Broker/Dealer is a member organization in good standing of the NASD, Inc. (“NASD”), securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade organizations and such other Governmental Entities and organizations in which its membership is required in order to conduct its business as it is now conducted and (iii) each Company Broker/Dealer has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the Securities and Exchange Commission (the “SEC”), NASD, the New York Stock Exchange or any other Governmental Entity and such filings were prepared in accordance with Applicable Law and all fees and assessments due and payable in connection therewith have been paid.

(g)    The Company is not an “investment adviser” as defined in the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or the equivalent thereof under any Applicable Law. Section 5.1.2(g) of the Company Disclosure Letter lists each Company Subsidiary that is registered as an “investment adviser” under the Investment Advisers Act (a “Company Adviser Subsidiary”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Adviser Subsidiary and each of its employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as an investment adviser with any Governmental Entity or under any Applicable Law is so registered, licensed or qualified and is, and has been, since the later of its inception or January 1, 2000, in full compliance with all Applicable Law, (ii) each “investment adviser representative” (as defined in the Investment Advisers Act) of a Company Adviser Subsidiary, if any, who is required to be registered as such under Applicable Law is so registered, and (iii) each Company Adviser Subsidiary has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the SEC or any other Governmental Entity and such filings were prepared in accordance with Applicable Law and all fees and assessments due and payable in connection therewith have been paid.

(h)    The Company is not, and is not required to be, registered as a futures commission merchant, commodities trading advisor, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any equivalent Applicable Law, except where the failure to be so registered would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.1.2(h) of the Company Disclosure Letter lists each Company Subsidiary that is, or is required to be, registered as a futures commission merchant, commodities trading advisor, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any equivalent Applicable Law.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except as disclosed on any Form ADV or Form BD filed with the SEC since January 1, 2001 (i) no Company Broker/Dealer or Company Adviser Subsidiary and none of their respective officers, directors, employees, “associated persons” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under Applicable Law which would be required to be disclosed on Form ADV or Form BD, (ii) no such disciplinary proceeding or order is pending or, to the Best Knowledge of the Company, threatened, and (iii) no Company Broker/Dealer or Company Adviser Subsidiary and none of its officers, directors, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act or as a broker-dealer or associated person under the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

5.1.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares have been designated as Convertible Preferred Stock (“Convertible Preferred Stock”) and 200,000 shares have been designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock” and, together with Convertible Preferred Stock, “Preferred Stock”). As of the date hereof, (i) 47,781,611 shares of Common Stock were issued and outstanding (of which 777,243 were Restricted Shares), (ii) no shares of Preferred Stock were issued or outstanding, (iii) 3,476,406 shares of Common Stock were held in treasury by the Company,

(iv) 4,385,331 shares of Common Stock were subject to outstanding Options, 3,536,309 shares were subject to outstanding warrants pursuant to the warrant agreements identified in Section 5.1.3 of the Company Disclosure Letter (the “Warrants”) and an additional 7,361,908 shares of Common Stock were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.1.3 of the Company Disclosure Letter and (v) 55,704 shares of Series A Preferred Stock were reserved for issuance in connection with the rights (the “Rights”) issued pursuant to the Company Rights Agreement. Except as set forth above, at the date hereof, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)    There are no preemptive or similar rights on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or pursuant to the employment agreements listed on Section 5.1.3(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

5.1.4    Authority for Agreements.

(a)    The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement (the “Company Stockholder Approval”) by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Requisite Vote”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by AFI and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

(b)    The board of directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, including the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the

Company’s stockholders adopt this Agreement and (iv) declaring this Agreement advisable. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to AFI and Merger Sub and this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.1.5    Consents and Approvals; No Violations.

(a)    Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Investment Company Act, the Investment Advisers Act, state securities or blue sky laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings and approvals required to be made with and obtained from the relevant self-regulatory organizations, securities exchanges, boards of trade and such other Governmental Entities listed on Section 5.1.5(a) of the Company Disclosure Letter, (C) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in New York, Arizona, Ohio and the other jurisdictions listed on Section 5.1.5(a) of the Company Disclosure Letter, (D) the filing of appropriate applications and other documents with, and approval by, the OTS and any other banking or thrift regulatory authorities in any other relevant jurisdiction, and (E) any filing, permit, authorization, consent or approval listed in Section 5.1.5(a) of the Company Disclosure Letter (the requirements in clauses (A), (B), (C), (D) and (E), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b)    Except for the Company Requisite Vote, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Company Material Adverse Effect.

(c)    None of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Company Requisite Vote, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any provisions hereof, will (i) violate any provision of the Constituent Documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation under, any mortgage, lien, lease, agreement, license, instrument, statute, law, rule, regulation, order, arbitration award, judgment, or decree to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, including the Company Contracts, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any Company Subsidiary, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which the Company or any Company Subsidiary, or the property or assets of the Company or any Company Subsidiary, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect.

(d)    Except for the Company Requisite Vote, no vote of any holder of equity of the Company or of the holders of any other securities of the Company (equity or otherwise) or any Company Subsidiary, is required by Applicable Law, the Constituent Documents of any of the Company or the Company Subsidiaries or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

5.1.6    Company Financial Statements; SEC Reports.

(a)    The Company has delivered to AFI or Merger Sub complete and correct copies of the Company Financial Statements. The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(b)    The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP (“PwC”), the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c)    The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since January 1, 2001 (the “Company Reports”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Company’s 10-K”). As of its respective date, each Company Report, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company Reports filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loans to any executive officer or director of the Company or any Company Subsidiary.

5.1.7    Statutory Financial Statements.    The annual statements and quarterly statements of each of the Company Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary jurisdictions for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 (the “Company Annual Statutory Statements”) and the quarters ended June 30, 2003 and March 31, 2003 (collectively, the “Company Quarterly Statutory Statements”), respectively, together with all exhibits and schedules thereto (all Company Annual Statutory Statements and all Company Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 5.1.7 are hereinafter referred to as the “Company Statutory Financial Statements”), have been prepared in accordance with the applicable accounting practices prescribed or permitted by departments of insurance for their respective domiciliary jurisdictions for purposes of financial reporting (“Statutory Accounting Practices”), and such accounting practices have been applied on a basis consistent with such Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the Company Annual Statutory Statements have been audited by PwC, the independent auditors of the Company, and the Company has made available to AFI or Merger Sub true and complete copies of all audit opinions related thereto. The Company has made available to AFI or Merger Sub true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 2000 relating to the Company and the Company Insurance Subsidiaries. The Company has delivered to AFI or Merger Sub true and complete copies of the Company Statutory Financial Statements.

5.1.8    Absence of Certain Changes.    Since December 31, 2002, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2002, neither the Company nor any Company Subsidiary has:

(a)    adopted or proposed any change in its respective Constituent Documents;

(b)    declared, set aside or paid any shareholder dividend or other distribution, or permitted any Company Subsidiary that is not wholly-owned, to declare, set aside or pay any shareholder dividend or other distribution (whether in cash, stock or property), except (i) for a regular annual dividend not in excess of $0.45 per share of Common Stock;

(c)    (i) merged or consolidated with any other Person, (ii) acquired a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business consistent with past practice or as set forth on the Company’s capital budget, a copy of which was delivered to AFI prior to the date hereof, made or committed to make any capital expenditure;

(d)    sold, leased, licensed, subjected to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrendered, relinquished or disposed of any material facility of assets or property of the Company or any Company Subsidiary (other than sales of Company Investments owned by the Company or any of the Company Insurance Subsidiaries in accordance with Section 6.1(e) or sales of investment securities owned by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice) or other sales in the ordinary course of business consistent with past practice;

(e)      (i) incurred, guaranteed or assumed any indebtedness, except short-term borrowings in the ordinary course of business consistent with past practice, (ii) except as required by Applicable Law, amended or otherwise increased, accelerated the payment or vesting of the amounts payable or to become payable under, or failed to make any required contribution to, any Company Benefit Plan, (iii) except as required by Applicable Law, established any Company Benefit Plan or (iv) accelerated the vesting of any Options or Restricted Shares;

(f)    except as required by Applicable Law, granted any increase in (i) the compensation of directors, officers, employees, consultants, registered representatives or agents of the Company or any Company Subsidiary, other than increases in the ordinary course of business consistent with past practice for employees who are not party to a contract with the Company or a Company Subsidiary that provides benefits contingent (in whole or in part) upon a change in control of the Company (other than a contract relating solely to Options) or (ii) the benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary;

(g)    except as required by Applicable Law, (i) entered into or amended or modified any severance, consulting, retention or employment agreement (except with respect to agreements which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) except in the ordinary course of business consistent with past practice, hired or terminated the employment or contractual relationship with any officer, employee, consultant, registered representative or agent of the Company or any Company

Subsidiary, as the case may be, other than any such termination as a result of which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits has not exceeded $1,000,000 in any one case, or $5,000,000 in the aggregate with respect to all such terminations;

(h)    changed any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by PwC, the Company’s independent auditors;

(i)    other than in the ordinary course of business consistent with past practice, (i) made or rescinded any express or deemed election relating to Taxes, (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) made a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) entered into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Applicable Law, changed any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

(j)    terminated, amended, modified or waived any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, or failed to enforce the provisions of any such agreement; or

(k)    made any material change, and has not permitted any of the Company Insurance Subsidiaries to make any material change, in its (i) underwriting or claims management, (ii) pricing, except in the ordinary course of business consistent with past practices, or (iii) reserving practices, except as required by Applicable Law.

5.1.9    Litigation.    There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Best Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

5.1.10    Absence of Undisclosed Liabilities.    The Company and the Company Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company’s consolidated balance sheet as of June 30, 2003 included in the Company Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003 which would not be prohibited by this Agreement and which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (c) other liabilities and obligations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

5.1.11    Taxes.

(a)    The Company and the Company Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all income tax returns and all other material federal, state, local and foreign Tax Returns required to be filed by them on or prior to the date hereof, and (ii) duly and timely paid in full or made provision in accordance with U.S. GAAP in the Company Financial Statements most recently filed with the SEC for the payment of all Taxes due and owing for all periods or portions thereof ending through the date hereof;

(b)    No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

(c)    Prior to the Closing, the Company will have provided AFI with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired; (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated; and (iii) any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries;

(d)    The Company and the Company Subsidiaries have complied with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(e)    [Intentionally Omitted]

(f)    Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Company Financial Statements most recently filed with the SEC, other than tax indemnity provisions of agreements to acquire businesses with the sellers of businesses acquired by the Company or the Company Subsidiaries, listed on Section 5.1.11(f) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is aware of any claim of indemnity under such provisions or of any basis for any such claim;

(g)    None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is currently a member of the affiliated group of which the Company is currently the common parent or the group of which it was a member at the time of its acquisition by the Company or a Subsidiary of the Company, as listed on Section 5.1.11(g) of the Company Disclosure Letter) with respect to Taxes for which the statute of limitations has not yet expired, or (ii) has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise;

(h)    No insurance or annuity contracts or insurance policies issued by any Company Insurance Subsidiary fail to comply with the applicable provisions of Sections 72 or 7702 of the Code. Except as disclosed by Company representatives to AFI representatives, neither the Company nor any of the Company Subsidiaries has entered into any agreement with or requested relief from the IRS concerning the qualification of any life insurance or annuity policy under or compliance with Sections 72, 101(f), 401(a), 403(b), 408, 457, 817, 7702 or 7702A of the Code, and the IRS has not asserted in writing that any such policy fails to so qualify. The assets of any separate account maintained by any Company Insurance Subsidiary that is required to be diversified pursuant to Section 817(h) of the Code are monitored in the interest of assuring that they are, and to the Best Knowledge of the Company are, adequately diversified within the meaning of Section 817(h) of the Code and the Treasury Regulations promulgated thereunder, and each Company Insurance Subsidiary is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

(i)    Each series of the U.S. Registered Funds has elected to be treated as, and has continuously qualified as, a “regulated investment company” under subchapter M of Chapter 1 of Subtitle A of the Code. Each U.S. Registered Fund that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

5.1.12    Title to Property.    Each of the Company and the Company Subsidiaries (a) has good and valid title to all of its properties, assets (including, without limitation its investment assets) and other rights that would not constitute real property, free and clear of all Encumbrances, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, in each case, except for Permitted Encumbrances or except where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.13    Insurance Practices; Permits and Insurance Licenses.

(a)    Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries and any and all marketing materials, are, to the extent required under Applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the “Company Forms”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Forms comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the insurance statutes, regulations and rules applicable thereto.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the business of the Company and each of the Company Insurance Subsidiaries is being conducted in compliance with all Applicable Law including all insurance and securities laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with all such Applicable Law.

(c)    The Company and each of the Company Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of the Company, threatened which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)    Except where failure to do so would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance with all Applicable Laws and all applicable orders and directives of all insurance and securities regulatory authorities, and all market conduct recommendations resulting from market conduct or other examinations of insurance or securities regulatory authorities in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all Applicable Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) insurance product projections, (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin; and (iv) “replacement” or anti-churning restrictions.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each separate account maintained by a Company Insurance Subsidiary (a “Separate Account”) is duly and validly established and maintained under the laws of its state of formation and is either exempt from registration under the Investment Company Act or is duly registered as an investment company under the Investment Company Act, and (ii) each such Separate Account is operated and all of its operations conducted, and each contract issued by a Company Insurance Subsidiary under which Separate Account assets are held has been duly and validly issued, offered and sold, in compliance with all Applicable Laws.

(f)    Each Separate Account that is required to register as an investment company under the Investment Company Act (“Registered Separate Account”) is so registered. The Registered Separate Accounts are and have been operated in compliance with the Investment Company Act in all material respects and the applicable Company Insurance Subsidiary has filed all reports and amendments to its registration statement required to be filed, and has been granted all exemptive relief necessary for the operation of the Registered Separate Accounts, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.14    Regulatory Filings.    The Company has made available for inspection by AFI or Merger Sub complete copies of all material registrations, filings and submissions made since January 1, 2000 by the Company or any of the Company Subsidiaries with any Governmental Entity and any material reports of examinations and related material correspondence issued since January 1, 2000 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries, except as such disclosure may be prohibited by Applicable Law. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed, except where the failure to be true, complete and accurate, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.1.15    Investments.

(a)    The Company Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the “Company Investments”) owned by the Company or any of the Company Insurance Subsidiaries as of December 31, 2002, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2002, and the changes in the Company Investments from January 1, 2002 through December 31, 2002.

(b)    A complete list of all investments owned, directly or indirectly, by the Company or any Company Subsidiary as of June 30, 2003 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any “watch list” is set forth in Section 5.1.15(b) of the Company Disclosure Letter and there have been no changes since that date that have had, or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

5.1.16    Reserves.    The aggregate insurance and annuity reserves of the Company Insurance Subsidiaries as recorded in the Company Statutory Financial Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as required by Applicable Law or Statutory Accounting Practices, the insurance and annuity reserving practices and policies of the Company Insurance Subsidiaries have not changed, in any material respect, since January 1, 2001 and the results of the application of such practices and policies are reflected in the Company Statutory Financial Statements. All reserves of the Company Insurance Subsidiaries set forth in the Company Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

5.1.17    Information in Proxy Statement.    None of the information contained or incorporated by reference in the Proxy Statement, at the date it is first mailed to stockholders of the Company, and at the time of the

Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by AFI or Merger Sub in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with all Applicable Laws.

5.1.18     Brokers.    No person other than Credit Suisse First Boston LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any Company Subsidiary.

5.1.19    Employee Benefit Plans; ERISA.

(a)    Section 5.1.19(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to AFI and Merger Sub complete and correct copies of (i) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written (except with respect to the Company Benefit Plans marked with an asterisk on Section 5.1.19(a) of the Company Disclosure Letter, which Company Benefit Plans is not material to the current business of the Company and the Company Subsidiaries taken as a whole), and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company or MONY Life Insurance Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; all current summary plan descriptions; all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; all current employee handbooks and manuals; the most recent statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any); and all amendments and modifications to any such document. Except as set forth in Section 5.1.19(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan in any material respect or to establish or implement any other material employee or retiree benefit or compensation plan or arrangement.

(b)    Qualification.    Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS as to its qualification under the Code and to that effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other Applicable Law have been made or taken, except to the extent such amendments or actions (i) are not required by law to be made or taken until after the Closing Date and (ii) are disclosed on Section 5.1.19(b) of the Company Disclosure Letter. Each Company Benefit Plan has been operated in all material respects in accordance with Applicable Law.

(c)    Liability; Compliance.

(i)    None of the Company, any of the Company Subsidiaries or any Company Related Person would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA if any Company Benefit Plan that is subject to Title IV of ERISA (a “Company Title IV Plan”) were to terminate as of the date hereof, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. Each Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Company Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)    None of the Company, any of the Company Subsidiaries or any Company Related Person has been involved in any transaction that could cause the Company, any of the Company Subsidiaries or, following the Effective Time, AFI, Merger Sub or any of their respective Affiliates to be subject to liability under section 4069 or 4212 of ERISA, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. None of Company, any of the Company Subsidiaries or any Company Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any of the Company Subsidiaries, any Company Related Person or, following the Effective Time, AFI or Merger Sub, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions and premiums required to have been paid by the Company, any of the Company Subsidiaries or any Company Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid and fully deducted without challenge by any Governmental Entity within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(iii)    There are no pending or, to the Best Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs as to any items that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.

(iv)    No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(v)    No Person is or will become entitled to post-employment welfare benefits of any kind by reason of employment with or providing services to the Company or any of the Company Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA. Each Company Benefit Plan (other than a Company Benefit Plan that provides pension benefits) may be amended or terminated after the Effective Time without material cost other than for claims incurred prior to the date of such amendment or termination. Except as set forth on Section 5.1.19(c) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary or any increased or accelerated funding obligation. Except with respect to the arrangements set forth in Section 5.1.19(c) of the Company Disclosure Letter, no payment or deemed payment by the Company or any Company Subsidiary will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the

Company, or the consummation by the Company of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code. The information the Company provided to Ernst & Young LLP in connection with such accountants’ estimations of amounts that may become payable under any of the agreements set forth in Section 5.1.19(c) of the Company Disclosure Letter was accurate in all material respects and did not omit any material fact. The Company has reviewed the estimations dated as of the date hereof prepared by Ernst & Young LLP and has no reason to believe such estimation is not correct in all material respects, based on the assumptions provided therein.

(vi)    The Company has classified all individuals (including but not limited to independent contractors, full-time life insurance salesmen and leased employees) appropriately under the Company Benefit Plans, except where a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.20    Labor Matters.

(a)    Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all Applicable Law of the United States, or of any state or local government or any subdivision thereof and of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

(b)    None of the Company or any of the Company Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement and, to the Best Knowledge of the Company, there are no labor unions or other organizations representing, or purporting to represent, any employees employed by the Company or any of the Company Subsidiaries. To the Best Knowledge of the Company, no labor union is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in material breach of or default under any collective bargaining agreement. Since January 1, 2002, to the Best Knowledge of the Company, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries, other than as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

5.1.21    Intellectual Property Rights.

(a)    The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances, or have a valid and binding license to use, all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(b)    Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, (ii) all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole and owned by the Company or any of the Company Subsidiaries is not being infringed by any third party, and (iii) neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) there is no pending or, to the Best Knowledge of the Company, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any

Intellectual Property, and (ii) the consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property utilized in the business of the Company or any of the Company Subsidiaries.

(d)    For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

5.1.22    Takeover Statute.    No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

5.1.23    Contracts.

(a)    Section 5.1.23(a) of the Company Disclosure Letter sets forth a list of each contract (collectively, together with all contracts and other documents listed on the Exhibit Index to the Company’s 10-K, the “Company Contracts”) to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

(i)    contains obligations in excess of $4,000,000 or is otherwise material to the current business of the Company and the Company Subsidiaries taken as a whole;

(ii)    is a reinsurance or retrocession contract which requires the payment of premiums by the Company and the Company Subsidiaries of amounts in excess of $10,000,000 per year or relating to business as to which the Company Subsidiaries are holding gross reserves in excess of $10,000,000;

(iii)    contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of the Company or any of the Company Subsidiaries to acquire equity securities of any Person; or

(iv)    is an employment, severance, retention, consulting, loan or indemnification contract applicable to any current or former employee of the Company or the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than any agent contract with insurance agents that by its terms is terminable by the Company or any of the Company Subsidiaries before and after the Effective Time on not more than 60 days’ notice without any penalty or cost to the Company or any Company Subsidiary.

(b)    Except as set forth in Section 5.1.23(b) of the Company Disclosure Letter, with respect to each of the Company Contracts:

(i)    such Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the Best Knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws effecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, and is in full force and effect; and

(ii)    there is no material default or claim of material default thereunder by the Company or the Company Subsidiary party thereto, or to the Best Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto, or to the Best Knowledge of the Company, by any other party thereto, or would permit material modification, acceleration or termination thereof.

(c)    Except for the Company Contracts marked with an asterisk on Section 5.1.23 of the Company Disclosure Letter, the Company has previously made available to AFI or Merger Sub true and complete copies of each Company Contract (other than any contract or document listed on the Exhibit Index to the Company’s

10-K), including true and complete descriptions of any oral Company Contracts, in all cases as amended and currently in effect. None of the Company Contracts marked with an asterisk on Section 5.1.23 of the Company Disclosure Letter, either individually or together with all such Company Contracts, is material to the current business of the Company and the Company Subsidiaries taken as a whole.

5.1.24    Environmental Laws and Regulations.

(a)    The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, demands, notices or, to the Best Knowledge of the Company, investigations by any Person asserting personal injury, property damages or the Company or any Company Subsidiary’s obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c)    There are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities or properties or any investment properties or any other properties that have led to, or are reasonably likely to lead to, any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

5.1.25    Insurance Coverage.    The insurance maintained by the Company and the Company Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by the Company, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

5.1.26    Clients.    Section 5.1.26 of the Company Disclosure Letter lists each investment company registered under the Investment Company Act (the “U.S. Registered Funds”) or under any similar foreign laws or regulations (the “Foreign Funds, and together with the U.S. Registered Funds, the “Registered Funds”), for which a Company Adviser Subsidiary acts as investment adviser or subadviser or which is a Registered Separate Account. Section 5.1.26 of the Company Disclosure Letter lists each pooled investment vehicle, other than a Registered Fund, for which a Company Adviser Subsidiary acts as investment adviser or sub-adviser (“Private Funds”). No Private Fund is required to register under the Investment Company Act, except as would not reasonably be expected to have a Company Material Adverse Effect. As of December 31, 2002, all other clients (“Non-Fund Clients”) for which a Company Adviser Subsidiary acts as investment adviser represent no more than 50% of the assets managed under investment advisory agreements (as defined in the Investment Advisers Act) with the Company Adviser Subsidiaries.

5.1.27    Client Contracts.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each investment advisory agreement entered into by any Company Adviser Subsidiary with a Registered Fund, Private Fund or a Non-Fund Client (each a “Client Contract”), and any subsequent renewals thereof, has been duly authorized, executed and delivered by such Company Adviser Subsidiary and, to the extent applicable, has been approved in accordance with Section 15 of the Investment

Company Act, and is a valid and legally binding agreement, enforceable against such Company Adviser Subsidiary. Each Company Adviser Subsidiary has been and is in compliance in all material respects with each Client Contract to which it is a party.

5.1.28     Registered Fund Clients.

(a)    Each U.S. Registered Fund is, and at all times during the past three years has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Registered Fund is in, and operates in, compliance in all material respects with all Applicable Laws, including all rules and regulations of the SEC, the NASD, the IRS and any other Governmental Entity having jurisdiction over such Registered Fund, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Best Knowledge of the Company, each U.S. Registered Fund and Company Broker-Dealer, and their respective “associated persons” (as defined in the Exchange Act) and “affiliated persons” (as defined in the Investment Company Act) is conducting its business (in the case of associated persons, on behalf of the applicable Company Broker-Dealer, and in the case of the affiliated persons, on behalf of the applicable U.S. Registered Fund) and has conducted such business in compliance, in all material respects, with Applicable Law and the relevant prospectus of each Fund with respect to the pricing, placing and execution of orders for the purchase and sale of securities of such U.S. Registered Fund.

(b)    Each contract, including each Client Contract, each administration agreement and each underwriting agreement (“Underwriting Agreement”) between a Registered Fund, on the one hand, and the Company or a Company Subsidiary, on the other hand, and each Underwriting Agreement between the Company or Company Subsidiary or a Company Broker/Dealer, on the one hand, and any Registered Fund, on the other hand, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by the Company, such Company Adviser Subsidiary, or such Registered Fund, as the case may be, and is a valid and legally binding agreement, enforceable against the Company, such Company Subsidiary or such Registered Fund, as the case may be, except where the failure of such Underwriting Agreements to be valid, legally binding and enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Each Registered Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. None of the Registered Funds is in default in the performance, observance or fulfillment of any of the terms or conditions of its certificate of incorporation, declaration of trust or by-laws (each as amended to date) and such documents are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All issued and outstanding shares of common stock and shares or units of beneficial interest of each Registered Fund (collectively, “Fund Shares”) are, and at the Effective Time will be, and all of the authorized but unissued Fund Shares of each Registered Fund when issued for the consideration described in the current prospectus or offering document relating to such Registered Fund will be, duly and legally issued and outstanding, fully paid, and non-assessable by such Registered Fund, except that with respect to each U.S. Registered Fund that is organized as a Massachusetts business trust, shareholders of such U.S. Registered Fund might, under certain circumstances be liable for transactions effected by the U.S. Registered Fund. No Registered Fund has outstanding any options, warrants, or other rights to subscribe for or purchase any of its Fund Shares, nor is there outstanding any security exchangeable for or convertible into Fund Shares of any Registered Fund.

(d)    Each of the U.S. Registered Funds has issued its shares or interests pursuant to an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws. Each of the Registered Funds has filed all prospectuses, registration statements, proxy statements (if any), financial statements, other forms, reports, advertisements and any other documents required to be filed with applicable regulatory authorities, and any amendments thereto (the “Reports”), the failure to file which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Registered Fund. The Reports (i) have been prepared in accordance with the requirements of Applicable Law in all material respects, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each of the principal executive officer and the principal financial officer of each U.S. Registered Fund (or each former principal executive officer and former principal financial officer of each U.S. Registered Fund, as applicable) has made all certifications required by Sections 302 and 906 (if applicable) of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to applicable reports of U.S. Registered Funds. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

5.1.29     Compliance with Privacy Laws Policies.    The Company, each Company Subsidiary, each Registered Fund and each Private Fund is in compliance with (i) the terms of its own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been made available to AFI or Merger Sub (the “Company Privacy Policy”) and (ii) any Applicable Laws concerning the protection of confidential personal information received from customers and consumers, including without limitation, the Gramm-Leach-Bliley Act of 1999 and the Health Insurance Accountability and Portability Act of 1996 and any rules and regulations adopted thereunder, except in each case for any non-compliance that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

5.1.30    Anti-Money Laundering Regulation.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 1999, the Company, each Company Subsidiary, each Registered Fund and each Private Fund has been in compliance with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations thereunder (including all rules and regulations adopted by any self regulatory organizations).

5.1.31     AIMR Compliance.    Each Company Adviser Subsidiary that represents that it prepares and presents its investment performance record in accordance with the guidelines of the Association of Investment Management and Research, prepares and presents its performance record in accordance with the AIMR Performance Presentation Standards AIMR-PPSTM Amended and Restated as the AIMR-PPS® Standards, the U.S. and Canadian version of GIPS®, as currently in effect and published by the Association for Investment Management and Research (including any recommendations contained in such Standards) (“AIMR Standards”). Any composite performance presentations presented by any such Company Adviser Subsidiary complies with all the composite construction requirements of the AIMR-PPS® standards and such Company Adviser Subsidiary’s processes and procedures were designed to calculate and present performance results in compliance with the AIMR-PPS® standards for the specified periods, except, in each case, where such failure would not reasonably be expected to have a Company Material Adverse Effect.

5.1.32    Opinion of Financial Advisor.    The Company has received an opinion from Credit Suisse First Boston LLC, dated as of the date hereof, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than AFI), a signed copy of which opinion has been delivered to AFI or will be delivered to AFI promptly after the date hereof.

5.1.33    Company Stockholder Rights Plan.    The board of directors of the Company has taken all necessary action (i) to prevent AFI, Merger Sub and their respective Affiliates from becoming an Acquiring Person (as such term is defined in the Company Rights Agreement) for so long as this Agreement is in effect and (ii) to ensure that neither a Stock Acquisition Date nor a Distribution Date (as such terms are defined in the Company Rights Agreement) shall occur for so long as this Agreement is in effect, in each case, as a result of the execution of this

Agreement or the consummation of the transactions contemplated hereby, including the Merger. The Company has delivered to AFI or Merger Sub a true and correct copy of the Company Rights Agreement.

5.2    Representations and Warranties of AFI and Merger Sub.    Except as set forth with particularity in the AFI SEC Documents publicly available prior to the date of this Agreement, AFI and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.2.1     Corporate Status.    Each of AFI and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AFI and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect.

5.2.2     Authority for Agreements.    Each of AFI and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or shareholder action of AFI and Merger Sub, and no other corporate proceedings on the part of AFI or Merger Sub, as the case may be, are necessary for AFI or Merger Sub, as the case may be, to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of AFI and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

5.2.3    Consents and Approvals; No Violations.

(a)    Except (i) for the Governmental Requirements, or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by AFI or Merger Sub or the consummation by AFI or Merger Sub of the transactions contemplated hereby.

(b)    Except for the corporate and shareholder approvals referred to in Section 5.2.2, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by AFI or Merger Sub for the execution, delivery or performance of this Agreement by AFI or Merger Sub or the consummation by AFI or Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a AFI Material Adverse Effect.

(c)    Subject to compliance with the Governmental Requirements, none of the execution, delivery or performance of this Agreement by AFI or Merger Sub, nor the consummation by AFI or Merger Sub of the transactions contemplated hereby or compliance by AFI or Merger Sub with any provisions hereof, will (i) violate any provision of the Constituent Documents of AFI or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation under, any mortgage, lien, lease, agreement, license, instrument, statute, law, rule, regulation, order, arbitration award, judgment, or decree to which AFI or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of AFI or Merger Sub, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which AFI or Merger Sub, or the property or assets of AFI or Merger Sub, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for AFI or Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect.

5.2.4    Information in Proxy Statement.    None of the information supplied or to be supplied by AFI or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.2.5    Brokers.    No Person other than UBS Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by AFI or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AFI or Merger Sub.

5.2.6    Litigation.    There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the best knowledge of AFI, threatened against or affecting AFI or any of its Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a AFI Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AFI or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a AFI Material Adverse Effect.

5.2.7    Financing.    As of the Closing, AFI shall have available cash sufficient to enable it to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS BY COMPANY

6.1    Conduct of Business by the Company Pending the Merger.    From the date hereof until the Effective Time, unless AFI shall otherwise consent in writing, or except as set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties (including its relationships with policyholders, insureds, agents, underwriters, brokers and investment advisory clients and customers) and to keep available the services of its current key employees and maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of AFI:

(a)    the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents;

(b)    subject to Section 6.2, the Company shall not, and shall not permit any Company Subsidiary that is not wholly-owned, to declare, set aside or pay any shareholder dividend or other distribution (whether in cash, stock or property);

(c)    the Company shall not, and shall not permit any Company Subsidiary to (i) merge or consolidate with any other Person, except that a Company Subsidiary with no material assets may merge with another Company Subsidiary, (ii) acquire a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business consistent with past practice or as set forth in the Company’s capital budget, a copy of which was delivered to AFI prior to the date hereof, make or commit to make any capital expenditure;

(d)    the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, sub-lease, license, subject to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) the Company’s leasehold interest in its corporate headquarters at 1740 Broadway, New York (or any portion thereof), New York, or the Company’s leasehold interest in 100-120 Madison Street, Syracuse, New York (or any portion thereof), (ii) any other material facility owned or leased by the Company or any Company Subsidiary or (iii) any assets or property of the Company or any Company Subsidiary (other than sales of Company Investments owned by the Company or any of the Company Insurance Subsidiaries in accordance with Section 6.1(e) or sales of investment securities by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice) except (x) with respect to clause (iii), pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to AFI prior to the date hereof), or (y) with respect to clauses (ii) and (iii), in an amount not in excess of $4,000,000 individually or $16,000,000 in the aggregate;

(e)    the Company shall not, and shall not permit any Company Insurance Subsidiary to, conduct transactions in Company Investments except in compliance in all material respects with the investment policy of the Company Insurance Subsidiaries, in effect on the date hereof, a copy of which has previously been delivered to AFI;

(f)    the Company shall not, and shall not permit any Company Subsidiary to (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable or exchangeable for, or convertible into, such capital stock or similar security), or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including options, warrants or any similar security exercisable or exchangeable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock, or take any action that, if such action had been taken prior to the date hereof, would have caused the representation and warranty made in Section 5.1.3(b) hereof to be untrue in any material respect or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Stock (and the associated Rights) in respect of (A) Options outstanding on the date hereof, (B) the Warrants and (C) upon the exercise of Rights and issuances of Series A Preferred Stock upon the exercise of Rights), (ii) incur, guarantee or assume any indebtedness, except short-term borrowings in the ordinary course of business consistent with past practice, (iii) except as required by Applicable Law, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under, or fail to make any required contribution to, any Company Benefit Plan, (iv) except as required by Applicable Law, establish any Company Benefit Plan or (v) accelerate the vesting of any Options or Restricted Shares;

(g)    except as required by Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in (i) the compensation of directors, officers, employees, consultants, registered representatives or agents of the Company or any Company Subsidiary, other than increases in the ordinary course of business consistent with past practice for employees who are not party to a contract with the Company or a Company Subsidiary that provides benefits contingent (in whole or in part) upon a change in control of the Company (other than a contract relating solely to Options) or (ii) the benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary;

(h)    except as required by Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into or amend or modify any severance, consulting, retention or employment agreement (except with respect to agreements which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) except in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant, registered representative or agent of the Company or any Company Subsidiary, as the case may be, other than any such termination as a result of which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits shall not exceed $1,000,000 in any one case, or $5,000,000 in the aggregate with respect to all such terminations;

(i)    the Company shall not change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by PwC, the Company’s independent auditors;

(j)    the Company shall not, and shall not permit any Company Subsidiary to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that do not exceed the case reserve established for such litigation on the litigation schedule previously delivered by the Company to AFI, plus an additional $10,000,000 in the aggregate for all such settlements and the settlement of any other litigation not set forth on such litigation schedule (other than any litigation subject to Section 7.17), (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practice but not in excess of $2,000,000 individually or $10,000,000 in the aggregate or (iv) payment of principal and interest on outstanding indebtedness, as and when the same becomes due and payable;

(k)    except as would not individually or in the aggregate, reasonably be expected to result in a cost to the Company that exceeds $10,000,000 plus the amount of any reserve established with respect to the following on the Company Financial Statements most recently filed with the SEC prior to the date hereof, the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Applicable Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

(l)    the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Company Contract or enter into any new agreement which would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(m)    the Company shall not, and shall not permit any Company Subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of all such agreements;

(n)    the Company shall not permit any Company Insurance Subsidiary voluntarily to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law or (ii) such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Company Insurance Subsidiary in any material respect;

(o)    the Company shall not terminate, cancel, amend or modify any insurance coverage maintained by it or any Company Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage, except in the ordinary course of business consistent with past practice;

(p)    the Company shall not, and shall not permit any of the Company Insurance Subsidiaries to, make any material change in its (i) underwriting or claims management, (ii) pricing, except in the ordinary course of business consistent with past practice or (iii) reserving practices, except as required by Applicable Law;

(q)    the Company shall not, and shall not permit any Company Subsidiary to, purchase or redeem any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests;

(r)    the Company shall not permit any Company Broker/Dealer or Company Adviser Subsidiary voluntarily to forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its registrations, licenses, qualifications with any Governmental Entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except (i) as may be required in order to comply with Applicable Law or (ii) such forfeitures, abandonments, amendments, terminations, changes, modifications or waivers as would not, individually or in the aggregate, restrict the business or operations of such Company Subsidiary in any material respect; and

(s)    the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

6.2    Dividend from Adjusted Net Earnings.    Notwithstanding anything in Section 6.1 to the contrary, at any time after January 1, 2004, the Company can set a record date for, and declare and pay a dividend to its stockholders in an aggregate amount not to exceed the Adjusted Net Earnings, provided that in no event shall such dividend exceed $.45 a share of Common Stock and providedfurther that prior to the setting of any such record date for any such dividend, or the declaration or payment of any such dividend, (i) the Company shall have delivered to PFI and PwC a certificate setting forth the Company’s calculation of the Adjusted Net Earnings, and certifying that such calculation has been made in accordance with the applicable terms hereof, (ii) PwC shall have delivered the Adjusted Net Earnings Agreed Upon Procedures Report to AFI and the Company, (iii) 10 days shall have elapsed between the date of the delivery of the Adjusted Net Earnings Agreed Upon Procedures Report to AFI and the date of the setting of any such record date or the declaration and payment of any such dividend and (iv) the Company shall have complied with all Applicable Law with respect to the declaration and payment of such dividend, including, without limitation, the applicable provisions of the DGCL and the applicable rules and regulations under the Exchange Act and the New York Stock Exchange Listed Companies Manual.

6.3    Notice of Company Material Adverse Effect; AFI Material Adverse Effect.    The Company shall promptly advise AFI orally and in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a Company Material Adverse Effect. AFI shall promptly advise the Company orally and in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a AFI Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Access and Information.    Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to AFI and its financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours and without undue disruption of normal business activity throughout the period prior to the Effective Time to all of its books, records, properties, premises and personnel and, during such period, shall furnish, and shall cause to be furnished, as promptly as practicable to AFI (a) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as may be restricted by Applicable Law, and (b) all other information as AFI reasonably may request, provided that the Company and the

Company Subsidiaries shall not be obligated to disclose any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of (A) the confidentiality agreement between AFI and the Company, dated February 11, 2003 (the “Confidentiality Agreement”) and (B) the confidentiality agreement between AFI and the Company dated May 8, 2003 (the “Second Confidentiality Agreement”).

7.2    Proxy Statement.

(a)    Promptly following the date of this Agreement, the Company and AFI shall prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”). AFI and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as any other party may reasonably request in connection with the preparation of the Proxy Statement. AFI and the Company shall each use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

(b)    Each of AFI and the Company shall as promptly as practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement, (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (iii) any orders relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and consent of AFI (which consent shall not unreasonably be withheld), and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and consent of AFI (which consent shall not unreasonably be withheld). All filings by AFI with the SEC in connection with the transactions contemplated hereby shall be subject to the prior review and comment of the Company.

(c)    If at any time prior to the Effective Time any information relating to the Company, AFI, or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, AFI, or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

7.3    Company Stockholders’ Meeting.    The Company, acting through its board of directors, shall, in accordance with its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Common Stock (the “Company Stockholders’ Meeting”) for the sole purpose of seeking the Company Stockholder Approval, and shall (i) except as otherwise provided in Section 7.4(b), recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the board of directors of the Company or any committee thereof of its recommendation of this Agreement in accordance with Section 7.4(b) or the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement. At any such Company Stockholders’ Meeting following any such withdrawal, amendment or modification of the Company’s board of directors’ recommendation of this Agreement, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this

Agreement by the board of directors of the Company may not be rescinded or amended), in which event the board of directors of the Company may, subject to Section 7.4(b), communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law.

7.4    Acquisition Proposals.

(a)    The Company shall not, nor shall it authorize or permit any Company Subsidiary, or any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any Company Subsidiary to, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action to in any way knowingly facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions (other than with AFI, Merger Sub or their respective directors, officers or employees or Representatives) or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.4 by any Representative of the Company or any Company Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary, shall constitute a breach of this Section 7.4(a) by the Company. The Company shall, and shall cause the Company Subsidiaries to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal and request the prompt return or destruction of all confidential information previously furnished and shall not, and shall not permit any Company Subsidiary to, waive any rights under any standstill, confidentiality or similar agreements entered into with any such Person. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bonafide written Alternative Transaction Proposal that the board of directors of the Company determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to constitute a Superior Proposal, and which Alternative Transaction Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 7.4(a), the Company may, subject to compliance with Section 7.4(c), and after giving AFI written notice of such action, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement, provided that all such information has previously been provided to AFI or is provided to AFI prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.

(b)    Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to AFI), or publicly propose to withdraw (or amend or modify in a manner adverse to AFI), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any

Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 7.4(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, provided, in the case of clauses (A) and (B) of this Section 7.4(b)(ii), that the Company shall not be prohibited from entering into an agreement referred to in and in accordance with Section 9.1(h). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance at all times with the other provisions of this Section 7.4, the board of directors of the Company may make an Adverse Recommendation Change if such board of directors determines in good faith by resolution duly adopted, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under Applicable Law.

(c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.4, the Company shall promptly advise AFI orally and in writing of any Alternative Transaction Proposal and any inquiry with respect to or that could reasonably be expected to lead to any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal or inquiry and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees or Representatives. The Company shall keep AFI fully informed on a current basis of the status (including any change to the terms and conditions thereof) of any such Alternative Transaction Proposal or inquiry.

7.5    Filings; Other Action.    Subject to the terms and conditions herein provided, as promptly as practicable, the Company, AFI and Merger Sub shall: (i) make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in New York, Arizona, Ohio and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States, the several states or the District of Columbia, and foreign jurisdictions in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide AFI, and AFI, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

7.6    Public Announcements; Public Disclosures; Privacy Laws.

(a)    AFI and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, and the transactions contemplated hereby shall be consistent in all material respects with such joint communications plan, and (ii) unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other a reasonable time before issuing any press release or otherwise making any public statement, and mutually agree upon any such press release or public statement, with respect to this Agreement, or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 7.2, unless otherwise required by Applicable Law (after consultation with outside counsel), the Company shall not, and shall not permit any Company

Subsidiary to, issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations without the written consent of AFI, which consent will not be unreasonably withheld, delayed or conditioned.

(b)    As promptly as practicable after the date of this Agreement, the Company shall file a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

(c)    Each of AFI, Merger Sub and the Company will use its reasonable best efforts to ensure that the consummation of the Merger and the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders or other customers or (ii) the privacy policy of the Company or the privacy policy of AFI.

7.7    Employee Matters; Agent Matters.

(a)    Until the earlier to occur of (i) the first anniversary of the Effective Time and (ii) December 31, 2004 (the “Benefits Continuation Period”), and subject to the last sentence of this Section 7.7(a), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Surviving Corporation or the Company Subsidiaries during the Benefits Continuation Period, compensation and employee benefits that are substantially comparable in the aggregate to those currently provided by the Company or the applicable Company Subsidiary to such employees pursuant to the Company Benefit Plans (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements); provided that with respect to employees who are subject to collective bargaining or employment agreements (including change in control agreements), compensation, benefits and payments shall be provided in accordance with the such agreements. The foregoing shall not be deemed to restrict in any way the Surviving Corporation’s ability to amend or modify or terminate any Company Benefit Plan or to terminate any Person’s employment. The Surviving Corporation shall be required to provide severance and any similar benefits which are substantially equivalent in the aggregate to the severance and similar benefits currently provided under the Company Benefit Plans for the ninety-day period following the Effective Time, including by recognizing all service recognized for such purposes under the applicable Company Benefit Plan. Thereafter, until the end of the Benefits Continuation Period, the Surviving Corporation shall be required to provide severance and any similar benefits to employees who continue as employees of the Company during the Benefits Continuation Period only on a basis that is substantially equivalent in the aggregate to those severance or similar benefits provided from time to time by AFI to similarly situated employees of AFI.

(b)    The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any of the Company Subsidiaries is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting credit and entitlement to benefits (but excluding for purposes of benefit accrual) under any other benefit plan to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c)    With respect to matters described in this Section 7.7, the Company will use all reasonable efforts to consult with AFI (and consider in good faith the advice of AFI) prior to sending any notices or other communication materials to its employees.

(d)    Until the first anniversary of the Effective Time, in the case of all Tier 1 Agents and Tier 2 Agents (as reflected on the Company’s books and records as of the date hereof), and until the second anniversary of the Effective Time, in the case of all Tier 3 Agents and Tier 4 Agents (as reflected on the Company’s books and records as of the date hereof), the Surviving Corporation shall cause the Company to honor, or cause to be honored, in accordance with their respective terms and conditions, the agency contract between such agent and the applicable Insurance Company Subsidiary (a true and complete form of which has previously been provided to AFI), including the commission-related compensation payable pursuant to the commission schedule attached to such agency contract, as the same may be modified from time to time in accordance with the terms thereof. In addition, until the first anniversary of the Effective Time, the Surviving Corporation shall cause the Company to permit each Tier 1 Agent, Tier 2 Agent, Tier 3 Agent and Tier 4 Agent who continues to remain under contract with the Company or any of its Affiliates during such period to continue to market insurance policies, annuity contracts and related products under the name of such Insurance Company Subsidiary; provided, that nothing herein shall preclude the Surviving Corporation or any Affiliate from (i) imposing restrictions or conditions on any such Agents to promote compliance with Applicable Law or (ii) substituting the broker-dealer services of one or more of AFI’s existing broker-dealer Affiliates, or any third-party broker-dealer, for the broker-dealer services currently used by such Agents to market such policies, contracts and related products.

7.8    Company Indemnification Provisions.

(a)    AFI shall cause the Surviving Corporation to maintain the Company’s existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under Applicable Law and the Company’s Constituent Documents in effect as of the date of this Agreement (to the extent consistent with Applicable Law), for a period of not less than six years after the Effective Time, and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

(b)    Immediately prior to the Closing, AFI shall purchase, from one or more insurers chosen by AFI, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and its Subsidiaries on terms and conditions, including limits, as favorable as may be available (but no more favorable to the Indemnified Parties than the policies in effect as of the date of this Agreement), such policy or policies (i) to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time, in the event the Company does not exercise the Renewal Option or (ii) to become effective on the first anniversary of the Effective Time and remain in effect until the sixth anniversary of the Effective Time, in the event the Company does exercise the Renewal Option; provided, however, that (A) such policy shall not be underwritten on a primary basis by AFI or any Affiliate of AFI, (B) each such insurer or insurers shall have an insurer financial strength rating by A.M. Best Co. of at least “A” and (C) the premium for such run-off policy or policies, together with the premium for the Renewal Option, shall not exceed 300% of the last annual aggregate premium paid prior to the date of this Agreement for (i) the primary directors’ and officers’ insurance policy in place for the Company’s directors and officers as of the date hereof, as listed on the Company Disclosure Letter and (ii) the portion of the Umbrella/Excess Policy listed as item 2 on Schedule 7.8 hereof, as the same is in effect on the date hereof, which pertains to directors’ and officers’ insurance coverage.

(c)    In addition, the Company shall, notwithstanding any other provision of this agreement, be permitted prior to two weeks before the Effective Time to exercise the right contemplated in its current directors’ and officers’ insurance policy or policies to extend the reporting period under such policy or policies, as listed on the Company Disclosure Letter, for one year following the Effective Time (such right, the “Renewal Option”).

(d)    If AFI, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of AFI or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.8.

(e)    The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.9    Approval of New Fund Contracts.    AFI and the Company recognize that the transaction contemplated by this Agreement shall constitute an assignment and termination of the Client Contracts and the Underwriting Agreements under the terms thereof and the Investment Company Act. AFI and the Company agree to use all their reasonable best efforts to cooperate in obtaining such authorizations and approvals of the board of directors or Trustees of the U.S. Registered Funds (including any separate approvals of disinterested directors or trustees) and the shareholders thereof (i) as may be reasonably required by the Investment Company Act for new contracts (the “Fund Approvals”) and (ii) to the extent requested by AFI, as may be reasonably required to merge or consolidate one or more U.S. Registered Fund with another U.S. Registered Fund or merge or consolidate one or more U.S. Registered Funds with one or more registered investment companies affiliated with AFI. AFI agrees to provide the Company such information, for provision to the board of directors or Trustees of the U.S. Registered Funds, or for inclusion in a proxy statement to the shareholders thereof, as may reasonably be required.

7.10    Non-Fund Consents.    As promptly as practicable after execution of this Agreement, the Company or a Company Adviser Subsidiary shall cause all Private Funds and Non-Fund Clients, and any Private Fund and Non-Fund Client in respect of all Client Contracts entered into by the Company or a Company Adviser Subsidiary between the date of this Agreement and the Closing Date (“New Clients”), to be informed of the transactions contemplated by this Agreement. In addition, the Company or a Company Adviser Subsidiary shall request from all Private Fund and Non-Fund Clients, including all existing clients and New Clients, a signed written consent to the transaction contemplated by this Agreement in such form as may be reasonably satisfactory to AFI (“Affirmative Consent”). Notwithstanding the prior sentence, the Company or a Company Adviser Subsidiary may seek the consent of a Non-Fund Client who has entered into a Client Contract that does not require a written consent in the form of an implied consent (“Negative Consent”) by sending a notice and request-for-consent letter to each relevant client not later than 60 days prior to the Closing in such form as may be reasonably satisfactory to AFI. The Company shall (i) use reasonable best efforts to keep AFI informed of the status of obtaining Affirmative Consents and Negative Consents and (ii) deliver to AFI prior to the Closing copies of all Affirmative Consents and make available for inspection the originals of such Affirmative Consents prior to the Closing.

7.11    Information in Registered Fund Proxy Materials.    The Company will use its reasonable best efforts to ensure that each of the proxy solicitation materials to be distributed to the shareholders of the U.S. Registered Funds in connection with the approvals required under the Investment Company Act as described in Section 7.9, will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Section 20 of the Investment Company Act and the rules and regulations thereunder, and that such materials (except to the extent supplied by AFI or any of its officers) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

7.12    Compliance with Investment Company Act Section 15(f).    (a)  AFI and Merger Sub acknowledge and agree that the Company has entered into this Agreement in reliance upon the benefits and protections provided by section 15(f) of the Investment Company Act. AFI and Merger Sub shall each use its reasonable best efforts to conduct its business and, recognizing that none of AFI, Merger Sub, or any Company Adviser Subsidiary will control any of the U.S. Registered Funds or the board of directors or Trustees of any of the Registered Funds, to use its reasonable best efforts to cause each of the U.S. Registered Funds to conduct its business so as to assure that:

(i)    for a period of three years after the Closing Date, at least 75% of the members of the board of directors or trustees of each of the U.S. Registered Funds which continues after the Closing Date its existing or a replacement investment advisory contract with a Company Adviser Subsidiary are not (A) “interested persons” of the investment adviser of such U.S. Registered Fund after the Closing, or (B) “interested persons” of the present investment adviser of such Registered Fund; and

(ii)    there is not imposed on any of the U.S. Registered Funds an “unfair burden” as a result of the transactions contemplated by this Agreement, any payments in connection therewith, or understandings applicable thereto.

(b)    The terms used in quotations in this Section 7.12 shall have the meanings set forth in Section 15(f) or Section 2(a)(19) of the Investment Company Act.

7.13    State Takeover Laws.    If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the Company shall take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

7.14    [Intentionally Omitted]

7.15    Additional Matters.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, AFI, Merger Sub and the Surviving Corporation shall take all such necessary action. Without limiting the generality of the foregoing, neither the Company, on the one hand, nor AFI on the other, shall, and shall not permit or cause any Subsidiary thereof to, take any actions or omit to take any actions that would cause any of its respective representations and warranties herein to become untrue in any material respect or that would cause, or would reasonably be expected to cause, a Company Material Adverse Effect, in the case of the Company, or a AFI Material Adverse Effect, in the case of AFI.

7.16    Company Rights Agreement.    The board of directors of the Company shall take all action reasonably requested in writing by AFI in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as approved in writing by AFI, the board of directors of the Company shall not (a) amend the Company Rights Agreement, (b) redeem the Rights or (c) take any action with respect to, or make any determination under, the Company Rights Agreement.

7.17    Stockholder Litigation.    The Company shall give AFI the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of AFI.

7.18    Thrift Merger.    Subject to the terms and conditions herein provided, as promptly as practicable, the Company, AFI and Merger Sub shall, and each shall cause the Thrift, Frontier Trust Company, FSB (“Frontier”)

and any of their other respective Subsidiaries or Affiliates as may be necessary to, prepare and file with the OTS all necessary and appropriate applications, and all other necessary filings, and take all other actions necessary for Frontier to merge with the Thrift (the “Thrift Merger”) under Section 10(e) of HOLA and applicable OTS regulations and 12 U.S.C. § 1815(d)(3) in such manner as is reasonably necessary for the existing status under Section 10(c)(9)(C) of HOLA of AFI and all Subsidiaries and Affiliates of AFI that control Frontier not to be adversely affected by the Merger and transactions contemplated by this Agreement.

7.19    Equity Securities Beneficially Owned.    From time to time upon the reasonable request of AFI, the Company shall provide to AFI a list identifying all equity or similar interests in, and all interests convertible into or exchangeable or exercisable for, any equity or similar interest in any Person, except for the Company Subsidiaries, beneficially owned by the Company (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, including any equity or similar interest in, and any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any venture capital, private equity or similar pooled investment vehicle and shall thereafter provide AFI with reasonable access to information concerning the equity and other similar interests beneficially owned by the Company, directly or indirectly.

7.20    AIMR Compliance.    The Company shall provide AFI with all information reasonably necessary to determine the basis upon which each Company Advisory Subsidiary prepares and presents its performance presentations and shall cooperate with AFI to determine the actions, if any, necessary to cause any Company Advisory Subsidiary that does not prepare and present its performance presentations in accordance with AIMR Standards to prepare and present its performance presentation in accordance with such standards.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

(b)    No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger shall be in effect;

(c)    Each of the Company, AFI, and Merger Sub shall have made the filings, and obtained the permits, authorizations, consents, or approvals set forth on Schedule 8.1(c) hereto (collectively, the “Required Consents”); and

(d)    The Company Stockholder Approval shall have been obtained.

8.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)    Each of AFI and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of AFI and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term AFI Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a AFI Material Adverse Effect. Without limiting the foregoing, the representations and warranties of AFI and Merger Sub contained in the first sentence of Sections 5.2.1, 5.2.2 and 5.2.3 shall be true and correct in all respects with regard to any such representations or warranties containing the qualifications “materially” or “material” or any other qualification based on such terms or the defined term AFI Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any such representation and warranty not so qualified, in each case as of the Effective Time (or to the extent such representations or warranties speak as of an earlier date, they shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(b)    The Company shall have received a certificate of an executive officer of AFI as to the satisfaction of the conditions set forth in Section 8.2(a); and

(c)    The Company received written approval of the Thrift Merger from the OTS, to the extent the same is required by Applicable Law.

8.3    Conditions to Obligations of AFI and Merger Sub to Effect the Merger.    The obligations of AFI and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by AFI at or prior to the Effective Time of the following additional conditions:

(a)    The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the representations and warranties of the Company contained in the first sentence of Section 5.1.1, and Sections 5.1.3, 5.1.4, 5.1.5, 5.1.32 and 5.1.33 shall be true and correct in all respects with regard to any such representations and warranties containing the qualifications “materially” or “material” or any other qualifications based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any such representation and warranty not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(b)    AFI and Merger Sub shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 8.3(a);

(c)    Since December 31, 2002, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(d)    There shall not be pending or threatened any material suit by any Governmental Entity that has a reasonable likelihood of success which (i) challenges the Merger or any of the other transactions contemplated by or relating to this Agreement or (ii) seeks to restrain or prohibit the consummation of the Merger or any other transactions contemplated by or relating to this Agreement;

(e)    The Company shall have obtained the Fund Approvals (including, except to the extent not required by SEC exemptive order, shareholder approvals) of new investment advisory contracts and sub-advisory contracts from U.S. Registered Funds representing 80 percent of the total assets of all the U.S.

Registered Funds determined as of the date of this Agreement and board of director approvals of interim contracts (as contemplated by rule 15a-4 under the Investment company Act ) with the remaining U.S. Registered Funds.

(f)    Appraisal rights shall not have been perfected pursuant to Section 262(d) of the DGCL by the stockholders of the Company with respect to more than 10% of the issued and outstanding shares of Common Stock as of immediately prior to the Effective Time;

(g)    AFI, Merger Sub and Frontier shall have received written approval of the Thrift Merger from the OTS, to the extent the same is required by Applicable Law, and written confirmation or other written guidance from the OTS, reasonably satisfactory to AFI, that the Merger and the Thrift Merger, and the consummation of the transactions contemplated by this Agreement, will not adversely affect the existing status under Section 10(c)(9)(C) of HOLA of AFI or any Subsidiary or Affiliate of AFI that controls Frontier.

(h)    The Required Consents shall be subject only to (i) conditions customarily imposed by insurance or other applicable regulatory authorities in transactions of the type contemplated by this Agreement, and (ii) other conditions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a AFI Material Adverse Effect (after giving effect to the consummation of the Merger).

8.4    Frustration of Closing Conditions.    None of the Company, AFI, or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.5 and Section 7.15.

ARTICLE IX

TERMINATION

9.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting, or any adjournment or postponement thereof:

(a)    By mutual written consent of AFI and the Company;

(b)    By either AFI or the Company, if the Merger shall not have been consummated on or before the date that is 12 months (the “Outside Date”) after the date of this Agreement (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided that (subject to the final proviso of this Section 9.1(b)) the passage of such period shall be tolled for any period, or part thereof, during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, further, that (subject to the final proviso of this Section 9.1(b)) the Outside Date may be extended for a period not to exceed 90 days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 8.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period; provided further, that, notwithstanding the foregoing, in no event shall the Outside Date occur more than 18 months after the date of this Agreement;

(c)    By AFI, if (i) an Adverse Recommendation Change shall have occurred or (ii) the board of directors of the Company approves or recommends any Alternative Transaction Proposal;

(d)    By (i) AFI if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at the Company Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) without limiting the Company’s right to terminate this Agreement prior to the receipt of the Company Stockholder Approval in accordance with Section 9.1(h) below, by the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at the Company Stockholders’ Meeting or at any adjournment or postponement thereof, provided that in the case of any such termination by the Company (A) no Alternative Transaction Proposal shall have been made to the Company, (B) no Alternative Transaction Proposal shall have been made directly to the stockholders of the Company generally, and (C) no Person shall have publicly announced an intention (whether or not conditional) to make any Alternative Transaction Proposal;

(e)    By AFI or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(f)    By the Company, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of AFI or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 8.2 and (B) is incapable of being cured prior to the Closing Date by AFI or Merger Sub, as the case may be, or is not cured within 30 days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 8.1 (other than 8.1(d)) shall have become incapable of fulfillment prior to the Outside Date (subject to the provisos in Section 9.1(b)); provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(g)    By AFI, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 8.3 and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within 30 days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment prior to the Outside Date (subject to the provisos in Section 9.1(b)); provided that AFI is not then in material breach of any representation, warranty or covenant contained in this Agreement; and

(h)    By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the board of directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal, the board of directors of the Company shall have determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the board of directors of the Company to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under Applicable Law, (iii) the Company has notified AFI in writing of the determination described in clause (ii) and shall have attached the most current version of the agreement relating to such Superior Proposal to such notice, (iv) at least five Business Days following receipt by AFI of the notice referred to in clause (iii), and taking into account any revised proposal made by AFI following receipt of the notice referred to in clause (iii), such Superior Proposal remains a Superior Proposal and the board of directors of the Company has again made the determination referred to in clause (ii) (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to AFI under clause (iii) and a new five Business Day period under this clause (iv)), (v) the Company is, and at all times has been, in compliance with Section 7.4, (vi) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal, (vii) AFI is not at such time entitled to terminate this Agreement pursuant to Section 9.1(g)(i), and (viii) the Company, at or prior to any termination pursuant to this Section 9.1(h), pays AFI the applicable termination fee set forth in Section 9.3.

9.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in the last sentence of Section 7.1, and all of the provisions of Section 5.1.18, Section 5.2.5, this Section 9.2, Section 9.3 and Article X, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3    Fees and Expenses.

(a)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 9.1(h);

(ii)    this Agreement is terminated by AFI pursuant to Section 9.1(c);

(iii)    (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated by AFI pursuant to Section 9.1(d)(i) and (C) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal; or

(iv)    (A) an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated by AFI or the Company pursuant to Section 9.1(b) or by AFI pursuant to Section 9.1(g)(i) and (C) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal;

then the Company shall pay AFI a fee equal to $50,000,000. Solely for purposes of clauses (iii) and (iv) above, the term “Alternative Transaction Proposal” shall have the meaning set forth in the definition of such term in Section 10.1(b), except that all references to “15%” therein shall be deemed references to “30%”. Any fee due under this Section shall be paid by wire transfer of same-day funds to an account provided in writing by AFI to the Company on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) or (iv) above, such payment shall be made on the date of the first to occur of the events referred to in clause (iii)(C) or (iv)(C)).

(b)    Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that in the event AFI terminates this Agreement pursuant to Section 9.1(g) or the Company terminates this Agreement pursuant to Section 9.1(f) in either case due to a willful breach of AFI or the Company, as applicable, the Company, in addition to any payments it may be required to make to AFI pursuant to Section 9.3(a) in respect of such termination, shall reimburse AFI, or AFI shall reimburse the Company, as the case may be, for all of its Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

10.1    Definitions.

(a)    Terms Generally     The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to, and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 10.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b)    Certain Terms.    Whenever used in this Agreement (including in the Schedules and Company Disclosure Letter), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Adjusted Net Earnings:    the consolidated net income of the Company determined in accordance with U.S. GAAP for the six month period ended December 31, 2003 exclusive of the following: (i) earnings resulting from changes in accounting policies and methods; (ii) all capital gains and losses, other than those resulting from prepayments and calls on bonds and mortgages; (iii) reductions in litigation reserves, which are not the result of a final, non-appealable judgments or settlements between the parties to such litigation; (iv) changes in other accrued items or reserves resulting from changes in assumptions; (v) earnings resulting from any changes to existing reinsurance agreements; (vi) other non recurring items, including but not limited to, Tax reserve releases, changes in restructuring reserves (other than from payments), gains and losses on reinsurance transactions not in the ordinary course of business and gains on disposal of non-invested assets; (vii) earnings resulting from changes in assumptions used to capitalize and amortize DAC, including, mortality, lapse and investment returns; and (viii) gains or losses resulting from sales of Subsidiaries or any material asset outside of the ordinary course of business consistent with past practices; in each case, net of all applicable Tax, DAC amortization and policyholder dividend accruals.

Adjusted Net Earnings Agreed Upon Procedures Report:    a report of PwC, prepared in form and in accordance with attestation standards established by the American Institute of Certified Public Accountants as set forth in, among other references, AT Section 201, Agreed Upon Procedures Engagements, reporting to PFI that PwC has performed the procedures enumerated in such report, including (w) a comparison of all items used in the calculation of Adjusted Net Earnings to amounts derived from, and reconciled to, the applicable consolidated financial statements of the Company included in the Company Financial Statements and/or such other financial records and work papers of the Company as appropriate or necessary in the circumstances in connection with the calculation of Adjusted Net Earnings in accordance with the terms hereof, (x) a comparison of the accounting policies and methods used by the Company in the preparation of the Statement of Adjusted Net Earnings with the policies and methods used by the Company in the preparation of the Company Financial Statements for consistency, (y) a comparison of the calculation of Adjusted Net Earnings to the relevant definition of Adjusted Net Earnings as set forth herein and (z) such other procedures as are hereafter agreed to by PFI, the Company and PwC.

Affiliate:    any Person that controls, or is controlled by, or is under common control with, another Person, whether as a result of equity ownership or contractual rights or otherwise.

AFI Material Adverse Effect:    any event, occurrence, fact, condition, change, development, or effect that (a) would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or (b) would otherwise materially adversely effect the ability of AFI to perform its obligations hereunder and the other transactions contemplated hereby.

AFI SEC Documents:    all reports, schedules, forms, statements and other documents required to be filed or furnished by AFI to the SEC since January 1, 2001.

Alternative Transaction Proposal:    any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction other than the transaction provided for in this Agreement (any of the above, a “Business Combination Transaction”) involving the Company, (ii) the Company’s acquisition of any Person (other than AFI, Merger Sub or any subsidiary of any of the foregoing (a “Third Party”)) in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 15% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, in each case other than the Merger and the transactions contemplated by this Agreement.

Applicable Law:    any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective subsidiaries, properties or assets, as the case may be.

Best Knowledge of the Company:    the actual knowledge of persons listed on Section 10.1 of the Company Disclosure Letter.

Business Day:    any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Paris, France are permitted or obligated by law to be closed for regular banking business.

Company Benefit Plans:    each material U.S. or non-U.S. employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral, whether legally enforceable or not) for the benefit of any current or former officer, employee, agent, field underwriter, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained or contributed to by the Company, any of the Company Subsidiaries or any Company Related Person, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law.

Company Material Adverse Effect:    any event, occurrence, fact, condition, change, development, or effect that is (a) materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, (b) would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or (c) would otherwise materially adversely effect the ability of the Company to perform its obligations hereunder and the other transactions contemplated hereby; except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the financial services industry, insurance and insurance services industries, annuity industry, brokerage industry, investment advisory industry or asset management industry generally, (iv) compliance by the Company with the terms and conditions of this Agreement, (v) any effect arising out of a change in U.S.

GAAP, Statutory Accounting Practices or Applicable Law or (vi) any loss of an agent, producer, regulatory representative or employee, and, in the case of clauses (i), (ii), (iii) or (v) not affecting the Company and the Company Subsidiaries to a materially greater extent than it effects other Persons in industries in which such Person competes.

In determining whether any event, occurrence, fact, condition, change, development or effect constitutes a “Company Material Adverse Effect” under this definition, the parties agree that (x) none of AFI or Merger Sub will be deemed to have knowledge of any event, occurrence, fact, condition, change, development or effect that relates to the Company, any of the Company Subsidiaries or any of their respective internal affairs that is not expressly set forth with particularity on the Company Disclosure Letter or that is not expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement and (y) the analysis of materiality shall not be limited to either a long-term or short-term perspective.

In addition, and without limiting the generality of the foregoing, for purposes of the closing conditions set forth in Sections 8.3(a), 8.3(c) and 8.3(h), an event, occurrence, fact, condition, change, development or effect will be deemed to constitute a Company Material Adverse Effect under clause (a) of the first sentence of this paragraph only if such event, occurrence, fact, condition, change, development or effect, individually or in the aggregate with all other such events, occurrences, facts, conditions, changes, developments or effects, would, or would reasonably be expected to, result in Losses to the Company and the Company Subsidiaries, taken as a whole, of $120,000,000 or more; it being understood and agreed, that, notwithstanding anything in this Agreement to the contrary, any Losses resulting from, or which would be reasonably expected to result from, any event, occurrence, fact, condition, development, change or effect relating to any matter, whether or not such matter is disclosed on the Company Disclosure Letter, shall be included in determining whether such $120,000,000 amount has been met or exceeded, to the extent, but only to the extent, such Losses exceed the reserve, if any, for such matter reflected on the Company’s consolidated balance sheet as of December 31, 2002 included in the Company Financial Statements.

Company Related Person:    any trade or business whether or not incorporated, that, together with the Company or any of the Company Subsidiaries, is, or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

Company Rights Agreement:    the Rights Agreement, dated as of November 10, 1998, between the Company and First Chicago Trust Company of New York.

Constituent Documents:    with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

Encumbrance:    any mortgage, pledge, deed of trust, hypothecation, claim, security interest, encumbrance, title retention agreement, license, occupancy agreement, easement, encroachment, voting trust agreement, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other similar restriction or limitation of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

Governmental Entity:    any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of the United States or a foreign nation, or any state or other political subdivision thereof, and any self-regulatory organization.

IRS:    Internal Revenue Service.

Losses:    any claim, liability, loss (including the loss of any tax asset), fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), and whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

Permitted Encumbrances:    (i) encumbrances reflected in the Company Financial Statements or in the Schedules hereto, (ii) encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) encumbrances for warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business consistent with past practice and (iv) encumbrances that do not materially interfere with the current use of the assets of the business conducted by the Company and the Company Subsidiaries, taken as a whole.

Person:    any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Subsidiary:    of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Superior Proposal:    a bona fide written proposal made by a Third Party (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) at least 50% of all the voting power of the Common Stock or (B) at least 50% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, and (ii) which is otherwise on terms which the Company’s board of directors determines in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to holders of Common Stock, from a financial point of view, than the Merger (after consultation with a nationally recognized investment banking firm), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by AFI to amend the terms of this Agreement) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed.

Tax Return:    any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Taxes:    any and all federal, state, local, foreign, provincial or territorial taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

Taxing Authority:    with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

U.S. GAAP:    United States generally accepted accounting principles.

(c)    Additional Terms.    The following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
Adverse Recommendation Change	7.4(b)
Affirmative Consent	7.10
AFI	Introduction
Agreement	Introduction
AIMR Standards	5.1.31
Appraisal Shares	4.4
Benefits Continuation Period	7.7(a)
By-Laws	2.2
Certificate	4.1(b)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Client Contract	5.1.27
Closing	1.2
Closing Date	1.2
Code	4.2(e)
Common Stock	4.1(a)
Company	Introduction
Company Adviser Subsidiary	5.1.2(g)
Company Annual Statutory Statements	5.1.7
Company Broker/Dealers	5.1.2(f)
Company Contracts	5.1.23(a)
Company Disclosure Letter	5.1.2
Company Financial Statements	5.1.6(b)
Company Forms	5.1.13(a)
Company Insurance Subsidiaries	5.1.2(b)
Company Investments	5.1.15(a)
Company Privacy Policy	5.1.29
Company Quarterly Statutory Statements	5.1.7
Company Reports	5.1.6(c)
Company Requisite Vote	5.1.4(a)
Company Statutory Financial Statements	5.1.7
Company Stockholder Approval	5.1.4(a)
Company Stockholders’ Meeting	7.3
Company Subsidiaries	5.1.2(a)
Company Title IV Plan	5.1.19(c)
Company’s 10-K	5.1.6(c)
Confidentiality Agreement	7.1
Convertible Preferred Stock	5.1.3(a)
Distribution Date	5.1.33
DGCL	Recital 2
Effective Time	1.3
Environmental Claims	5.1.24(b)
Environmental Laws	5.1.24(a)
Exchange Act	5.1.2(i)
Excluded Shares	4.1(a)
FDIC	5.1.2(e)
Foreign Funds	5.1.26

Term	Section Reference
Frontier	7.18
Fund Approvals	7.9
Fund Shares	5.1.28(c)
Governmental Requirements	5.1.5(a)
HOLA	5.1.2(e)
Holder	4.2(a)
HSR Act	5.1.5(a)
Indemnified Parties	7.8(a)
Intellectual Property	5.1.21(d)
Investment Advisers Act	5.1.2(g)
Investment Company Act	5.1.2(i)
Merger	Recital 2
Merger Consideration	4.1(a)
Merger Fund	4.2(a)
Merger Sub	Introduction
NASD	5.1.2(f)
Negative Consent	7.10
New Clients	7.10
Non-Fund Clients	5.1.26
Option	4.3(a)
OTS	5.1.2(e)
Outside Date	9.1(b)
Paying Agent	4.2(a)
Preferred Stock	5.1.3(a)
Private Funds	5.1.26
PwC	5.1.6(b)
Proxy Statement	7.2(a)
Registered Funds	5.1.26
Registered Separate Account	5.1.13(f)
Renewal Option	7.8(c)
Reports	5.1.28(d)
Representatives	7.4(a)
Required Consents	8.1(c)
Restricted Share	4.3(b)
Rights	5.1.3(a)
Rights Agreement Amendment	5.1.33
Sarbanes-Oxley Act	5.1.6(d)
SEC	5.1.2(f)
Second Confidentiality Agreement	7.1
Section 262	4.4
Securities Act	5.1.5(a)
Separate Account	5.1.13(e)
Series A Preferred Stock	5.1.3(a)
Statutory Accounting Practices	5.1.7
Stock Acquisition Date	5.1.33
Surviving Corporation	1.1
Thrift	5.1.2(e)
Thrift Merger	7.18
Underwriting Agreement	5.1.28(b)
U.S. Registered Fund	5.1.26
Voting Company Debt	5.1.3(b)
Warrants	5.1.3(a)

10.2    Survival of Representations, Warranties and Agreements.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time except as set forth in Section 9.3. This Section 10.2 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time.

10.3    Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to AFI or Merger Sub, to:

AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104
Attention: Richard V. Silver, Esq.
Fax: (212) 707-1935

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair, Esq.
Fax: (212) 909-6836

(b)	If to the Company, to:

The MONY Group Inc.
1740 Broadway
New York, New York 10019
Attention: General Counsel
Fax: (212) 708-2056

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce, Esq.
Jonathan L. Freedman, Esq.
Michael J. Aiello, Esq.
Fax: (212) 259-6333

10.4    Descriptive Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5    Entire Agreement; Assignment.    This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement and the Second

Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that AFI may assign all of its rights and obligations hereunder to any direct or indirect Subsidiary of AXA, which is organized under the laws of any state of the United States and with respect to which AXA owns at least 80% of the voting power or economic interests, provided, however, that notwithstanding any such assignment, AFI shall remain obligated to perform all of its obligations hereunder in accordance with the terms hereof.

10.6    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7    Expenses.    Subject to Section 9.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

10.8    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.9    Waiver.    At any time prior to the Effective Time, AFI, on the one hand, and the Company on the other may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of AFI, or AFI or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of AFI, or AFI or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.10    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

10.11    Severability; Validity; Parties in Interest.    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 7.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.12    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of AFI, Merger Sub, and the Company has caused this Agreement to be executed as of the date first above written.

AXA FINANCIAL, INC.

By:	/S/ STANLEY B. TULIN

Name: Stanley B. Tulin
Title: Vice-Chairman of the Board and Chief Financial Officer

AIMA ACQUISITION CO.

By:	/S/ STANLEY B. TULIN

Name: Stanley B. Tulin
Title: Chief Financial Officer and Vice President

THE MONY GROUP INC.

By:	/S/ MICHAEL I. ROTH

Name: Michael I. Roth
Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A

TO THE MERGER AGREEMENT

Certificate of Incorporation

of the Surviving Corporation

FIRST:    The name of the corporation (hereinafter called the “Corporation”) is “The MONY Group Inc.”

SECOND:    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Center.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    The aggregate number of shares which the Corporation shall have authority to issue is [            ] shares of Common Stock, par value $.01 per share.(1)

FIFTH:    In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH:    No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing does not eliminate or limit any liability that may exist with respect to (i) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) a transaction from which the director or officer derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as in effect on the date hereof and as such Section may be amended after the date hereof to the extent such amendment permits such liability to be further eliminated or limited. No amendment to, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

SEVENTH:    Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

[1]	The number of shares will equal the number of shares of Common Stock outstanding at the Effective Time (other than Excluded Shares and Restricted Shares) or if such number is not determinable prior to Closing, an estimate (as determined by AXA) of such number.

A-A-1

ANNEX B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

September 17, 2003

Board of Directors

The MONY Group Inc.

1740 Broadway

New York, NY 10019

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of The MONY Group Inc. (the “Company”), other than AXA Financial, Inc. (the “Acquiror”) and its affiliates, of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2003 (the “Merger Agreement”), among the Acquiror, AIMA Acquisition Co., a wholly owned subsidiary of the Acquiror (the “Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $31.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company, we have been advised by Company management and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have also assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the Merger Agreement without amendment, modification or waiver of any material terms thereof. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the policy and other insurance reserves of the Company and have relied upon information furnished to us by the Company as to such adequacy. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies available to the Company or the Company’s underlying business decision to engage in the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

B-1

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. From time to time, we and our affiliates have in the past provided, are currently providing, and may in the future provide, investment banking and financial services to the Acquiror and the Company and their respective affiliates unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IMPORTANT

Your vote is important. Regardless of the number of shares of MONY common stock that you own, please sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of MONY common stock in the name of a broker, bank or other nominee, only it can vote your shares of MONY common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy or telephone or via Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares of MONY common stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: (800) 488-8075

THE MONY GROUP INC.

Proxy Solicited by The Board of Directors  For the Special Meeting of Stockholders on [•], 2003

Lee M. Smith and Bart R. Schwartz, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of MONY common stock owned on the record date by the undersigned at the Special Meeting of Stockholders to be held at [•], New York, New York, at [•] a.m., local time, on [•], [•], 2003, or any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form, as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement.

(Your shares of MONY common stock will not be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or via the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

SEE REVERSE SIDE

Please mark your  votes as in this example:  ☒

This proxy when properly executed will be voted as specified. If no specification is made,  this proxy will be voted FOR the adoption of the merger agreement and in accordance  with the Proxies’ discretion on such other business that may properly come before  the meeting to the extent permitted by law.

The Board of Directors recommends a vote FOR:

1. The adoption of the Agreement and Plan of Merger,
dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc,
providing for the merger of a wholly owned subsidiary
of AXA Financial with and into MONY.	☐ For ☐ Against ☐ Abstain

SIGNATURE(S)                                                                                            DATE

NOTE:  Please sign exactly as your name or names appear above. If more than one owner, all stockholders must sign. When signing as attorney, executor, officer, trustee, or guardian, please give your full title as such.

THE MONY GROUP INC.

VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE

Dear Stockholder:

Your vote is important and The MONY Group Inc. encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week. This eliminates the need to mail the proxy card.

•	To submit your proxy electronically via the Internet, go to the Web site: http://www.eproxyvote.com/mny and follow the prompts. You must use the control number printed in the box above as well as your social security number to access this account.

•	To submit your proxy by telephone, use a touch-tone telephone and call (877) 779-8683. Outside the U.S. and Canada call (201) 536-8073.

Also, if you have any questions or need assistance in voting, please call D. F. King & Co., Inc., toll-free at (800) 488-8075. Stockholders calling from outside the U.S. and Canada can call collect (212) 269-5550. Office hours are weekdays from 8:00 a.m. to 9:00 p.m., and Saturday from 8:00 a.m. to 3:30 p.m. Eastern time.

Your vote is important. Thank you for voting.